UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Tuesday, April 24, 2018 8:30 a.m. (EDT) Nasdaq MarketSite Four Times Square New York, NY 10036
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

OUR VISION Reimagining markets to realize the potential of tomorrow. OUR MISSION We bring together ingenuity, integrity, and insights to deliver markets that accelerate economic progress and empower people to achieve their greatest ambitions.

Letter from Our Board of Directors
3 MARCH 14, 2018
Dear Fellow Stockholders,
Thank you for your interest in Nasdaq and for trusting us to oversee and grow your investment in our business. In 2017, we have worked to create value for our stockholders and to position Nasdaq for continued success over the long term.
LEADERSHIP TRANSITION One of the Board’s most important responsibilities is to oversee the CEO succession process and to ensure a successful and orderly leadership transition. Following years of planning, on January 1, 2017, Adena T. Friedman became the President and CEO of Nasdaq. In May 2017, the Board elected Michael R. Splinter, the retired Chairman and former CEO of Applied Materials, as Board Chairman. The leadership transition arrived at an important time for Nasdaq as we began to refocus our business for the future.
STRATEGIC PIVOT Early in 2017, with the full support of the Board, our management team initiated a comprehensive review of Nasdaq’s strategy and businesses that resulted in a strategic pivot for the organization. The new corporate strategy is designed to focus our resources on the greatest growth opportunities while retaining our goal of double-digit total stockholder return.
As a result, we intend to increase investment in: our Market Technology segment, including our market infrastructure and regulatory technology businesses; our Information Services segment, including our data analytics capabilities; and a select number of smaller growth businesses, including Nasdaq Private Market. We intend to maintain our investments in our core businesses, notably our foundational trading and listings businesses. Finally, we intend to review areas that are not critical to our core. In these areas, we expect to target resiliency and efficiency versus growth, and thus free up and redirect our resources toward greater opportunities.
Our financial results were strong in 2017, with full-year net revenue1 at a record $2.43 billion. 2017 GAAP diluted EPS was $4.33, compared to $0.64 in 2016, while 2017 non- GAAP diluted EPS2 was $4.06, a 10% increase compared to the prior year.
The new corporate strategy is designed to focus our resources on the greatest growth opportunities while retaining our goal of double- digit total stockholder return.
$4.33 2017 GAAP diluted EPS 1 Represents revenues less transaction-based expenses. 2 Refer to Annex A for our reconciliations of U.S. GAAP to non-GAAP net income and diluted EPS.

4	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Our financial results were strong in 2017, with full-year net revenues at a record $2.43 billion.

We are pleased to have nominated Jacob Wallenberg, Chairman of Investor AB, to the Board.

CAPITAL ALLOCATION

A fundamental objective of the strategic pivot is to optimize our capital allocation decisions to be consistent with market opportunities. The Board works closely with management in planning and executing such efforts. In 2017, the company made two key acquisitions (eVestment and Sybenetix) and explored strategic alternatives for certain existing businesses in a way that was consistent with our new strategic direction. As a result of this review, we have entered into a definitive agreement to sell the public relations (Public Relations Solutions) and webcasting and webhosting (Digital Media Services) products and services within our Corporate Solutions business. The closing of this transaction, which is subject to regulatory approvals and customary closing conditions, is expected in the second quarter of 2018.

In addition to investments and divestitures, the Board and management remain focused on investment in organic growth opportunities, de-leveraging the balance sheet and returning capital to stockholders. These efforts include share buybacks and growing our dividend as earnings and cash flow increase.

INDUSTRY LEADERSHIP

With a new administration in Washington, in 2017 we elevated our voice on important issues critical to market operation, market structure and our listed companies. This effort, with the Board’s support, resulted in the development of a detailed blueprint, entitled The Promise of Market Reform: Reigniting America's Economic Engine, which is available at http://business.nasdaq.com/revitalize, reaffirming our commitment to capital markets reform and detailing specific proposals to promote legislative and policy reforms around market structure, proxy statements, litigation, taxes, long-termism and the Financial CHOICE Act, which was passed by the House of Representatives in June 2017.

BOARD COMPOSITION AND GOVERNANCE FOCUS

Refreshing the Board with new perspectives and ideas is critical to a successful and strategic board of directors. In 2017, we welcomed Melissa M. Arnoldi, President of

Letter from Our Board of Directors	5

We intend to increase investment in: our Market Technology segment, including our market infrastructure and regulatory technology businesses; our Information Services segment, including our data analytics capabilities; and a select number of smaller growth businesses, including Nasdaq Private Market.

Technology & Operations at AT&T Communications, and John D. Rainey, CFO and EVP of Global Customer Operations at PayPal Holdings, Inc., to the Board. We continue to evaluate our Board composition to ensure the Board is comprised of talented, skilled and ethical directors to represent the long-term interest of stockholders and are pleased to have nominated Jacob Wallenberg, Chairman of Investor AB, to the Board. Mr. Wallenberg will stand for election at our Annual Meeting on April 24, 2018. We also continue to strive for various types of diversity on the Board, with the Board now including three female members.

In addition to the strategic and capital allocation priorities discussed earlier, we also continue to focus our attention on the important issues of: executive compensation; board structure and composition; corporate culture, diversity and human capital; our environmental, social and governance policies; information and cybersecurity initiatives; and enterprise risk management.

As we make decisions in the boardroom, a priority for the Board is to hear from and engage with you, our stockholders. We accomplish this through ongoing outreach and engagement. Please continue to share your opinions and suggestions with us. You can submit your views by writing to us at: AskBoard@nasdaq.com or Nasdaq Board of Directors c/o Joan Conley, SVP and Corporate Secretary, 805 King Farm Blvd., Rockville, MD 20850.

We thank you for the trust you have placed in us and for your continued support of Nasdaq. The Board is committed to working on your behalf to ensure Nasdaq’s continued ability to optimize and execute our new strategy for the ultimate benefit of stockholders.

The Board of Directors of Nasdaq, Inc.

Melissa M. Arnoldi

Charlene T. Begley

Steven D. Black

Adena T. Friedman

Essa Kazim

Thomas A. Kloet

John D. Rainey

Michael R. Splinter

Lars R. Wedenborn

Please continue to share your opinions and suggestions with us. You can submit your views by writing to us at:

AskBoard@nasdaq.com or Nasdaq Board of Directors c/o Joan Conley, SVP and Corporate Secretary, 805 King Farm Blvd., Rockville, MD 20850.

Adena T.
Friedman
Michael R.
Splinter

Letter from Our President and CEO	7

MARCH 14, 2018

Dear Stockholders,

As I look back at the past year, it strikes me that 2017 will be viewed as pivotal for Nasdaq. We continued to execute against our near-term goals, posting strong operating and financial results, but at the same time we looked firmly to the future, developing a long-term strategy that leverages our core strengths and channels our resources to those areas that will position us best in the years to come.

Everything we accomplish at Nasdaq is the result of our constant focus on understanding and satisfying the needs of our clients. My first year as CEO has allowed me to spend time visiting our clients and offices across the globe, and I have been impressed at every turn. Our team’s talent and dedication to clients extend to all levels of the organization. We have instilled a partnership approach to everything we do for our clients, working tirelessly to understand the dynamics and evolution of their respective businesses. All of our employees contribute in important ways to Nasdaq’s corporate vision: to reimagine markets to realize the potential of tomorrow. Our employees take great pride in our role in promoting global economic growth through the creation and operation of advanced capital markets. We succeed when our clients succeed.

As we deliver for our clients, Nasdaq is committed to sustainable business practices and community support. We measure and report our environmental, social, and governance performance because we believe it directly contributes to long-term value. Nasdaq’s volunteerism and philanthropy programs have grown exponentially over the last few years, attracting new talent to the company and enhancing internal job satisfaction. We have also embarked on specific programs to improve our sustainable footprint, focusing on LEED green building standards, energy efficiency, recycling, and waste reduction campaigns.

Our values - putting clients first, acting with integrity, and leading with innovation - are instilled throughout the organization, starting at the top with our Board of Directors. Michael R. Splinter, an independent director who has served on the Board since 2008, was elected Chairman this past year. We also had the good fortune to add two new Board members, Melissa M. Arnoldi and John D. Rainey. Our Board brings invaluable diversity of backgrounds and thinking, all with the same ambition to further Nasdaq’s mission globally on behalf of our stockholders. To that end, Jacob Wallenberg, Chairman of Investor AB, will stand for election to the Board at our Annual Meeting in April.

The challenge for any organization in today’s environment is the ability to look to the future while at the same time keeping a close eye on the present. In this, Nasdaq has done well, remaining focused throughout the year on the three near-term execution priorities we laid out at the beginning of 2017, while also developing our strategy for the future.

EXECUTING ON OUR COMMITMENT TO THE CAPITAL MARKETS

Nasdaq’s first execution priority was enhancing our competitive position, which resulted in improved market share in our largest trading revenue categories, U.S. equities, U.S. options and European equities. This came during a year that saw the Nasdaq Composite reach new highs as the lengthy bull market continued to advance. In addition, Nasdaq maintained its

Our values – putting clients first, acting with integrity, and leading with innovation – are instilled throughout the organization, starting at the top with our Board of Directors.

8	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

63%

of U.S. IPOs won

108

New listings on our

Nordic and Baltic

exchanges and

Nasdaq First North

11

Listing transfers in

the U.S.

in total market value

switching from the

New York Stock

Exchange to Nasdaq

since 2005

leadership in global listings, having won 63% of U.S. IPOs in 2017 and winning a record-breaking 108 new listings on our Nordic and Baltic exchanges and Nasdaq First North. We also welcomed 11 listing transfers in the U.S., representing approximately $217.8 billion in market capitalization. These included storied brands such as PepsiCo and Principal Financial. This was a significant milestone as we have now surpassed over $1 trillion in total market value switching from the New York Stock Exchange to Nasdaq since 2005.

Our second execution priority for the year was completing the integration of our 2016 acquisitions, which included International Securities Exchange, Nasdaq Canada and Boardvantage. We achieved our initial synergy targets in just 12 months and identified still more savings, maintaining strong relationships with clients as the integrations progressed.

The year’s final execution priority was the commercialization of our disruptive technologies, which include blockchain, cloud computing and machine learning. This was demonstrated by the strong support from clients for our cloud-enabled Nasdaq Financial Framework and the successful launch of Analytics Hub, which leverages machine learning to deliver unique trading insights.

The end result of execution should always be performance, and our ability to deliver on these three priorities yielded a strong year from a financial perspective, with Nasdaq’s full-year net revenues rising in 2017 to $2.4 billion.

We also turned decisively to the future. Early in the year, we took to the next level our leadership role in policy discussions on the future of the U.S. capital markets, a critical issue for many clients. We developed a blueprint, entitled The Promise of Market Reform: Reigniting America’s Economic Engine, outlining our views on how to make real progress in reconstructing the regulatory framework of our capital markets, modernizing market structure and promoting long-term thinking. We were pleased to see support for many of our proposals from our clients, regulators and lawmakers.

In addition to addressing policy matters, we initiated a thorough analysis of Nasdaq itself and how we want to position ourselves for the future. One of my first actions as CEO was to conduct a strategic review of Nasdaq’s businesses in the context of our core strengths, competitive advantages and the remarkable pace of change we see. This review resulted in a decision to focus on those businesses that offer the largest growth opportunities, which include Market Technology and information Services, and deploy resources where they can generate the most value for our clients and our stockholders. We stand at the center of today’s capital markets, and we are focusing the organization so that we can leverage our unique technology and market structure expertise to reimagine the markets of the future.

TRANSFORMING ECONOMIES

Driving Nasdaq’s new strategic direction is the understanding that we are operating in a new environment today, characterized by technological advances that seem likely to rewrite the future we all might have imagined just a few years ago. In fact, our new brand campaign launched this past year is “Rewrite Tomorrow,” acknowledging and embracing this future, a future we like to think about in terms of four key trends that stand to greatly impact how we serve clients going forward.

Letter from Our President and CEO	9

The end result of execution should always be performance, and our ability to deliver on our three 2017 execution priorities yielded a strong year from a financial perspective, with Nasdaq’s full-year net revenues rising in 2017 to $2.4 billion.

The first is the marketplace economy, a natural evolution of commerce in which two-sided market mechanisms are applied to the purchase and sale of non-financial assets. We are already working with clients that wish to create auction mechanics or continuous markets for such assets, and we believe the desire to give consumers the power to negotiate price will only continue to grow. This bid-and-ask of the future represents a tremendous long-term opportunity for Nasdaq.

The second trend we see is the renewed role of investment banks as critical pillars of our financial system. Now recovered from the financial crisis, these banks have demonstrated a willingness to work with partners like Nasdaq in developing the financial technologies of tomorrow. Our Ocean initiative, through which Nasdaq technology powers the internal trading venues of banks, is a great example of such a partnership in action.

Third is the virtual explosion in data that has occurred in recent years, coupled with remarkable advances in machine learning and artificial intelligence. Machine learning can add structure to this data, allowing it to be used in making trading decisions and protecting the integrity of our capital markets. Today, we are actively implementing these technologies in Nasdaq’s surveillance and data analytics offerings.

The final key trend we see is the changing investment management landscape, which not only includes the well-discussed shift from active to passive management but also the importance of private company investment, the growth of quantitative and other data-driven strategies and the increasing competitiveness of the asset management space as a whole.

With this new environment top of mind and our new strategy in place, Nasdaq moved decisively this past year and made two acquisitions, both consistent with these key trends. We acquired eVestment, a leading data, content and analytics platform serving institutional investors, and Sybenetix, a leading surveillance provider that combines behavioral analytics and cognitive computing with deep financial markets expertise. In addition, our strategy prompted us to explore strategic alternatives for our Public Relations Solutions and Digital Media Services businesses, which culminated in an agreement to sell those assets to West Corporation, announced in January 2018. The transaction is subject to regulatory approvals and customary closing conditions.

In terms of our disruptive technologies, Nasdaq also continues to innovate. Our pioneering work in blockchain, for example, has resulted in new projects that include testing a platform for mutual fund trading processing and record-keeping with Skandinaviska Enskilda Banken AB in Sweden as well as a proxy voting solution

10	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Moving forward through

2018 and beyond, we will

continue to be guided by our

new strategic direction and

our evolving understanding

of the future.

with Strate (Pty) Ltd in South Africa. We continue to find a myriad of use-cases for blockchain technology across the capital markets ecosystem, specifically where an immutable record of transfers in ownership and inventory management are paramount.

Nasdaq is also investing in the future of its core markets and global market technology offerings with the Nasdaq Financial Framework. This is a multi-year project to re-architect our market infrastructure technology across the entire trade life-cycle, to create a seamlessly integrated solution using a micro-services architecture. The framework leverages the efficiency and security of the cloud, and offers new fintech capabilities – notably blockchain and advanced data management – across the fabric of the platform. We already have very strong demand for the Nasdaq Financial Framework core platform among our traditional exchange and broker dealer clients, as well as new, non-financial markets. Clients are drawn to its flexibility and cloud-based architecture, coupled with the data management and the future-proofing of an integrated blockchain solution. And we are just beginning to execute on the potential of this new platform to transform the global markets economy.

OUR PATH FORWARD

The successes of the past year were significant for Nasdaq from both an operating and a strategic perspective and I am proud of the progress we have made.

Moving forward through 2018 and beyond, we will continue to be guided by our new strategic direction and our evolving understanding of the future. We know this future is coming, and now is the time to build the infrastructure that will support it, ensuring safety, transparency and fairness. If we do so, we can secure a future in which all market participants are able to join in the enormous economic opportunities ahead with the end goal of creating a more dynamic economy.

For our stockholders, we remain committed to executing this vision while focusing on efficiency and strict capital discipline. Entering my second year as CEO, I could not be more excited about the years to come. We have the unique skills, experience and vision to continue generating tremendous value for our clients and stockholders as well as the drive to keep innovating and disrupting as we have since Nasdaq launched the world’s first electronic stock market nearly five decades ago.

Adena T. Friedman

President and Chief Executive Officer

Nasdaq, Inc.

Notice of 2018 Annual Meeting of Stockholders	11

Notice of 2018 Annual Meeting of Stockholders

TO THE STOCKHOLDERS OF NASDAQ, INC.

You are receiving this proxy statement because you were a stockholder at the close of business on the record date of February 26, 2018 and are entitled to vote at the 2018 Annual Meeting of Stockholders. Our Board of Directors is soliciting the accompanying proxy for use at the Annual Meeting. The Annual Meeting will be held to:

»	elect ten directors for a one-year term;

»	approve the company’s executive compensation on an advisory basis;

»	approve the Nasdaq, Inc. Equity Incentive Plan, as amended and restated;

»	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

»	consider a stockholder proposal described in the accompanying proxy statement, if properly presented at the meeting; and

»	transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

In accordance with rules of the SEC, instead of mailing printed copies of our proxy materials to each stockholder of record, we are furnishing the proxy materials for the 2018 Annual Meeting by providing access to these documents on the internet. A notice of internet availability of proxy materials is being mailed to our stockholders. We first mailed or delivered this notice on or about March 14, 2018. The notice of internet availability contains instructions for accessing and reviewing our proxy materials and submitting a proxy over the internet. Our proxy materials were made available at www. proxyvote.com on the date that we first mailed or delivered the notice of internet availability. The notice also will tell you how to request our proxy materials in printed form or by e-mail, at no charge. The notice contains a control number that you will need to submit a proxy to vote your shares.

If you plan to attend the meeting in New York, you will need to request an admission ticket in advance and present a valid form of photo identification and proof of ownership of our common stock as of the record date as detailed on page 122 of the proxy statement.

By Order of the Board of Directors,

Adena T. Friedman

President and CEO

New York, New York

March 14, 2018

Tuesday, April 24, 2018 8:30 a.m. (EDT)
Nasdaq MarketSite Four Times Square New York, NY 10036

HOW TO VOTE

Your vote is important. You are eligible to vote if you were a stockholder of record at the close of business on February 26, 2018.

Please read the proxy statement with care and vote right away using any of the following methods and your control number.
By Internet Using Your Tablet or Smart Phone Scan this QR code 24/7 to vote with your mobile device

By Phone Call +1 800 690 6903 in the U.S. or Canada to vote your shares

By Internet Using Your Computer Visit 24/7 www.proxyvote.com

By Mail Cast your ballot, sign your proxy card and return by free post

Attend the Annual Meeting Vote in person

Join the live webcast of the meeting from our Investor Relations website:

http://ir.nasdaq.com/annual-meeting-info.cfm

12	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Acronyms and Certain Defined Terms

COBRA	Consolidated Omnibus Budget Reconciliation Act

ECIP	Executive Corporate Incentive Plan

EPS	Earnings Per Share

Equity Plan	Nasdaq’s Equity Incentive Plan

ERM	Enterprise Risk Management

ESG	Environmental, Social and Governance

ESPP	Employee Stock Purchase Plan

Exchange Act	Securities Exchange Act of 1934, as amended

FASB ASC Topic 718	Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation”

GAAP	Generally Accepted Accounting Principles

H.E.	His Excellency

IPO	Initial Public Offering

NEO	Named Executive Officer

PCAOB	Public Company Accounting Oversight Board

PSUs	Performance Share Units

RSUs	Restricted Stock Units

SEC	U.S. Securities and Exchange Commission

S&P	Standard & Poor’s

TSR	Total Stockholder Return

Table of Contents	13

Proxy Summary	Voting Matters and Board Recommendations	15
	Performance Highlights	16
	Director Nominees	17
	Engaging with Our Stockholders	20
	Executive Compensation Highlights	22
	Corporate Governance Highlights	23
Corporate Governance	Corporate Governance Framework	25
	Corporate Responsibility, Corporate Culture and Focus on Entrepreneurship	32
	Stockholder Communication with Directors	34
Board of Directors	Proposal 1: Election of Directors	37
	Board Committees	44
	Director Compensation	49
Named Executive	Proposal 2: Approval of the Company’s Executive Compensation on an Advisory Basis	53
Officer Compensation	Compensation Discussion and Analysis	54
	Business Performance Highlights	55
	Decision-Making Framework	55
	What We Pay and Why: Elements of Executive Compensation	61
	Risk Mitigation and Other Pay Practices	73
	Management Compensation Committee Report	76
	Management Compensation Committee Interlocks and Insider Participation	76
	Executive Compensation Tables	77
	2017 Summary Compensation Table	77
	2017 Grants of Plan-Based Awards Table	79
	2017 Outstanding Equity Awards at Fiscal Year-End Table	80
	2017 Option Exercises and Stock Vested Table	81
	Retirement Plans	81
	2017 Pension Benefits Table	82
	2017 Nonqualified Deferred Compensation Table	82
	Employment Agreements	83
	Potential Payments upon Termination or Change in Control	84
	CEO Pay Ratio	90
	Proposal 3: Approval of the Equity Plan, as Amended and Restated	91
Audit Committee Matters	Audit Committee Report	105
	Annual Evaluation and 2018 Selection of Independent Auditors	106
	Proposal 4: Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2018	109
Other Items	Proposal 5: Stockholder Proposal – Shareholder Right to Act by Written Consent	111
	Other Business	113
	Section 16(a) Beneficial Ownership Reporting Compliance	114
	Security Ownership of Certain Beneficial Owners and Management	114
	Executive Officers	117
	Certain Relationships and Related Transactions	119
	Questions and Answers About our Annual Meeting	121
Annexes	Annex A: Non-GAAP Financial Measures	129
	Annex B: Proposed Amended and Restated Equity Plan	132

PROXY SUMMARY

Proxy Summary	15

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider in voting your shares. You should read the entire proxy statement, as well as our 2017 annual report on Form 10-K, carefully before voting.

Voting Matters and Board Recommendations

Proposal	Nasdaq Board’s Recommendation

Proposal 1. Election of Directors (Page 37)

The Board and Nominating & Governance Committee believe that the ten director nominees possess the skills, experience and diversity to advise management on the company’s long-term strategy, as well as to monitor performance and provide effective oversight.

FOR EACH NOMINEE

Proposal 2. Approval of the Company’s Executive Compensation on an Advisory Basis (Page 53)

The company seeks a non-binding advisory vote to approve the compensation of its NEOs as described in the Compensation Discussion and Analysis section beginning on page 54. The Board values stockholders’ opinions and the Management Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

FOR

Proposal 3. Approval of the Equity Plan, as Amended and Restated (Page 91)

The Board and Management Compensation Committee believe that the Equity Plan is an essential component of the company’s robust, performance-based executive compensation program and therefore ask stockholders to approve an increase in the number of shares available under the plan, an extension of the term of the plan and other technical and administrative revisions.

FOR

Proposal 4. Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2018 (Page 109)

The Board and Audit Committee believe that the retention of Ernst & Young LLP to serve as the company’s independent auditor for 2018 is in the best interests of the company and its stockholders.

FOR

Proposal 5. Stockholder Proposal – Shareholder Right to Act by Written Consent (Page 111)

As in 2015 and 2017, the Board believes that the stockholder proposal to allow stockholder action by written consent is inappropriate, unnecessary and not in the best interests of Nasdaq and its stockholders.

AGAINST

16	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Performance Highlights

Nasdaq delivered excellent results for stockholders in 2017 as we refined our strategic direction and continued to position ourselves as a financial technology leader.

3-Year cumulative TSR,[1] significantly outperforming both the S&P 500 and Nasdaq Composite

Initial synergy target for our 2016 acquisitions, which we achieved and exceeded in 2017	1-Year TSR[1]	Returned to stockholders in repurchased stock and dividends over the last three years	2017 GAAP diluted EPS, compared to $0.64 in 2016; 2017 non-GAAP diluted EPS was $4.06, a 10% increase compared to the prior year

[1]	In this proxy statement, TSR for a particular period of time is calculated by adding cumulative dividends to the ending stock price, and dividing this by the beginning stock price. A 30-day average is used to calculate the beginning and ending stock prices.

Proxy Summary	17

Director Nominees

Name	Age	Director Since	Principal Occupation	Independent	Current Committee Memberships				Other Public Co. Boards
					AC	FC	MCC	NGC

Melissa M. Arnoldi Non-Industry; Public	45	2017	President of Technology & Operations, AT&T Communications	🌑	🌑				0

Charlene T. Begley Non-Industry; Public	51	2014	Retired SVP & Chief Information Officer, General Electric Company	🌑	🌑		🌑		2

Steven D. Black Non-Industry; Public	65	2011	Co-CEO, Bregal Investments	🌑			Chair	🌑	0

Adena T. Friedman Staff	48	2017	President and CEO, Nasdaq, Inc.			🌑			0

Essa Kazim Non-Industry	59	2008	Governor, Dubai International Financial Center; Chairman, Borse Dubai and Dubai Financial Market	🌑		🌑			0

Thomas A. Kloet Non-Industry; Public	59	2015	Retired CEO & Executive Director, TMX Group Limited	🌑	Chair			🌑	0

John D. Rainey Non-Industry; Issuer	47	2017	CFO and EVP of Global Customer Operations, Paypal Holdings, Inc.	🌑	🌑	Chair			0

Michael R. Splinter[1] Non-Industry; Public	67	2008	Retired Chairman and CEO, Applied Materials, Inc.	🌑			🌑	Chair	2

Jacob Wallenberg Non-Industry; Public	62	N/A	Chairman, Investor AB	🌑					3[2]

Lars R. Wedenborn Non-Industry	59	2008	CEO, FAM AB	🌑	🌑				1

Number of Meetings Held in 2017					11	3	6	9

[1]	Mr. Splinter is serving as Chairman of the Board from May 2017 through the 2018 Annual Meeting of Stockholders.

[2]	Mr. Wallenberg also is currently on the Board of SAS AB, but he is not standing for reelection at their Annual General Meeting on April 10, 2018.

AC:	Audit Committee

FC:	Finance Committee

MCC:	Management Compensation Committee

NGC:	Nominating & Governance Committee

Our Board1 Director Qualifications 80% 30% 80% 80% 80% 100% 100% 8 Capital Markets 3 Cybersecurity 8 FinTech 8 Mergers & Acquisitions 8 Public Company Board & Corporate Governance 10 Risk Management 10 Strategic Acumen & Leadership Director Tenure 0-2 years 3-5 years 6-10 years 4 40% with 2 years 4 or less 60% with 5 years or less 100% with 10 years or less Average - 4.7 years Diversity of Background 80% 30% 30% 30% 40% 2 4 8 Current & Former CEOs or Chairmen 3 Current & Former Exchange Operators 3 Women 3 Born Outside the U.S. 4 Work Outside the U.S. Director Age 45 56.2 67 Average Age 1 Statistics in this chart are calculated with respect to the ten Board nominees listed on the prior page.

Michael R. Splinter
John D. Rainey
Lars R. Wedenborn
Charlene T. Begley
Adena T. Friedman
Essa Kazim
Thomas A. Kloet
Steven D. Black
Melissa M. Arnoldi

John D. Rainey
Thomas A. Kloet
Adena T. Friedman
Michael R. Splinter
Charlene T. Begley
Steven D. Black
Lars R. Wedenborn
Essa Kazim
Melissa M. Arnoldi

20	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

We value our stockholders’ perspectives and maintain a vigorous stockholder engagement program.

Engaging with Our Stockholders

We value our stockholders’ perspectives and maintain a vigorous stockholder engagement program. During 2017, we conducted outreach to a cross-section of stockholders owning approximately 75% of our outstanding shares. In 2017, our key stockholder engagement activities included 11 investor (non-deal) road shows in 8 countries, 21 investor conferences and our 2017 Annual Meeting of Stockholders. We also conducted quarterly outreach to the governance teams at many of our top institutional holders.

Ongoing communication with our stockholders helps the Board and senior management gain useful feedback on a wide range of subjects and better understand the issues that matter most to our stockholders. Nasdaq views accountability to stockholders as both a mark of good governance and a critical component of our success. Management regularly confers with investors and actively solicits feedback on a variety of topics including those listed below.

WHAT WE HEARD/WHAT WE DID

Topics We Discussed/Heard	What We Did
Long-Term Strategy	» We initiated a strategic review, resulting in increased allocation of resources to our largest growth opportunities. » We communicated the results of the strategic review, and provided regular updates on our progress, including the acquisition of eVestment, increased organic investment and our intent to divest certain businesses.
Capital Deployment/ Returns	» We increased the regular dividend while communicating our policy to continue growing the dividend as income and cash flow grow. » We refined our share repurchase program to establish a primary objective of maintaining a stable share count.
Executive Compensation	» The Management Compensation Committee reviewed and approved a new total rewards program in alignment with our corporate strategy.
Corporate Culture	» We revised and broadly communicated our core values. » We affirmed our commitment to gender equality through the Parity Pledge, a promise to interview at least one qualified female candidate for every open position, vice president and above, and through the United Nations Women's Empowerment Principles.
Board Composition	» The Board nominated Jacob Wallenberg, who is the Chairman of the Board of Investor AB and who has significant experience as a director of publicly traded companies, for election to the Board at the 2018 Annual Meeting. » We affirmed our commitment to diversity in the boardroom with membership in the 30% Club, which campaigns in the U.S. to achieve 30% female directors on S&P 100 boards by 2020.
ESG/Sustainability	» We released our Environmental Practices Statement in early 2018. » We strengthened our commitment to supply chain sustainability through adoption of our Supplier Code of Ethics.
Information/Cybersecurity Programs and Breach Preparedness	» The Audit Committee continued its robust oversight of information/cybersecurity program and breach preparedness. » We adopted an Information Protection and Privacy Statement.

Proxy Summary	21

ANNUAL STOCKHOLDER OUTREACH CYCLE

Nasdaq believes that strong corporate governance should include regular, constructive year-round engagement. We actively engage with our stockholders as part of our annual corporate governance cycle as described below.

We conduct quarterly outreach to the governance teams at many of our top institutional holders.

»  Active outreach with institutional holders to discuss important governance items to be considered at Annual Meeting

»  Publish annual communications to stockholders: proxy statement and Form 10-K

»  Conduct Annual Meeting

»  Engage with investors through industry conferences, non-deal roadshows and meetings

»  Webcasts of most conference presentations are available to all investors, including retail

»  Post Annual Meeting results on Nasdaq website

»  Review results and feedback from Annual Meeting with institutional holders

»  Share investor feedback with the entire Board

»  Active outreach with institutional holders to discuss vote and follow up issues

»  Engage with investors through industry conferences, non-deal roadshows and meetings

»  Webcasts of most conference presentations are available to all investors, including retail

»  Conduct annual Board assessment of governance, including feedback of stockholders

»  Active outreach with institutional holders to identify focus and priorities for the coming year

»  Engage with investors through industry conferences, non-deal roadshows and meetings

»  Conduct annual perception study

»  Webcasts of most conference presentations are available to all investors, including retail

»  Active outreach with institutional holders to understand their priorities in the areas of corporate governance, executive compensation, ESG and other disclosures

»  Share investor feedback with the entire Board

»  Review governance best practices and trends, regulatory developments and our governance framework

»  Engage with investors through industry conferences, non-deal roadshows and meetings

»  Webcasts of most conference presentations are available to all investors, including retail

22	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation Highlights

Compensation decisions made for 2017 were aligned with Nasdaq’s strong financial and operational performance and reflected continued emphasis on variable, at-risk compensation paid out over the long-term. Compensation decisions are intended to reinforce our focus on performance and sustained, profitable growth.

The majority of our NEOs’ pay is based on performance and consists primarily of equity-based compensation.

89% of our NEOs’ total direct compensation was performance-based or “at risk” in 2017; 65% of our NEOs’ total direct compensation was equity-based compensation. Total direct compensation includes base salary, annual cash incentive awards and equity awards.

Annual incentives are based on achievement of rigorous performance goals.

In 2017, payouts of annual incentives reflected our achievement of performance goals relating to corporate net revenues and corporate operating income (run rate), in addition to accomplishment of strategic objectives and business unit financial results. The resulting payouts to NEOs ranged from 115%-143% of targeted amounts.

We use long-term incentives to promote retention and reward our NEOs.

Our main long-term incentive program for NEOs consists entirely of PSUs based on TSR relative to other companies, including the S&P 500 companies and a group of peer companies. Over the three-year period from January 1, 2015 through December 31, 2017, Nasdaq’s cumulative TSR was 71.6%, which was at the 84th percentile of S&P companies and the 56th percentile of peer companies. This TSR performance resulted in performance vesting of PSUs at 157% of target shares.

Our compensation program is grounded in best practices.	Our best practices include strong stock ownership guidelines, a long-standing “clawback” policy, no tax gross-ups on severance arrangements or perquisites and no hedging or pledging of Nasdaq stock.
Our executive compensation program does not encourage excessive risk-taking

The Audit and Management Compensation Committees closely monitor the risks associated with our executive compensation program and individual compensation decisions. We conduct a comprehensive risk assessment of our compensation program annually.

Questions and Answers

about Our Annual Meeting

Beginning on page 121, you will find answers to frequently asked questions about proxy materials, voting, our Annual Meeting and company filings and reports. We also created an Annual Meeting Information page on our Investor Relations website, which allows our stockholders to easily access the company’s proxy materials, vote through the internet, submit questions in advance of the 2018 Annual Meeting of Stockholders, access the webcast of the meeting and learn more about our company. Come visit us at http://ir.nasdaq.com/annual-meeting-info.cfm.

Proxy Summary	23

Corporate Governance Highlights

We are committed to strong corporate governance, as it promotes the long-term interests of stockholders, supports Board and management accountability and builds public trust in the company. The Corporate Governance section beginning on page 25 describes our governance framework, which includes the following highlights. Statistics about the Board of Directors in this chart are calculated with respect to the ten nominees for election at the 2018 Annual Meeting.	New in 2018: ESG Statements

CORPORATE GOVERNANCE

Corporate Governance	25

Corporate Governance

Corporate Governance Framework

Our governance framework focuses on the interests of stockholders. It is designed to promote governance transparency and ensure our Board has the necessary authority to review and evaluate our business operations and make decisions that are independent of management and in the best interests of stockholders. Our goal is to align the interests of directors, management and stockholders and comply with or exceed the requirements of The Nasdaq Stock Market and applicable law.

This governance framework establishes the practices our Board follows with respect to:

»	rigorous engagement in the corporate strategic framework for long-term value creation;

»	overseeing capital allocation;

»	identifying risks and overseeing risk management, including information security and cybersecurity;

»	fostering a culture of integrity;

»	establishing corporate governance structures, principles and practices that contribute to effective oversight of Nasdaq and its subsidiaries;

»	succession planning and evaluating performance and approving compensation of senior management; and

»	ensuring corporate awareness and contribution to the global communities in which we serve and work.

BOARD’S ROLE IN LONG-TERM STRATEGIC PLANNING

The Board takes an active role with management to formulate and review Nasdaq’s long-term corporate strategy. In 2017, with the full participation and support of the Board, Nasdaq undertook a comprehensive review of its existing strategic framework. As a result of the review, we have reoriented our vision, mission and strategy to embrace our strengths to focus more effectively on our clients and their evolving needs. For further discussion of our 2017 strategic review, see “Item 1. Business–2017 Strategic Review” in our annual report on Form 10-K for the fiscal year ended December 31, 2017.

The Board and management routinely confer on our company’s execution of its long-term strategic plans, the status of key strategic initiatives and the principal strategic opportunities and risks facing Nasdaq. In addition, the Board periodically devotes meetings to conduct an in-depth long-term strategic review with our company’s senior management team. During these reviews, the Board and management discuss the emerging technological and macroeconomic trends and short and long-term plans and priorities for each of our business units.

Our goal is to align the interests of directors, management and stockholders and comply with or exceed the requirements of The Nasdaq Stock Market and applicable law.

      Our Strategic

    Operating Model

🌑	Providing transparency & analytics to users

› Information Services

› Corporate Solutions

🌑	Delivering best-in-class markets and connectivity

› Market Services

› Listing Services

🌑	Offering dynamic & flexible PaaS customer solutions

› Market Technology

26	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

1

ISS Governance

QuickScore

Best Possible Score

on a scale of 1 to 10

The Nominating & Governance Committee regularly oversees and plans for director succession and refreshment of the Board to ensure a mix of skills, experience, tenure and diversity that promotes and supports the company’s long-term strategy.

Additionally, the Board annually discusses and approves the company’s budget and capital requests, which are linked to Nasdaq’s long-term strategic plans and priorities. Through these processes, the Board brings its collective, independent judgment to bear on the most critical long-term strategic issues facing Nasdaq.

BOARD REFRESHMENT

The Nominating & Governance Committee regularly oversees and plans for director succession and refreshment of the Board to ensure a mix of skills, experience, tenure and diversity that promotes and supports the company’s long-term strategy. In doing so, the Nominating & Governance Committee takes into consideration the corporate strategy and the overall needs, composition and size of the Board, as well as the criteria adopted by the Board regarding director qualifications.

Since January 2017, three new directors have joined the Board: Melissa M. Arnoldi, Adena T. Friedman and John D. Rainey. The average age of these new directors is 47 years old, and all three are senior executives at public companies. All three also are first-time directors of a public company.

In addition, the Board has nominated Jacob Wallenberg, who is the Chairman of the Board of Investor AB and who has significant experience as a director of publicly traded companies, for election to the Board at the 2018 Annual Meeting.

SUCCESSION PLANNING FOR NASDAQ LEADERSHIP

The Board is committed to positioning Nasdaq for further growth through ongoing talent management, succession planning and the deepening of our leadership bench. In this regard, formally on an annual basis and informally throughout the year in Executive Session, the Nominating & Governance Committee, the Management Compensation Committee, the Board and the President and CEO review the succession planning and leadership development program, including a short-term and long-term succession plan for development, retention and replacement of senior officers. The Board has a formal process for reviewing internal succession candidates through regular interaction during Board meetings and strategy presentations, individual meetings between directors and potential internal candidates and internal and external feedback from a variety of sources, including meeting with stockholders. In addition, the President and CEO prepares, and the Board reviews, a short-term succession plan that delineates a temporary delegation of authority to certain officers of the company, if all or a portion of the senior officers should unexpectedly become unable to perform their duties. In conjunction with the annual report of the succession plan, the President and CEO also reports on Nasdaq’s program for senior management leadership development.

RISK OVERSIGHT

The Board’s role in risk oversight is consistent with the company’s leadership structure, with management having day-to-day responsibility for assessing and managing the company’s risk exposure and the Board having ultimate responsibility for overseeing risk management with a focus on the most significant risks facing the company. The Board is assisted in meeting this responsibility by several Board Committees as described below under “Board Committees.” Furthermore, directors meet on a regular basis, both

Corporate Governance	27

in Chairman’s Session with the CEO present and in Executive Session without the presence of management, to discuss matters, including matters pertaining to risk.

The Board sets the company’s risk appetite (i.e., the boundaries within which Nasdaq’s management operates while achieving corporate objectives). In addition, Nasdaq’s Board reviews and approves the company’s ERM Policy, which mandates ERM requirements and defines employees’ risk management roles and responsibilities.

Per the ERM Policy, Nasdaq employs an ERM approach that manages risk within the approved risk appetite through objective and consistent identification, assessment, monitoring and measurement of significant risks across the company.

Nasdaq classifies risks into the following four broad categories.

»	Strategic and Business Risk. Risk to earnings and capital arising from changes in the business environment and from adverse business decisions, improper implementation of decisions or lack of responsiveness to changes in the business environment.

»	Financial Risk. Risk to the company’s financial position or ability to operate due to investment decisions and financial risk management practices in particular as it relates to market, credit, capital and liquidity risks.

»	Operational Risk. Risks arising from the company’s people, processes and systems and external causes, including, among other things, risks related to transaction errors, financial misstatements, technology, information security (including cyber security), engagement of third parties and maintaining business continuity.

»	Legal and Regulatory Risk. Exposure to civil and criminal consequences – including regulatory penalties, fines, forfeiture and litigation - while conducting business operations.

Nasdaq’s management has day-to-day responsibility for: (i) identifying risks and assessing them in relation to Nasdaq’s strategies and objectives, (ii) implementing suitable risk mitigation plans, processes and controls and (iii) appropriately managing risks in a manner that serves the best interests of Nasdaq, its stockholders and other stakeholders. Nasdaq’s Global Risk Management Committee, which is composed of senior executives, assists the Board of Directors in its risk oversight role, ensuring that the ERM framework is appropriate and functioning as intended and the level of risk assumed by the Company is consistent with Nasdaq’s strategy and risk appetite. Nasdaq also has other limited-scope management risk committees that address specific risks, geographic areas and/or subsidiaries. These management risk committees, which include representatives from business units and support functions, monitor current and emerging risks within their purview to ensure an appropriate level of risk. Together, the various management risk committees facilitate timely escalation of issues to the Global Risk Management Committee, which escalates critical issues to the Board.

Nasdaq’s Group Risk Management Department oversees the ERM framework, supports its implementation and aggregates and reports risk information.

BOARD LEADERSHIP STRUCTURE

In accordance with our Corporate Governance Guidelines, Nasdaq separates the roles of Chairman of the Board and President and CEO. We believe that this separation of

The Board’s role in risk oversight is consistent with the company’s leadership structure, with management having day-to-day responsibility for assessing and managing the company’s risk exposure and the Board having ultimate responsibility for overseeing risk management with a focus on the most significant risks facing the company.

28	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

We believe that the separation of the roles of Chairman of the Board and President and CEO and allocation of distinct responsibilities to each role facilitates communication between senior management and the full Board about issues such as corporate governance, management development, succession planning, executive compensation and company performance.

roles and allocation of distinct responsibilities to each role facilitates communication between senior management and the full Board about issues such as corporate governance, management development, succession planning, executive compensation and company performance.

Nasdaq’s President and CEO, Adena T. Friedman, who has over 20 years’ experience in the securities industry, is responsible for the strategic direction, day-to-day leadership and performance of Nasdaq. The Chairman of Nasdaq’s Board, Michael R. Splinter, an independent director who brings to the Board the perspective of a technology CEO, provides guidance to the President and CEO, presides over meetings and Executive Sessions of the Board and serves as a primary liaison between the President and CEO and other directors.

Throughout 2017, Mr. Splinter, who is an independent director of the company, served as either Lead Independent Director or Chairman. Mr. Splinter became Lead Independent Director on January 1, 2017 at the same time that Ms. Friedman succeeded Robert Greifeld as CEO of the company and Mr. Greifeld became Chairman. Mr. Greifeld did not stand for re-election at the 2017 Annual Meeting; immediately following the Meeting, the Board elected Mr. Splinter to serve as Chairman through the 2018 Annual Meeting.

BOARD DIVERSITY

30%	30%	30%	40%
of our Board nominees are female	We have been committed to gender balance in the boardroom and are a member of the 30% Club	of our Board nominees were born outside the U.S.	of our Board nominees work outside the U.S.

BOARD INDEPENDENCE

»  Substantial majority of independent directors. Nine of our ten director nominees are independent of the company and management.

»  Executive Sessions of independent directors. At each Board meeting, independent directors have the opportunity to meet in Executive Session without company management present. In 2017, the Board met 9 times in Executive Session.

»  Independent advisors. Each Committee has the authority and budget to retain independent advisors. In 2017, the Nominating & Governance Committee retained such independent advisors to assist with the annual Board assessment and director recruitment.

BOARD COMMITTEE INDEPENDENCE AND EXPERTISE

»  Committee independence. All Board Committees, with the exception of the Finance Committee, are composed exclusively of independent directors, as required by the Listing Rules of The Nasdaq Stock Market.

Corporate Governance	29

»	Executive Sessions of independent directors. At each Committee meeting, members of the Audit Committee, Finance Committee, Management Compensation Committee and Nominating & Governance Committee have the opportunity to meet in Executive Session.

»	Financial sophistication and expertise. Each member of the Audit Committee is independent as defined in Rule 10A-3 adopted pursuant to the Sarbanes-Oxley Act of 2002 and in the Listing Rules of The Nasdaq Stock Market. Four members of the Audit Committee are “audit committee financial experts” within the meaning of SEC regulations and meet the “financial sophistication” standard of The Nasdaq Stock Market.

PROGRESSIVE STOCKHOLDER RIGHTS

»	Annual elections. All directors are elected annually. Nasdaq does not have a classified Board.

»	Proxy access. We implemented proxy access at 3%/3 years by amending our By-Laws to allow a stockholder (or group of stockholders) that complies with certain customary requirements to nominate candidates for service on the Board and have those candidates included in Nasdaq’s proxy materials

»	Special meetings. Stockholders representing 15% or more of outstanding shares can convene a special meeting.

»	Majority voting. We have a majority vote standard for uncontested director elections.

MEETINGS AND MEETING ATTENDANCE

The Board held 11 meetings during the year ended December 31, 2017, and the Board met in Executive Session without management present during 9 of those meetings. None of the current directors attended fewer than 91% of the meetings of the Board and those Committees on which the director served during the 2017 fiscal year. Nasdaq’s policy is to encourage all directors to attend annual and special meetings of our stockholders. All of the current members of the Board who were directors at the time of the Annual Meeting held on May 10, 2017, attended the Annual Meeting.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

Our comprehensive and robust orientation programs familiarize new directors with Nasdaq’s businesses, strategies and policies. We also provide in-person or telephonic tutorials to educate Board members on emerging and evolving initiatives and strategies. Our directors receive frequent updates on recent developments, press coverage and current events that relate to our strategy and business.

Directors regularly attend continuing education programs at external organizations and universities to enhance the skills and knowledge used to perform their duties on the Board and relevant Committees.

Attendance at these programs provides our directors with additional insight into our business and industry and gives them valuable perspective on the performance of our company, the Board, our President and CEO and members of senior management.

Nasdaq’s Board: By

the Numbers in 2017

11

Meetings held by the Board

9

Times the Board met in

Executive Session without

management present

40

Total Board and

Committee meetings

100%

of the current members of the

Board who were directors at

the time of the Annual Meeting

held on May 10, 2017, attended

the Annual Meeting

30	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

BOARD AND COMMITTEE EVALUATIONS / INDIVIDUAL DIRECTOR ASSESSMENT

The Board Assessment Process

Corporate Governance	31

CODE OF ETHICS: BOARD AND EMPLOYEES

We embrace good governance by holding ourselves to the highest ethical standards in all of our interactions. As such, we have adopted the Nasdaq Code of Ethics, which is applicable to the Board, all of our employees, including the principal executive officer, the principal financial officer and the controller and principal accounting officer, and contractors. We also have a separate Nasdaq Code of Conduct for the Board, which contains supplemental provisions specifically applicable to directors. These codes embody the company’s fundamental ethics and compliance principles and expectations of business conduct.

The Nasdaq Code of Ethics is subject to annual review by our Board. As part of the 2017 updates to the Code of Ethics, we enhanced coverage of our commitment to diversity and inclusion in our workforce, managing compliance in our supply chain, and our commitment to protecting personal data and privacy. We also added content to the Code of Ethics to help employees with ethical decision making and identification of conflicts of interest. Other revisions reflected updates to company policies, regulatory developments and other improvements identified as part of the annual review process.

Our Global Ethics and Corporate Compliance Program is based on industry-leading practices and is designed to meet or exceed available standards, including those promulgated by U.S. and European regulators in the jurisdictions in which we operate. Pillars of the program include structural elements, such as policies, risk assessment, monitoring, training and communications, and key risk areas, including anti-bribery and corruption, data privacy and antitrust and competition. The Global Ethics and Corporate Compliance Program is reinforced by executive leadership including coverage of ethics during employee town halls and participation in our ongoing Ethics in Action webinar series.

Nasdaq is committed to providing employees the ability to report concerns or seek guidance on ethics and compliance matters without fear of retaliation. In 2016 we launched our SpeakUp! Program which enhanced existing policies and procedures to ensure that Nasdaq employees and other stakeholders have channels to raise issues, seek guidance and report potential violations of our Code of Ethics or other company policies. The program is administered within the Legal and Regulatory Group and implemented by cross-functional teams representing all areas of the company. Oversight is provided by the Global Compliance Council.

We post amendments to and intend to post waivers from the Nasdaq Code of Ethics (to the extent applicable to the principal executive officer, the principal financial officer or the controller and principal accounting officer) or to the Nasdaq Code of Conduct for the Board on our Investor Relations website. We also will disclose amendments or waivers to the codes in any manner otherwise required by the standards applicable to companies listed on The Nasdaq Stock Market.

We embrace good governance by holding ourselves to the highest ethical standards in all of our interactions.

32	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

GOVERNANCE DOCUMENTS

These documents are available on our Investor Relations webpage at: http://ir.nasdaq.com/.

of voluntary employee donations are matched by Nasdaq to eligible non-profits of their choice. 40% of the Nasdaq workforce participated in the GoodWorks program in 2017

Corporate Responsibility, Corporate Culture and Focus on Entrepreneurship

CORPORATE RESPONSIBILITY

Nasdaq is committed to integrating sustainability into our everyday actions to help create long-term value for our stockholders and the communities in which we operate. We aim to operate the company responsibly while managing risks and using our resources wisely.

We exemplify this commitment by practicing sustainability, advocating volunteerism, empowering philanthropy and actively partnering with our employees, customers, clients and partners on ESG initiatives.

Integrating Sustainability Into Our Everyday Actions

We understand the importance of environmental sustainability and have undertaken meaningful efforts to responsibly manage our environmental footprint over the past several years. Our recent efforts include:

»  selecting office locations near public transportation, when possible; in addition, electric car charging stations are available near many of the office buildings where we are tenants;

»  selecting office locations near public transportation, when possible; in addition, electric car charging stations are available near many of the office buildings where we are tenants;

»  offering employees pre-tax public transportation passes, allowances or subsidies in many locations;

Corporate Governance	33

»	selecting, designing and building office space that aligns with LEED Green Building Standards, or local country standards, when possible; in 2017, we were awarded the LEED Green Building Standards Platinum Award for our Philadelphia office space;

»	deploying energy efficient equipment and fixtures to reduce energy consumption;

»	working with landlords to ensure effective recycling and waste reduction programs;

»	reviewing our business continuity policies to ensure the safety of our employees, facilities and critical business functions in the case of natural disasters;

»	increasing employee awareness worldwide on our environmental sustainability commitment and programs;

»	releasing our Environmental Practices Statement in early 2018; and

»	strengthening our commitment to supply chain sustainability through our Supplier Code of Ethics.

Advocating Volunteerism and Empowering Philanthropy

Through the employee giving and volunteering program, “Nasdaq GoodWorks,” Nasdaq provides full and part-time employees with 16 hours of paid time off to volunteer in their local communities. For any Nasdaq employee or Nasdaq contractor, Nasdaq also matches up to $1,000 of voluntary employee donations to eligible non-profits of their choice. In 2017, 40% of the Nasdaq workforce participated in the GoodWorks program, generating more than $600,000 in charitable impact.

Actively Partnering with Our Employees, Customers, Clients and Partners on ESG Initiatives

As an integral part of our business, we strive to assist issuers and the public to increase their awareness on sustainability and ESG topics through webinars, MarketSite events and broadcasts and our ESG Reporting Guide for European Issuers. Our achievements in this area include the following:

»	through our Information Services segment, we combine data, expertise and technology to create index products for sustainable investing;

»	we actively support the United Nations Sustainable Development Goals via our membership in the U.N. Global Compact; and

»	Nasdaq was again selected for inclusion in the Dow Jones Sustainability Index for North America, and we actively support listed companies in their pursuit of similar distinctions.

CORPORATE CULTURE

We support diversity and inclusion throughout our company. Our commitment to diversity and inclusion is further demonstrated by:

»	formal anti-discrimination and anti-harassment policies;

»	public commitments on gender equality through the Parity Pledge, the United Nations Woman’s Empowerment Principles and membership in the 30% Club;

»	early adoption of the United Nations’ Standards of Conduct for Business designed to help businesses promote equality for lesbian, gay, bisexual, transgender and intersex people in the workplace and beyond;

Internally, diversity and

inclusion are furthered by

strong participation in our

Women’s Initiative at Nasdaq,

which promotes professional

growth for women, and Out

Proud Employees of Nasdaq,

which represents LGBT

employees, families and allies.

34	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

477

Original programs developed

since September 2015

10,871

Entrepreneurs benefitted

across the globe

49%

of the Center’s

entrepreneurs are women

»  a Code of Ethics that sets forth the corporate values and ethical principles to guide employee conduct;

»  privacy policies designed to protect privacy and personal data, including an Information Protection and Privacy Practices Statement adopted in early 2018;

»  a SpeakUp! Program that enables all employees to voice concerns and seek guidance on any matter in a non-retaliatory manner; and

»  a Human Right Practices Statement adopted in early 2018.

Internally, diversity and inclusion are furthered by strong participation in our Women’s Initiative at Nasdaq, which promotes professional growth for women, and Out Proud Employees of Nasdaq, which represents LGBT employees, families and allies.

FOCUS ON ENTREPRENEURSHIP

The Nasdaq Entrepreneurial Center is a separate, non-profit organization established with the support of the Nasdaq Educational Foundation. The Center’s mission is to deliver resources and mentoring to enable entrepreneurs across the globe to realize their potential. Since launching in September 2015, the Center has developed 477 original programs that have benefitted 10,871 entrepreneurs across the globe. In keeping with a commitment to advancing inclusivity, the Center is proud that 49% of its entrepreneurs are women. To achieve these milestones, the Center has partnered with universities and thought leaders around the world, including Wilson Sonsini Goodrich & Rosati, KPMG, Lehigh University and The University of Melbourne. In addition to its own entrepreneurial education and original research, the Center supports a wide variety of like-minded organizations, including non-profits, accelerators, investors, universities and government agencies, with curriculum and joint programming to serve local and international audiences.

The Nasdaq Educational Foundation is also a separate, non-profit organization. The Foundation’s mission is to connect the business, capital and innovative ideas that advance global economies. In 2017, the Foundation also supported academic programs on entrepreneurship at the Massachusetts Institute of Technology, Fordham University and Columbia University.

Stockholder Communication with Directors

Stockholders and other interested parties are invited to contact the Board by writing us at: AskBoard@nasdaq.com or Nasdaq Board of Directors, c/o Joan C. Conley, SVP and Corporate Secretary, 805 King Farm Boulevard, Rockville, Maryland 20850.

We are a business based on integrity — nothing else matters if we don’t have integrity.
Adena T. Friedman

BOARD OF DIRECTORS

Board of Directors	37

Board of Directors

Proposal 1: Election of Directors

The business and affairs of Nasdaq are managed under the direction of our Board. Our directors have diverse backgrounds and experience and represent a broad spectrum of viewpoints.

Pursuant to our Amended and Restated Certificate of Incorporation and By-Laws and based on our governance needs, the Board may determine the total number of directors. The Board is authorized to have ten directors following our 2018 Annual Meeting.

Each of the ten nominees identified in this proxy statement has been nominated by our Nominating & Governance Committee and Board for election to a one-year term. All nominees have consented to be named in this proxy statement and to serve on the Nasdaq Board, if elected.

In an uncontested election, our directors are elected by a majority of votes cast at any meeting for the election of directors at which a quorum is present. This election is an uncontested election and therefore, each of the ten nominees must receive the affirmative vote of a majority of the votes cast to be duly elected to the Board. Any shares not voted, including as a result of abstentions or broker non-votes, will not impact the vote.

Our Corporate Governance Guidelines require that, in an uncontested election, an incumbent director must submit an irrevocable resignation as a condition to his or her nomination for election. If an incumbent director fails to receive the requisite number of votes in an uncontested election, the irrevocable resignation becomes effective and such resignation will be considered by the Nominating & Governance Committee. This Committee will recommend to the full Board whether or not to accept the resignation. The Board is required to act on the recommendation and to disclose publicly its decision-making process with respect to the resignation. All the incumbent directors have submitted an irrevocable resignation.

DIRECTOR NOMINATION PROCESS

The Nominating & Governance Committee considers possible candidates suggested by Board and Committee members, stockholders, industry groups and senior management. In addition to submitting suggested nominees to the Nominating & Governance Committee, a Nasdaq stockholder may nominate a person for election as a director, provided the stockholder follows the procedures specified in Nasdaq’s By-Laws. The Nominating & Governance Committee reviews all candidates in the same manner, regardless of the source of the recommendation. In addition, the Nominating & Governance Committee may engage a third-party search firm from time-to-time to assist in identifying and evaluating qualified candidates. In 2017, the Nominating & Governance Committee retained Spencer Stuart to help identify director prospects, perform candidate outreach, assist in reference and background checks and provide other related services.

The Board of Directors

unanimously recommends

a vote FOR each of the

nominees for director.

38	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

The average Board

tenure of Nasdaq’s

director nominees is

4🌑7

years

The range of tenure is

0-10

years

We are obligated by the terms of a stockholders’ agreement dated February 27, 2008 between Nasdaq and Borse Dubai, as amended, to nominate and generally use best efforts to cause the election to the Nasdaq Board of one individual designated by Borse Dubai, subject to certain conditions. H.E. Kazim is the individual designated by Borse Dubai as its nominee.

We also are obligated by the terms of a stockholders’ agreement dated December 16, 2010 between Nasdaq and Investor AB to nominate and generally use best efforts to cause the election to the Nasdaq board of one individual designated by Investor AB, subject to certain conditions. Mr. Wallenberg is the individual designated by Investor AB as its nominee.

DIRECTOR INDEPENDENCE

Nasdaq’s common stock is currently listed on The Nasdaq Stock Market and Nasdaq Dubai. In order to qualify as independent under the Listing Rules of The Nasdaq Stock Market, a director must satisfy a two-part test. First, the director must not fall into any of several categories that would automatically disqualify the director from being deemed independent. Second, no director qualifies as independent unless the Board affirmatively determines that the director has no direct or indirect relationship with the company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Under the Nasdaq Dubai Business Rules and the Markets Rules of the Dubai Financial Services Authority, a director is considered independent if the Board determines the director to be independent in character and judgment and to have no commercial or other relationships or circumstances that are likely to affect, or could appear to impair, the director’s judgment in a manner other than in the best interests of the company.

Based upon detailed written submissions by each director nominee, the Board has determined that all of our director nominees are independent under the rules of The Nasdaq Stock Market and Nasdaq Dubai, other than Ms. Friedman. Ms. Friedman is deemed not to be independent because she is Nasdaq’s President and CEO.

None of the director nominees are party to any arrangement with any person or entity other than the company relating to compensation or other payments in connection with the director’s or nominee’s candidacy or service as a director, other than arrangements that existed prior to the director’s or nominee’s candidacy.

DIRECTOR CRITERIA, QUALIFICATIONS, EXPERIENCE AND TENURE

In evaluating the suitability of individual Board nominees, the Nominating & Governance Committee takes into account many factors, including a general and diverse understanding of the global economy, capital markets, finance, technology and other disciplines relevant to the success of a large publicly-traded financial technology company; a general understanding of Nasdaq’s business and technology; the classification requirements under our By-Laws; the individual’s educational and professional background and personal accomplishments; and factors such as diversity, gender, age and geography.

The Committee evaluates each individual candidate in the context of the Board as a whole, with the objective of maintaining a group of directors that can further the success of Nasdaq’s business, while representing the interests of stockholders, employees and the

Board of Directors	39

communities in which the company operates. In determining whether to recommend a Board member for re-election, the Nominating & Governance Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board and the most recent Board and director assessment.

The Board and the Nominating & Governance Committee believe all director nominees exhibit the characteristics below.

OUR DIRECTOR NOMINEES

In addition, there are other attributes, skills and experience that should be represented on the Board as a whole, but not necessarily by each director. The table below summarizes key qualifications, skills and attributes most relevant to serve on the Board. A mark indicates a specific area of focus or expertise on which the Board relies most. The lack of a mark does not necessarily mean the director does not possess that qualification or skill. Each director biography below describes each director’s qualifications and relevant experience in more detail.

In evaluating the suitability of individual Board nominees, the Nominating & Governance Committee takes into account:

»	a general and diverse understanding of the global economy, capital markets, finance, technology and other disciplines relevant to the success of a large publicly-traded financial technology company;

»	a general understanding of Nasdaq’s business and technology;

»	the classification requirements under our By-Laws;

»	the individual’s educational and professional background and personal accomplishments; and

»	factors such as diversity, gender, age and geography.

40	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Capital Markets	Cybersecurity	FinTech	Mergers & Acquisitions	Public Company Board & Corporate Governance	Risk Management	Strategic Acumen and Leadership
Melissa M. Arnoldi		●		●		●	●
Charlene T. Begley		●	●		●	●	●
Steven D. Black	●		●	●	●	●	●
Adena T. Friedman	●		●	●	●	●	●
Essa Kazim	●		●		●	●	●
Thomas A. Kloet	●		●	●	●	●	●
John D. Rainey	●		●	●		●	●
Michael R. Splinter	●	●	●	●	●	●	●
Jacob Wallenberg	●			●	●	●	●
Lars R. Wedenborn	●		●	●	●	●	●

Melissa M. Arnoldi

Age: 45

Director Since: 2017

Other Public Company Boards: None

Board Committees: Audit

Ms. Arnoldi has been President of Technology & Operations at AT&T Communications, a wholly owned subsidiary of AT&T Inc., a telecommunications company, since August 2017. Ms. Arnoldi has served in various capacities at AT&T since 2008 including: President of Technology Development at AT&T Services, Inc. from September 2016 to August 2017; SVP, Technology Solutions & Business Strategy, from December 2014 to September 2016; VP, IT Strategy & Business Integration, from December 2012 to December 2014; and AVP, IT from January 2008 to December 2012. Prior to AT&T, Ms. Arnoldi was a partner in the Communications & High Technology Industry Group at Accenture Ltd. from 2006 to 2008, serving in various other capacities from 1996 to 2008.

Board of Directors	41

Charlene T. Begley

Age: 51

Director Since: 2014

Other Public Company Boards: Hilton Worldwide Holdings Inc.; Red Hat, Inc.

Board Committees: Audit, Management Compensation

Ms. Begley served in various capacities for the General Electric Company, a diversified infrastructure and financial services company, from 1988 to 2013. Ms. Begley served in a dual role as SVP and Chief Information Officer, as well as President and CEO of GE’s Home and Business Solutions Office, from January 2010 to December 2013. Previously, Ms. Begley served as President and CEO of GE’s Enterprise Solutions from 2007 to 2009. At GE, Ms. Begley served as President and CEO of GE Plastics and GE Transportation. She also led GE’s Corporate Audit staff and served as CFO for GE Transportation and GE Plastics Europe and India. Ms. Begley is a member of the Hilton and Red Hat audit and nominating and governance committees. Ms. Begley served on the Board of WPP plc from December 2013 to June 2017.

Steven D. Black

Age: 65

Director Since: 2011

Other Public Company Boards: None

Board Committees: Management Compensation (Chair) and Nominating & Governance

Mr. Black has been Co-CEO of Bregal Investments, a private equity firm, since September 2012. He was the Vice Chairman of JP Morgan Chase & Co. from March 2010 to February 2011 and a member of the firm’s Operating and Executive Committees. Prior to that position, Mr. Black was the Executive Chairman of JP Morgan Investment Bank from October 2009 to March 2010. Mr. Black served as Co-CEO of JP Morgan Investment Bank from 2004 to 2009. Mr. Black was the Deputy Co-CEO of JP Morgan Investment Bank from 2003 to 2004. He also served as head of JP Morgan Investment Bank’s Global Equities business from 2000 to 2003 following a career at Citigroup and its predecessor firms.

Adena T. Friedman

Age: 48

Director Since: 2017

Other Public Company Boards: None

Board Committees: Finance

Ms. Friedman was appointed President and CEO and elected to the Board effective January 1, 2017. Previously, Ms. Friedman served as President and Chief Operating Officer from December 2015 to December 2016 and President from June 2014 to December 2015. Ms. Friedman served as CFO and Managing Director at The Carlyle Group, a global alternative asset manager, from March 2011 to June 2014. Prior to joining Carlyle, Ms. Friedman was a key member of Nasdaq’s management team for over a decade including as head of data products, head of corporate strategy and CFO.

42	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Essa Kazim
Age: 59
Director Since: 2008
Other Public Company Boards: None
Board Committees: Finance

H.E. Kazim has been Governor of the Dubai International Financial Center since January 2014. Since 2006, he has served as Chairman of Borse Dubai and Chairman of the Dubai Financial Market. H.E. Kazim began his career as a Senior Analyst in the Research and Statistics Department of the UAE Central Bank in 1988 and then he moved to the Dubai Department of Economic Development as Director of Planning and Development in 1993. He was then appointed Director General of the Dubai Financial Market from 1999-2006. H.E. Kazim is Deputy Chairman of the Supreme Legislation Committee in Dubai and a member of the Supreme Fiscal Committee of Dubai.

Thomas A. Kloet
Age: 59
Director Since: 2015
Other Public Company Boards: None
Board Committees: Audit (Chair), Nominating & Governance

Mr. Kloet was the first CEO and Executive Director of TMX Group Limited, the holding company of the Toronto Stock Exchange; TSX Venture Exchange; Montreal Exchange; Canadian Depository for Securities; Canadian Derivatives Clearing Corporation and the BOX Options Exchange, from 2008 to 2014. Previously, he served as CEO of the Singapore Exchange and as a senior executive at Fimat USA (a unit of Société Générale), ABN AMRO and Credit Agricole Futures, Inc. He also served on the Boards of CME and various other exchanges worldwide. Mr. Kloet is a CPA and a member of the AICPA. He is also a member of the U.S. Commodity Futures Trading Commission’s Market Risk Advisory Committee and was inducted into the FIA Hall of Fame in March 2015. Mr. Kloet is a Trustee of Northern Funds, which offers 44 portfolios, and Northern Institutional Funds, which offers 7 portfolios. Mr. Kloet also chairs the Boards of Nasdaq’s U.S. exchange subsidiaries.

John D. Rainey
Age: 47
Director Since: 2017
Other Public Company Boards: None
Board Committees: Audit, Finance (Chair)

Mr. Rainey joined PayPal Holdings, Inc., a technology platform and digital payments company, in August 2015 and now serves as the company’s CFO and EVP of Global Customer Operations. From August 2015 to September 2016, he served as PayPal’s SVP, CFO, and from September 2016 to December 2017, he served as the company’s EVP, CFO. Prior to joining PayPal, Mr. Rainey was EVP and CFO of United Airlines from April 2012 to August 2015. From October 2010 to April 2012, Mr. Rainey was SVP of Financial Planning and Analysis at United Airlines. Mr. Rainey served in various positions in finance at Continental Airlines prior to the merger of United and Continental.

Board of Directors	43

Michael R. Splinter
Age: 67
Director since: 2008
Other Public Company Boards: Meyer Burger Technology Ltd; TSMC, Ltd.
Board Committees: Management Compensation, Nominating & Governance (Chair)

Mr. Splinter was elected Chairman of Nasdaq’s Board effective May 10, 2017. He is a business and technology consultant and the co-founder of WISC Partners, a regional technology venture fund. He served as Executive Chairman of the Board of Directors of Applied Materials, a leading supplier of semiconductor equipment from 2009 until he retired in June 2015. At Applied Materials, he was also President and CEO. An engineer and technologist, Mr. Splinter is a 40-year veteran of the semiconductor industry. Prior to joining Applied Materials, Mr. Splinter was a long-time executive at Intel Corporation. Mr. Splinter was elected to the National Academy of Engineers in 2017. Mr. Splinter is a member of Meyer Burger Technology’s compensation committee and TSMC’s audit and compensation committees.

Jacob Wallenberg
Age: 62
Director Since: N/A
Other Public Company Boards: ABB Ltd; Investor AB; Telefonaktiebolaget LM Ericsson
Board Committees: N/A

Mr. Wallenberg has been Chairman of the Board of Investor AB since 2005. Previously, he served as Vice Chairman of Investor AB from 1999 to 2005 and as a member of Investor AB’s Board since 1998. Mr. Wallenberg was the President and CEO of Skandinaviska Enskilda Banken AB in 1997 and the Chairman of its Board of Directors from 1998 to 2005. Mr. Wallenberg also was EVP and CFO of Investor AB from 1990 to 1993. Mr. Wallenberg is a member of the governance and nomination committee at ABB Ltd, the audit and risk and remuneration committees at Investor AB and the finance committee at Telefonaktiebolaget LM Ericsson. Mr. Wallenberg is currently on the Board of SAS AB, where he serves on the remuneration committee, but he is not standing for reelection at their Annual General Meeting on April 10, 2018.

Lars R. Wedenborn
Age: 59
Director Since: 2008
Other Public Company Boards: None
Board Committees: Audit

Mr. Wedenborn is CEO of FAM AB, which is wholly owned by the Wallenberg Foundations. He started his career as an auditor. From 1991 to 2000, he was Deputy Managing Director and CFO at Alfred Berg, a Scandinavian investment bank. He served with Investor AB, a Swedish industrial holding company, as EVP and CFO from 2000 to 2007. Mr. Wedenborn was a member of the Board of OMX AB prior to its acquisition by Nasdaq. Mr. Wedenborn was elected Chairman of the Nasdaq Nordic Ltd. Board in October 2009.

44	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Our Board has four standing Committees: » Audit Committee » Finance Committee » Management Compensation Committee » Nominating & Governance Committee

Board Committees

Our Board has four standing Committees: an Audit Committee, a Finance Committee, a Management Compensation Committee and a Nominating & Governance Committee. Each of these Committees, other than the Finance Committee, is composed exclusively of directors determined by the Board to be independent. The Chair of each Committee reports to the Board in Chairman’s Session or Executive Session on the topics discussed and actions taken at each meeting. The independent Board Chairman is responsible for chairing the Executive Sessions of the Board and reporting to the President and CEO and Corporate Secretary on any actions taken during Executive Sessions. A description of each standing Committee is included on the following pages.

AUDIT COMMITTEE Thomas A. Kloet (Chair) Melissa M. Arnoldi Charlene T. Begley John D. Rainey Lars R. Wedenborn 11 Meetings in 2017

Key Objectives:

»  Oversees Nasdaq’s financial reporting process on behalf of the Board.

»  Appoints, retains, approves the compensation of and oversees the independent registered public accounting firm.

»  Assists the Board by reviewing and discussing the quality and integrity of accounting, auditing and financial reporting practices at Nasdaq, including assessing the staffing of employees in these functions.

»  Assists the Board by reviewing the adequacy and effectiveness of internal controls and the effectiveness of Nasdaq’s ERM and regulatory programs.

»  Reviews and approves or ratifies all related party transactions, as further described below under “Certain Relationships and Related Transactions.”

»  Assists the Board in reviewing and discussing Nasdaq’s Global Ethics and Corporate Compliance Program, SpeakUp! Program and confidential whistleblower process.

»  Assists the Board in its oversight of the Internal Audit function.

»  Reviews and recommends to the Board for approval the company’s regular dividend payments.

»  Updates the Board on discussions and decisions from the Audit Committee meetings.

2017 Highlights:

»  Oversaw Nasdaq’s financial reporting process and reviewed the disclosures in the company’s quarterly earnings releases, quarterly reports on Form 10-Q and annual report on Form 10-K.

»  Reviewed non-GAAP disclosures, impairment assessments and the impact or potential impact of changes in various accounting standards.

»  Provided oversight on the performance of the Internal Audit function during the year.

Board of Directors	45

»   Oversaw control remediation efforts by management.

»   Reviewed and discussed the company’s ERM program, including its governance structure, risk assessments and risk management practices and guidelines.

»   Reviewed, approved and oversaw the company’s Cybersecurity Strategic Plan.

»   Received regular updates on information security initiatives, cybersecurity threats and new technology initiatives from the Chief Information Officer and Chief Information Security Officer.

»   Reviewed key regulatory compliance matters.

»   Provided oversight for the Global Ethics and Corporate Compliance Program and received regular updates on Nasdaq’s SpeakUp! Program and confidential whistleblower process.

»   Reviewed a report on Nasdaq’s fraud management program.

»   Evaluated the performance of the independent auditor and continued to review and approve all services provided and fees charged by such auditors.

»   Reviewed and approved or ratified all related party transactions, as further described below under “Certain Relationships and Related Transactions.”

»   Oversaw and discussed with management at every meeting key risks, including emerging and escalating risks.

»   Held Executive Sessions individually with the external auditor, Internal Audit, the General Counsel and Chief Regulatory Officer, the CFO and the Chief Information Officer.

»   Received informational reports from the external auditor on revenue recognition and disclosure requirements and other related critical audit matters.

Risk Oversight Role:

»   Reviews the systems of internal controls, financial reporting and the Global Ethics and Corporate Compliance Program.

»   Reviews the ERM program, including policy, structure and process.

Independence:

»   Each member of the Audit Committee is independent as defined in Rule 10A-3 adopted pursuant to the Sarbanes-Oxley Act of 2002 and in the Listing Rules of The Nasdaq Stock Market. The Board determined that Messrs. Kloet, Rainey and Wedenborn and Ms. Begley are “audit committee financial experts” within the meaning of SEC regulations. Each also meets the “financial sophistication” standard of The Nasdaq Stock Market.

Given our role as a key technology infrastructure provider, we focus extensively on technology and cybersecurity risk as well as the critical areas of financial reporting, enterprise risk, legal and regulatory matters, ethics and corporate compliance.

                        Thomas A.  Kloet

46	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

FINANCE COMMITTEE

John D. Rainey (Chair)

Adena T. Friedman

Essa Kazim

3

Meetings in 2017

Overseeing the company’s capital plan for the benefit of stockholders is the primary focus of the Finance Committee.”

John D. Rainey

Key Objectives:

»	Reviews and recommends for approval by the Board the capital plan of the company, including the plan for repurchasing shares of the company’s common stock and the proposed dividend plan.

»	Reviews and recommends for approval by the Board significant mergers, acquisitions and business divestitures.

»	Reviews and recommends for approval by the Board significant capital market transactions and other financing arrangements.

»	Reviews and recommends for approval by the Board significant capital expenditures, lease commitments and asset disposals, excluding those included in the approved annual budget.

2017 Highlights:

»	Conducted a comprehensive review of the Capital Allocation Plan for ultimate Board approval.

»	Reviewed and approved certain financing transactions in connection with the acquisition of eVestment.

»	Reviewed and approved the refinancing of the company’s revolving credit facility and the implementation of a commercial paper program.

Risk Oversight Role:

»	Monitors operational and strategic risks related to Nasdaq’s financial affairs, including capital structure and liquidity risks.

»	Reviews the policies and strategies for managing financial exposure and certain risk management activities of Nasdaq’s Treasury function.

Board of Directors	47

Key Objectives:

»	Establishes and annually reviews the executive compensation philosophy.

»	Reviews and approves all compensation and benefit programs applicable to Nasdaq’s executive officers annually. Program changes applicable to the President and CEO and CFO are referred to the Board for final approval.

»	Reviews and approves the base salary, incentive compensation, performance goals and equity awards for executive officers. For the President and CEO and CFO, these items will be referred to the Board for final approval.

»	Reviews and approves the base salary and incentive compensation for those non-executive officers with target total cash compensation in excess of $1,000,000 or an equity award valued in excess of $600,000.

2017 Highlights:

»	Extensive focus on development of executive talent and succession planning.

»	Reviewed the effectiveness of the annual and long-term incentive plans.

»	Together with the Nominating & Governance Committee, led the annual performance evaluation of the President and CEO.

Risk Oversight Role:

»	Monitors the risks associated with elements of the compensation program, including organizational structure, compensation plans and goals, succession planning, organizational development and selection processes.

»	Evaluates the effect the compensation structure may have on risk-related decisions.

Independence:

»	Each member of the Management Compensation Committee is independent and meets the additional eligibility requirements set forth in the Listing Rules of The Nasdaq Stock Market.

MANAGEMENT

COMPENSATION

COMMITTEE

Steven D. Black (Chair)

Charlene T. Begley

Michael R. Splinter

6

Meetings in 2017

Our approach is to oversee and ensure that the company’s executive compensation program relies heavily on metrics that link performance and value creation, while discouraging excessive risk.”

Steven D. Black

48	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

NOMINATING &

GOVERNANCE

COMMITTEE

Michael Splinter (Chair)

Steven D. Black

Thomas A. Kloet

9

Meetings in 2017

In 2017, we continued our focus on board diversity and refreshment, including reviewing director skills, qualifications and expertise to ensure we have the right mix of directors to support Nasdaq’s long-term strategy.

Michael R. Splinter

Key Objectives:

»	Determines the skills and qualifications necessary for the Board, develops criteria for selecting potential directors and manages the Board refreshment process.

»	Identifies, reviews, evaluates and nominates candidates for annual elections to the Nasdaq Board.

»	Leads the annual assessment of the effectiveness of the Board, Committees and individual directors.

»	Together with the Management Compensation Committee, leads the annual performance assessment of the President and CEO.

»	Identifies and considers emerging corporate governance issue and trends.

»	Reviews feedback from engagement sessions with investors and determines follow-up actions and plans.

»	Monitors company compliance with corporate governance requirements and policies.

»	Reviews and recommends the Board and Committee membership and leadership structure.

»	Reviews and recommends to the Board candidates for election as officers with the rank of EVP or above.

2017 Highlights:

»	Considered stockholder feedback and input on governance topics and evolving governance issues, trends and policies, including ESG and the stockholder proposal on right to act by written consent.

»	Focused on the ongoing and continual Board refreshment process.

»	In connection with the Board review of the strategic pivot of the organization, discussed the qualifications and skills necessary for future director nominees.

»	Conducted the annual Board and Committee effectiveness assessment, developed action plans based on the results and monitored follow-up items.

Risk Oversight Role:

»	Oversees risks related to the company’s governance structure, trends, policies and processes.

»	Monitors independence of the Board.

Independence:

»	Each member of the Nominating & Governance Committee is independent, as required by the Listing Rules of The Nasdaq Stock Market.

Board of Directors	49

Director Compensation

Annual non-employee director compensation is based upon a compensation year beginning and ending in May. Staff directors, including Ms. Friedman, do not receive compensation for serving on the Board. Every two years, the Management Compensation Committee reviews the Director Compensation Policy, considers a competitive market analysis of director compensation data and recommends changes, if any, to the policy to the Board for approval. The following table reflects the compensation policy for non-employee directors for the current and prior compensation years.

Item	May 2017 - May 2018	May 2016 - May 2017

Annual Retainer for Board Members (Other than the Chairman and Lead Independent Director, if any)	$75,000	$75,000

Annual Retainer for Board Chairman	$240,000	$240,000

Annual Retainer for Lead Independent Director	N/A	$150,000

Annual Equity Award for All Board Members (Grant Date Market Value)	$200,000	$200,000

Annual Audit Committee and Management Compensation Committee Chair Compensation	$30,000	$30,000

Annual Audit Committee and Management Compensation Committee Member Compensation	$10,000	$10,000

Annual Nominating & Governance Committee Chair Compensation	$20,000	$20,000

Annual Nominating & Governance Committee Member Compensation	$5,000	$5,000

Annual Finance Committee Chair Compensation	$20,000	N/A

Annual Finance Committee Member Compensation	$5,000	N/A

Each non-employee director may elect to receive the annual retainer in cash (payable in equal semi-annual installments), equity or a combination of cash and equity. Each non-employee director also may elect to receive Committee Chair and/or Committee member fees in cash (payable in equal semi-annual installments) or equity.

The annual equity award and any equity elected as part of the annual retainer or for Committee Chair and/or Committee member fees are awarded automatically on the date of the Annual Meeting of Stockholders immediately following election and appointment to the Board.

All equity paid to Board members consists of RSUs that vest in full one year from the date of grant. The amount of equity to be awarded is calculated based on the closing market price of our common stock on the date of the Annual Meeting. Unvested equity is forfeited in certain circumstances upon termination of the director’s service on the Board.

50	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Under our stock ownership guidelines, non-employee directors must maintain a minimum ownership level in Nasdaq common stock of five times the annual cash retainer for Board members.

Directors are reimbursed for business expenses and reasonable travel expenses for attending Board and Committee meetings. Non-employee directors do not receive retirement, health or life insurance benefits. Nasdaq provides each non-employee director with director and officer liability insurance coverage, as well as accidental death and dismemberment and travel insurance for and only when traveling on behalf of Nasdaq.

STOCK OWNERSHIP GUIDELINES

Under our stock ownership guidelines, non-employee directors must maintain a minimum ownership level in Nasdaq common stock of five times the annual cash retainer for Board members. Shares owned outright, through shared ownership and in the form of vested and unvested restricted stock, are taken into consideration in determining compliance with these stock ownership guidelines. Exceptions to this policy may be necessary or appropriate in individual situations and the Chairman of the Board may approve such exceptions from time to time. New directors have until four years after their initial election to the Board to obtain the minimum ownership level. All of the directors were in compliance with the guidelines as of December 31, 2017.

2017 Director Compensation Table

Name[1]	Fees Earned or Paid in Cash ($)[2]	Stock Awards ($)[3,4,5]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Melissa M. Arnoldi	–	$278,786	–	–	–	–	$278,786

Charlene T. Begley	$95,000	$195,699	–	–	–	–	$290,699

Steven D. Black	–	$303,281	–	–	–	–	$303,281

Börje E. Ekholm	–	–	–	–	–	–	–

Glenn H. Hutchins	–	$293,482	–	–	–	–	$293,482

Essa Kazim	–	$273,887	–	–	–	–	$273,887

Thomas A. Kloet[6]	$202,500	$269,053	–	–	–	–	$471,553

Ellyn A. McColgan	–	–	–	–	–	–	–

John D. Rainey	$62,500	$197,050	–	–	–	–	$259,550

Michael R. Splinter	–	$459,853	–	–	–	–	$459,853

Lars R. Wedenborn[7]	$80,192	$195,699	–	–	–	–	$275,891

[1]

Adena T. Friedman and Robert Greifeld are not included in this table as they are (or were, in the case of Mr. Greifeld) employees of Nasdaq and thus received no compensation for their service as directors. For information on the compensation received by Ms. Friedman as an employee of the company, see “Compensation Discussion and Analysis” and “Executive Compensation Tables.”

[2]

The differences in fees earned or paid in cash reported in this column largely reflect differences in each individual director’s election to receive the annual retainer and Committee service fees in cash or RSUs. These elections are made at the beginning of the Board compensation year in May and apply throughout the year. In addition, the difference in fees earned or paid also reflects individual Committee service.

Board of Directors	51

[3]

The amounts reported in this column reflect the grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in note 13 to the company’s audited financial statements for the fiscal year ended December 31, 2017 included in our annual report on Form 10-K. The differences in the amounts reported among non-employee directors primarily reflect differences in each individual director’s election to receive the annual retainer and Committee service fees in cash or RSUs.

[4]

These stock awards, which were awarded on May 10, 2017 to all the non-employee directors elected to the Board on that date, represent the annual equity award and any portion of annual retainer or Committee service fees that the director elected to receive in equity. Each non-employee director received the annual equity award, which consisted of 2,996 RSUs with a grant date fair value of $199,983. Mr. Splinter elected to receive his Chairman retainer in equity so he received an additional 3,595 RSUs with a grant date fair value of $239,966. Directors Arnoldi, Black, Hutchins, Kazim and Kloet elected to receive all of their annual retainers in equity, so they each received an additional 1,123 RSUs with a grant date fair value of $74,960. In addition, individual Directors received the following amounts for Committee service fees: Ms. Arnoldi (149 RSUs with a grant date fair value of $9,946); Mr. Black (524 RSUs with a grant date fair value of $34,977); Mr. Hutchins (374 RSUs with a grant date fair value of $24,965); H.E. Kazim (74 RSUs with a grant date fair value of $4,940); and Mr. Splinter (449 RSUs with a grant date fair value of $29,971). Following his election to the Board, Mr. Rainey received a stock award on July 31, 2017, representing the annual equity award, which consisted of 2,689 RSUs with a grant date fair value of $199,981.

[5]	The aggregate number of unvested and vested shares and units of restricted stock beneficially owned by each non-employee director as of December 31, 2017 is summarized in the following table.

Director	Number of Unvested Restricted Shares and Units	Number of Vested Restricted Shares and Units

Melissa M. Arnoldi	4,268	–

Charlene T. Begley	2,996	8,629

Steven D. Black	4,643	26,556

Börje E. Ekholm	–	39,646

Glenn H. Hutchins	–	38,288

Essa Kazim	4,193	28,226

Thomas A. Kloet	4,119	5,512

Ellyn A. McColgan	–	11,622

John D. Rainey	2,689	–

Michael R. Splinter	7,040	44,808

Lars R. Wedenborn	2,996	–

[6]

Fees Earned or Paid in Cash to Mr. Kloet include fees of $72,500 for his service as a director of Nasdaq, Inc., consisting of $37,500 of annual retainer for the 2016-2017 compensation year and $35,000 of Committee Chair and Member fees for the 2017-2018 compensation year. Fees Earned or Paid in Cash to Mr. Kloet also include fees of $130,000 for his service as Chairman of the Boards of our U.S. exchange subsidiaries and their Regulatory Oversight Committees. Fees earned for Board and Committee service for our exchange subsidiaries are paid only in cash. Mr. Kloet directs most of the fees for his service as a director to a 501(c)(3) charity of his choice.

[7]

Fees Earned or Paid in Cash to Mr. Wedenborn include fees for his service both as a director of Nasdaq, Inc. ($47,500) and as Chairman of the Board of Nasdaq Nordic Ltd ($32,692 (€29,000)). The latter amount was converted to U.S. dollars from euros at an exchange rate of $1.1273 per euro, which was the average exchange rate for 2017. Fees earned for Board and Committee service for our exchange subsidiaries are paid only in cash.

All of the directors were in compliance with the stock ownership guidelines as of December 31, 2017.

NAMED EXECUTIVE OFFICER COMPENSATION

Named Executive Officer Compensation	53

Named Executive Officer Compensation

Proposal 2: Approval of the Company’s Executive Compensation of an Advisory Basis

We are asking stockholders to approve, on an advisory basis, the company’s executive compensation as reported in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the executive compensation program and practices described in this proxy statement.

We urge stockholders to read the Compensation Discussion and Analysis below as well as the executive compensation tables and narrative beginning on page 54. The Compensation Discussion and Analysis describes our executive compensation program and the decisions made by our Management Compensation Committee in 2017 in more detail. The compensation tables provide detailed information on the compensation of our NEOs. The Board and the Management Compensation Committee believe that the compensation program for our NEOs has been effective in meeting the core principles described in the Compensation Discussion and Analysis in this proxy statement and has contributed to the company’s long-term success.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2018 Annual Meeting of Stockholders.

RESOLVED, that the stockholders of Nasdaq, Inc. approve, on an advisory basis, the compensation of Nasdaq’s NEOs, as disclosed in the proxy statement for Nasdaq’s 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the executive compensation tables and other related tables and narrative disclosure.

This advisory vote is not binding on the Board and the Management Compensation Committee. Although non-binding, the Board and the Management Compensation Committee will review and consider the outcome of the vote when making future decisions regarding our executive compensation program.

The Board has adopted a policy providing for annual stockholder advisory votes to approve the company’s executive compensation. Under the current version of the policy, the next advisory vote to approve executive compensation will occur at the 2019 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote FOR the approval of the company’s executive compensation on an advisory basis.

54	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

	Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a summary of our executive compensation philosophy and programs and describes the compensation decisions we have made under these programs and the factors considered in making those decisions. This Compensation Discussion and Analysis and the Executive Compensation Tables focus on the compensation of our NEOs for 2017.

Business Performance Highlights		55

	Key Governance Features of Executive Compensation Program	55
Decision-Making Framework	Total Rewards Philosophy	56
	Say on Pay Results	58
	Compensation Determinations	58
	Competitive Positioning	58
	Peer Group	59
	President and CEO’s Role in the Executive Compensation Process	60
	Role of Compensation Consultants	60
	Tally Sheets	60

What We Pay and Why: Elements of Executive Compensation	Pay for Performance	62
	Base Salary	62
	Annual Incentive Compensation	63
	Long-Term Incentive Compensation	68
	Benefits	72
	Severance	72
	Other	73

Risk Mitigation and Other Pay Practices	Risk Assessment of Compensation Program	73
	Stock Ownership Guidelines	73
	Stock Holding Guidelines	74
	Trading Controls and Hedging and Pledging Policies	74
	Incentive Recoupment Policy	75
	Tax and Accounting Implications of Executive Compensation	75

Named Executive Officer Compensation	55

Business Performance Highlights

We achieved strong financial and operational performance across many of our business segments in 2017 while continuing to diversify our business, invest significantly in future initiatives and integrate our recent acquisitions.

Achieved record net revenues of $2.43 billion for the full year ended December 31, 2017.

Increased net revenues 7% year over year, led by 10% growth in Market Technology and a 9% increase in Information Services.

Improved market share in our largest trading categories, multiply-listed U.S. options, U.S. equities and Nordic equities.

Achieved and exceeded the initial $60 million synergies with respect to key 2016 acquisitions ahead of schedule.

Led U.S. exchanges with 136 IPOs, representing 63% of all U.S. IPOs, and welcomed 268 total new listings on The Nasdaq Stock Market.

Market Technology order intake totaled $292 million during 2017 while total order backlog set a new record of $847 million at December 31, 2017.

Closed the acquisition of eVestment, a leading content and analytics provider used by asset managers, investment consultants and asset owners.

Returned $446 million in value to stockholders through $203 million in repurchased stock and $243 million in paid dividends.

Achieved 71.6% three-year cumulative TSR, significantly outperforming the S&P 500 and the Nasdaq Composite over this time period.

Decision-Making Framework

We design our executive compensation program to reward financial and operational performance, effective strategic leadership and achievement of business unit goals and objectives, which are key elements in driving stockholder value and sustainable growth. Our compensation program is grounded in best practices and ethical and responsible conduct.

KEY GOVERNANCE FEATURES OF EXECUTIVE COMPENSATION PROGRAM

The following table summarizes the specific features of our executive compensation program. We believe our executive compensation practices drive performance and serve our stockholders’ long-term interests.

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What We DO

Maintain robust stock ownership guidelines

Maintain a long-standing incentive “clawback” policy

Provide change in control protection that requires a “double trigger”

Conduct a comprehensive annual risk assessment of our compensation program

Conduct an annual executive talent review and discussion on succession planning

Pay for performance; 100% of annual incentives and annual long-term incentive grants are performance-based

Provide only limited perquisites, which provide nominal additional assistance to allow executives to focus on their duties

What We DON’T Do

Provide ongoing supplemental executive retirement plans; all benefits have been frozen

Permit re-pricing of underwater stock options without stockholder approval

Accrue or pay dividends on unearned or unvested equity awards

Pay tax gross-ups on severance arrangements and perquisites

Award non-performance based stock options

Allow hedging or pledging of Nasdaq stock

Guarantee bonus payments for our NEOs

On an annual basis, the Management Compensation Committee reviews Nasdaq’s compensation philosophy, programs and practices.

TOTAL REWARDS PHILOSOPHY

As the company made a pivot in its strategic direction, we assessed and renewed our robust performance-based compensation philosophy to ensure it is meeting the needs of not only the company but also the stockholders. On an annual basis, the Management Compensation Committee reviews Nasdaq’s compensation philosophy, programs and practices. The following reflects our current total rewards philosophy.

Named Executive Officer Compensation	57

Nasdaq’s total rewards program is designed to attract, retain and empower employees to act with integrity, use ingenuity, deliver insights, pursue possibilities and achieve great results to successfully execute the company’s growth strategy.

Nasdaq’s balanced total rewards program encourages decisions and behaviors that align with the short and long-term interests of the company’s stockholders.

The building blocks of our total rewards program are designed to promote and support our strategy and:

»	Reinforce our cultural values of: Clients, Passion, Innovation, Integrity, Effectiveness and Resiliency.

»	Energize and align employees with the most important priorities, and encourage and reward high levels of performance, innovation and growth, while not promoting undue risk.

»	Retain our most talented employees in a highly dynamic, competitive talent market.

»	Engage and excite current and future employees who possess the leading skills and competencies needed for us to achieve our strategy and objectives.

Our philosophy is based on the following guiding principles. Each individual component of compensation is considered independently and is not based on a formula. Each component, however, is intended to be complementary to the overall compensation package awarded to the executives.

58	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

At our 2017 Annual Meeting

    of Stockholders, over

98%

of the votes cast were in favor

of the advisory vote to approve

    executive compensation.

Screening Criteria Used To Select Peer Companies

SAY ON PAY RESULTS

Each year we carefully consider the results of our Say on Pay advisory vote from the prior year. At our 2017 Annual Meeting of Stockholders, over 98% of the votes cast were in favor of the advisory vote to approve executive compensation. In 2017 we retained the core elements of our executive compensation program, policies and decisions and believe that our programs continue to appropriately motivate and reward our senior management.

In addition to the perspective provided by the Say on Pay results, we also carefully solicit and consider feedback from our stockholders on executive compensation, corporate governance and other issues throughout the year. For further information on our stockholder engagement, see “Engaging with Our Stockholders” on page 20.

COMPENSATION DETERMINATIONS

We have established a process for evaluating the performance of the company, the President and CEO and other NEOs for compensation purposes. On an annual basis, the Management Compensation Committee, the Board and Nominating & Governance Committee review our President and CEO’s performance in Executive Session. As part of their deliberative process, the Management Compensation Committee and Board evaluate our President and CEO’s performance against the pre-established corporate goals and determine appropriate President and CEO compensation. The factors considered include our President and CEO’s performance against annual performance objectives, the performance of the company, the quality and development of the management team and employee engagement.

With the support of the Human Resources Department, our President and CEO develops compensation recommendations for the executive officers for consideration by the Management Compensation Committee and/or the Board. As part of this process, our President and CEO meets individually with each executive to discuss his or her performance against pre-established objectives determined during the previous year, as well as performance objectives and development plans for the coming year. This meeting gives each executive an opportunity to present his or her perspective of his or her performance and potential objectives and challenges for the upcoming year. Our President and CEO presents the results of each of the executive meetings to the Management Compensation Committee for its review and consideration as part of its deliberation process.

COMPETITIVE POSITIONING

To evaluate the external competitiveness of our executive compensation program, we compare certain elements of the program to similar elements used by peer companies. In setting 2017 compensation levels, the Management Compensation Committee used a comprehensive peer group, consisting of 21 companies, to conduct a competitive market analysis of the compensation program for our NEOs. We believe using and disclosing a peer group supports good governance and provides valuable input into compensation levels and program design.

When forming the peer group, we considered potential peers among both direct industry competitors and companies in related industries with similar talent needs. After identifying potential peers on this basis, we used the seven screening criteria to the left to select appropriate peer companies.

Named Executive Officer Compensation	59

Each of these factors was initially weighted equally to develop a more refined list of companies for consideration. We then further reviewed each remaining company to determine its appropriateness for the final peer group with a particular focus on identifying meaningful talent peers. Certain companies were eliminated because of factors such as a significantly different market capitalization, limited competitive position for executive talent or limited global complexity relative to Nasdaq.

We believe the current peer group includes an accurate representation of Nasdaq’s industry competitors and size-relevant, talent-focused comparators. In addition, we believe that year-over-year consistency in peer group usage is desirable for reviewing trends in market pay movement.

PEER GROUP

The peer group consists of the following companies.1

[1]

This peer group differs from the peer group used for the performance graph included in Item 5 of our annual report on Form 10-K, which is for stock performance comparisons and includes industry-only competitors.

[2]	Bats Global Markets, Inc. was removed from the peer group after being acquired by CBOE Holdings, Inc. in February 2017.

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Each executive is evaluated individually based on skills, knowledge, performance, growth potential and, in the Management Compensation Committee’s business judgment, the value he or she brings to the organization and Nasdaq’s retention risk.

In addition to the peer group, we also take into account that Nasdaq faces competition for talent from private firms, such as high frequency and other small trading firms, private equity funds and non-public technology companies for which public compensation data is not available.

Peer group data serves as only one reference point in evaluating our executive compensation program. We use this data to see how various elements of our executive compensation program compare to other companies. However, we do not set the compensation of our executives based on this data or target executive compensation to a specific percentile of the compensation set by our competitors. Instead, the comparison is conducted solely to determine if the compensation is competitive to the market. Each executive is evaluated individually based on skills, knowledge, performance, growth potential and, in the Management Compensation Committee’s business judgment, the value he or she brings to the organization and Nasdaq’s retention risk.

PRESIDENT AND CEO’S ROLE IN THE EXECUTIVE COMPENSATION PROCESS

Our President and CEO regularly attends Management Compensation Committee meetings at the invitation of the Management Compensation Committee and provides her perspective to the Management Compensation Committee regarding executive compensation matters generally and the specific performance of the other executive officers.

However, in accordance with the Listing Rules of The Nasdaq Stock Market, the President and CEO does not vote on executive compensation matters or attend Executive Sessions of the Management Compensation Committee or Board and the President and CEO is not present when her own compensation is being discussed or approved.

ROLE OF COMPENSATION CONSULTANTS

In 2017, our Human Resources Department engaged Meridian Compensation Partners to assist staff in gathering data, reviewing best practices and making recommendations to the Management Compensation Committee about our executive compensation program. Meridian does not provide any other services to Nasdaq other than executive compensation consulting. Meridian does not directly advise the Management Compensation Committee or attend meetings. In 2017, we paid Meridian $33,820 in fees for competitive market data for executives and outside directors and $115,040 in fees for other executive compensation services. However, Meridian does not determine or recommend the amount or form of executive or director compensation.

TALLY SHEETS

When recommending compensation for the President and CEO and other NEOs, the Management Compensation Committee reviews tally sheets that detail the various elements of compensation for each executive. These tally sheets are used to evaluate the appropriateness of the total compensation package, to compare each executive’s total compensation opportunity with his or her actual payout and to ensure that the compensation appropriately reflects the compensation program’s focus on pay for performance.

Named Executive Officer Compensation	61

What We Pay and Why: Elements of Executive Compensation

	Elements	What We Did	Objectives	Where Described in More Detail

FIXED	Base Salary	» Fixed amount of compensation for service during the year	» Reward scope of responsibility, experience and individual performance	Page 62

Annual Incentive Compensation

»   At-risk compensation, dependent on goal achievement

»   Formula-driven annual incentive linked to corporate financial, business unit financial and strategic objectives and other organizational priorities

»   Promote strong business results by rewarding value drivers, without creating an incentive to take excessive risk

»   Serve as key compensation vehicle for rewarding results and differentiating individual performance each year

Page 63

AT-RISK	Long-Term Incentive Compensation

»   Award values are granted based on market competitive norms and individual performance

»   100% of PSUs are paid in shares of common stock upon vesting based on three-year relative TSR ranking compared to peers and to the broad market, over each cycle

»   Motivate and reward executives for outperforming peers over several years

»   Ensure that executives have a significant stake in the long-term financial success of the company, aligned with the stockholder experience

»   Promote longer-term retention

Page 68

BENEFITS	Retirement, Health and Welfare	» 401(k) plan with company match » Competitive welfare benefits » Frozen pension plan and frozen supplemental executive retirement plan	» Provide market-competitive benefits to attract and retain top talent » Frozen plans reflect legacy arrangements	Page 72

SEVERANCE	Severance Arrangements – Termination Due to Change in Control (“Double Trigger”)	» Severance and related benefits paid upon termination without cause or resignation for good reason following a change in control » Accelerated equity vesting upon termination post-change in control

»   Retention of executives through a change in control

»   Preserve executive objectivity when considering transactions in the best interest of stockholders

»   Assist in attracting top talent

»   Equity provisions keep executives whole in situations where shares may no longer exist or awards cannot otherwise be replaced

Page 72

	Severance Arrangements – Other	» Specified amounts under employment arrangements with some executive officers » Discretionary guidelines, for involuntary terminations without cause

»   Provide transition assistance if employment ends involuntarily

»   Promote smooth succession planning upon retirement

»   Assist in attracting top talent

»   Allow the company to obtain release of employment-related claims

OTHER COMPENSATION	Limited Perquisites	» Limited additional benefits provided to certain executives	» Provide nominal additional assistance that allows executives to focus on their duties	Page 73

62	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Nasdaq’s executive compensation program is designed to deliver pay in accordance with corporate, business unit and individual performance

PAY FOR PERFORMANCE

Nasdaq’s executive compensation program is designed to deliver pay in accordance with corporate, business unit and individual performance. A large percentage of total target compensation is “at-risk” through long-term equity awards and annual cash incentive awards. These awards are linked to actual performance and include a substantial portion of equity. The mix of actual direct compensation for our NEOs in 2017 is shown below.

NEOs—2017 Actual Direct Compensation Mix

11%
Base Salary
24%
Annual Cash Incentive Awards
65%
Equity Awards
89%
"At-Risk" Performance Based Pay
65% + 24% = 89%

BASE SALARY

We review base salaries on an annual basis. In addition, we may make adjustments to base salaries during the year in response to significant changes in an executive’s responsibilities or events that would impact the long-term retention of a key executive. Salaries are established at levels commensurate with each executive’s title, position and experience, recognizing that each executive is managing a component of a complex global company.

Named Executive Officer Compensation	63

The following table shows each NEO’s base salary at December 31, 2017 and 2016.
Named Executive Officer	Base Salary at December 31, 2017 ($)	Base Salary at December 31, 2016 ($)

Adena T. Friedman President and CEO	$1,000,000	$850,000

Michael Ptasznik Executive Vice President, Corporate Strategy and Chief Financial Officer	$500,000	$500,000

Edward S. Knight Executive Vice President, General Counsel and Chief Regulatory Officer	$500,000	$500,000

Bradley J. Peterson Executive Vice President and Chief Information Officer	$550,000	$525,000

Thomas A. Wittman Executive Vice President, Global Trading and Market Services	$550,000	$475,000

Under the terms of Ms. Friedman’s employment agreement, her base salary for 2017 was $1,000,000, which was increased from her 2016 base salary in connection with her promotion to President and CEO.

In April 2017, Mr. Peterson’s base salary was increased from $525,000 to $550,000 based on performance-related factors and to align his compensation with our total rewards philosophy to reward, motivate and retain our top performers.

In April 2017, Mr. Wittman’s base salary increased from $475,000 to $500,000 based on performance-related factors. In addition, in August 2017 his base salary increased from $500,000 to $550,000 to reflect the increased scope of his role after taking responsibility for all of Global Trading and Market Services.

ANNUAL INCENTIVE COMPENSATION

Annual performance-based cash incentives are an integral part of our executive compensation program. Our NEOs receive such awards through our ECIP.

Plan-Based Target Award Opportunities

Target annual cash incentive award opportunities are established for our NEOs based on an assessment of each officer’s position and responsibilities, the competitive market analysis and the company’s retention objectives.

64	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

The following table shows each NEO’s target annual incentive opportunity in 2017 and 2016.

Named Executive Officer	2017 Target Annual Incentive Opportunity ($)	2016 Target Annual Incentive Opportunity ($)

Adena T. Friedman	$2,000,000	$1,500,000

Michael Ptasznik	$750,000	$750,000

Edward S. Knight	$700,000	$700,000

Bradley J. Peterson	$825,000	$800,000

Thomas A. Wittman	$825,000	$725,000

For 2017, Ms. Friedman’s target annual incentive compensation was increased from $1,500,000 to $2,000,000 associated with her promotion to President and CEO.

In April 2017, Mr. Peterson’s target annual incentive compensation was increased from $800,000 to $825,000 based on his high level of performance and competitive market positioning.

In April 2017, Mr. Wittman’s target annual incentive compensation was increased from $725,000 to $750,000 based on his high level of performance and competitive market positioning. In addition, in August 2017 his target annual incentive compensation was increased from $750,000 to $825,000 in recognition of the increased scope of his role after assuming responsibility for all of Global Trading and Market Services.

Performance Goals

The annual cash incentive award payments for our executives are based on the achievement of pre-established, quantifiable performance goals. The President and CEO selects and recommends goals for the other executive officers based on their areas of responsibility and input from each executive. The Management Compensation Committee and/or the Board review and consider our President and CEO’s recommendations and approve the goals for the coming year after identifying the objectives most critical to our future growth and most likely to hold executives accountable for the operations for which they are responsible.

The annual cash incentive awards are tied to results in the following areas:

»  corporate objectives, including:

›  operating income (run rate), which measures business efficiency and profitability;

›  net revenues, which measure the ability to drive revenue growth; and

›  employee engagement, which measures overall employee satisfaction and motivation; and

Named Executive Officer Compensation	65

»  business unit objectives, which are defined business unit-specific goals (financial and strategic) that contribute to the company’s short and long-term performance.

Operating income (run rate) and net revenues are the company’s primary measures of short-term business success and key drivers of long-term stockholder value. Targets for operating income (run rate) and net revenues are set at the beginning of each year, as part of the company’s annual budgeting process and are subject to adjustment for transactions and other extraordinary events. The employee engagement objectives are established at the beginning of the year by the Management Compensation Committee and/or the Board to focus the executive team on certain enterprise initiatives.

Business unit objectives also are established at the beginning of the year and are subject to adjustment for transactions and other extraordinary events. The business unit objectives consist of financial and strategic objectives specific to the business unit. The Management Compensation Committee and/or the Board set the business unit objectives to reflect the key responsibilities of each executive and incent focus on particular objectives in 2017. In lieu of business unit objectives, our President and CEO had strategic objectives relating to the entire organization.

We set goals at levels where the maximum payout would be difficult to achieve and beyond budget assumptions. The following table shows each NEO’s performance objectives for 2017 and the relative weighting of these objectives.

The annual cash incentive award payments for our executives are based on the achievement of pre-established, quantifiable performance goals.

Named Executive Officer	Corporate Operating Income (Run Rate)	Corporate Net Revenues	Employee Engagement	Business Unit Financial Objectives	Nasdaq/Business Unit Strategic Objectives

Adena T. Friedman	50%	25%	5%	0%	20%

Michael Ptasznik	45%	10%	5%	5%	35%

Edward S. Knight	40%	10%	5%	5%	40%

Bradley J. Peterson	40%	10%	5%	15%	30%

Thomas A. Wittman	10%	10%	5%	50%	25%

Potential Payouts

Payouts are determined after the end of the year and are based on the sum of (i) actual performance under each corporate objective and (ii) actual performance against an executive’s business unit/strategic objectives. Each goal applicable to the NEOs for 2017 had a minimum, target and maximum performance level.

66	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Scoring of each goal is based on actual goal achievement compared to the target. In 2017, payouts on each goal could vary between 0% and 200% of the target. However, certain non-financial goals that were not aligned with longer term strategic-value generation were funded in accordance with the achievement of the operating income (run rate) goal. This funding ensures that there is better alignment with the overall financial results of the company.

Payouts under the incentive compensation program also take into account ethical and responsible conduct, and awards are subject to negative adjustment at the full discretion of the Management Compensation Committee and/or the Board based on conduct.

Corporate Objectives Performance vs. Goals

The table below summarizes the 2017 corporate objectives.

Corporate Objective	Threshold (0% payout)	Target (100% Payout)	Maximum (200% payout)	Nasdaq’s Results for 2017 as Measured for Compensation Purposes	Payout Percentage of Target Incentive Award Amount

Operating Income (Run Rate)[1]	$1,116.7m	$1,186.7m	$1,231.7m	$1,196.5m	122%

Net Revenues	$2,323.9m	$2,413.9m	$2,478.9m	$2,395.8m	80%

Employee Engagement[2]	Overall Senior Leadership Index: 60	Overall Senior Leadership Index: 70-71	Overall Senior Leadership Index: 77	77	200%

[1]	Corporate operating income (run rate) excludes Nasdaq NEXT (i.e., our innovation investment program), foreign exchange impact, intra-year acquisitions and non-recurring expense items. Corporate net revenues exclude Nasdaq NEXT, foreign exchange impact and intra-year acquisitions. Non-GAAP expense items primarily include amortization expense of acquired intangible assets, merger and strategic initiatives costs and restructuring charges. As a result, these calculations differ from the U.S. GAAP calculations of operating income and revenues less transaction-based expenses reported in our annual report on Form 10-K.

[2]	In addition to the Overall Senior Leadership Index results, Messrs. Ptasznik, Knight, Peterson and Wittman were also scored on their Business Unit Leadership Index results.

2017 Business Unit Financial and Strategic Objectives Performance vs. Goals

The Management Compensation Committee and/or the Board assessed each officer’s achievement of the business unit financial and strategic objectives in 2017, as described below. Specific metrics for these goals are not disclosed for competitive purposes. However, 100% of our NEO goals were defined with quantifiable performance metrics and were approved by the Management Compensation Committee. No discretion was applied to any goal scoring unless specially noted below.

Named Executive Officer Compensation	67

Named Executive Officer	Goal	Goal Weighting	Score as a Percent of Target

Adena T. Friedman	Strategic Initiatives	20%	119%

	Strategic Real Estate Initiatives	5%	200%

	Controller Function Roadmap Long-Term Initiatives	5%	200%

Michael Ptasznik	Revitalize R&D and Establish Venture Investing Programs	10%	200%

	Risk Management[1]	10%	122%

	Corporate Strategy Initiatives	5%	200%

	Broaden Investor Base	5%	200%

	OGC Expense Run Rate	5%	142%

	Legal Business Unit Support & Project Delivery¹	15%	122%

Edward S. Knight	Risk Management and Mitigation¹	10%	122%

	Revitalize the Attractiveness to Growth Companies to List on Nasdaq by Improving Market Structure	5%	200%

	Public Policy Influence	10%	175%

	Global Technology Expense Run Rate	15%	200%

Bradley J. Peterson	Business Unit Blended Research and Development / Innovation	10%	161%

	Overall Systems Reliability¹	10%	122%

	Systems Resiliency Risk¹	10%	122%

	Global Equities, Derivatives & Trade Management Services Operating Income	15%	78%

	Strategic Initiatives	15%	156%

	Global Equities, Derivatives & Trade Management Services Revenues	15%	74%

Thomas A. Wittman	Cash Equities Market Share	5%	100%

	Options Market Share	5%	158%

	ISE Integration	10%	200%

	Global Fixed Income and Commodities Trading and Clearing & Post-Trade Revenues	5%	100%

	Global Fixed Income and Commodities Trading and Clearing & Post-Trade Margin	5%	100%

[1]	The maximum payout was funded at 122% of target based on operating income (run rate) results.

Award Payouts

In early 2018, the Management Compensation Committee and/or the Board determined the final levels of achievement for each of the goals and approved payout amounts. There were no guaranteed minimum payouts for any of our NEOs.

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Named Executive Officer	2017 ECIP Award Payout ($)	2016 ECIP Award Payout ($)

Adena T. Friedman	$2,296,000	$2,175,750

Michael Ptasznik	$1,071,375	$1,200,000

Edward S. Knight[1]	$960,000	$1,132,300

Bradley J. Peterson	$1,123,457	$1,327,600

Thomas A. Wittman[2]	$950,000	$1,000,000

[1]	In addition to Mr. Knight’s calculated award of $909,300, he also received an additional award of $50,700 to reflect his contributions to Project Revitalize, which were not fully reflected in the 5% weighting of that strategic goal.

[2]	In addition to Mr. Wittman’s calculated award of $917,638, he also received an additional award of $32,362 for driving results within his control, despite lower than expected volumes in 2017.

Global Exchange Peer Companies Used for Three-Year PSUs	LONG-TERM INCENTIVE COMPENSATION

ASX Limited

BM&F Bovespa

Bolsa Mexicana de Valores

Bolsas Y Mercados Espanoles

CBOE Holdings, Inc.

CME Group Inc.

Deutsche Börse

Euronext

Hong Kong Stock Exchange

Intercontinental Exchange

Japan Exchange

London Stock Exchange Group

NEX Group

Singapore Exchange

TMX Group Ltd.

Long-term incentive compensation for our executive officers consists entirely of performance-based equity awards. For officers at the EVP level or above, we grant PSUs based on relative TSR over a three-year performance period. Consistent with our pay for performance philosophy, this program represents 100% of the officer’s long-term stock-based compensation.

In 2017, each NEO received a grant of PSUs subject to a three-year cumulative performance period beginning on January 1, 2017 and ending on December 31, 2019. The shares earned, if any, vest at the end of the performance period. Performance is determined by comparing Nasdaq’s TSR to two groups of companies, each weighted 50%.

One group consists of all S&P 500 companies and the other group consists of the peer companies on the left. The peer companies include other global exchanges with sizable market capitalizations.

The TSR results are measured at the beginning and end of the three-year performance period. Nasdaq’s relative performance ranking against each of these groups will determine the final number of shares delivered to each individual. The maximum payout will be 200% of the target number of PSUs granted if Nasdaq ranks at the 85th percentile or above of both groups. However, if Nasdaq’s TSR is negative for the three-year performance period, regardless of TSR ranking, the payout cannot exceed 100% of the target number of PSUs granted.

Below is a table showing the amount of shares a grantee may receive based upon different levels of achievement against each of the groups. For each group, the resulting shares earned will be calculated by multiplying the relevant percentage from the table below by one-half of the target award amount.

Named Executive Officer Compensation	69

Percentile Rank of Nasdaq’s Three-Year TSR Versus the Relevant Group	Resulting Shares Earned

>= 85th Percentile	200%

67.5th Percentile	150%

50th Percentile	100%

25th Percentile	50%

15th Percentile	30%

0 Percentile	0%

For levels of achievement between points, the resulting shares earned will be calculated based on straight-line interpolation.

Award Determination

In setting Ms. Friedman’s 2017 equity award target, the Management Compensation Committee focused on motivating performance, with significant upside and downside based on relative performance. Historical awards, newness to the role and the retention value of Ms. Friedman’s outstanding equity were taken into account when determining the target amount of her award. Peer group data also was considered in establishing a market-competitive award level.

Ms. Friedman recommended the specific equity award targets for each of the other NEOs, which varied among executives depending upon responsibilities and retention considerations. The Management Compensation Committee and Board evaluated these recommendations and determined that the amount of each award reflected the individual’s contributions, was aligned with competitive market levels and was appropriate for retention purposes.

The target amount and target face value of the PSUs awarded to each of the NEOs under this program is set forth in the table below. The 2017 awards were approved on March 28, 2017 and granted on March 31, 2017, which was the date of Nasdaq’s annual employee equity grant.

Named Executive Officer	Target TSR PSUs (#)	Target Grant Date Face Value ($)

Adena T. Friedman	86,393	$6,000,000

Michael Ptasznik	17,278	$1,200,000

Edward S. Knight	15,838	$1,100,000

Bradley J. Peterson	20,957	$1,455,500

Thomas A. Wittman	15,838	$1,100,000

70	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

One-Time President and CEO Option Award

In addition to the annual grant awarded to Ms. Friedman, the Management Compensation Committee and Board of Directors granted her a one-time, performance-based stock option award with a value of $4,000,000 to recognize her promotion to President and CEO and to provide strong motivation to deliver long-term stock price appreciation in alignment with stockholder interests. 100% of Ms. Friedman’s option grant is performance-based, and the grant vests one-third per year over three years, contingent upon the achievement of performance metrics.

The performance criteria for the option grant are set forth in the table below.

Vesting Date	Vesting Percent	Vesting Performance Requirement
December 31, 2017	33%	2017 fully diluted EPS must be at least 3% greater than 2016 EPS

		2018 fully diluted EPS must be at least 3% greater than 2016 EPS; and either:
December 31, 2018	33%	1.	2018 fully diluted EPS growth must be at least 3.0%; or
		2.	Average annual 2017 and 2018 fully diluted EPS growth must be at least 3.0%

		2019 fully diluted EPS must be at least 3% greater than 2016 EPS; and either:
December 31, 2019	34%	1.	2019 fully diluted EPS growth must be at least 3.0%; or
		2.	Average annual 2017, 2018, and 2019 EPS growth must be at least 3.0%

Annual fully diluted EPS growth is determined based upon the percentage by which the fully diluted EPS of the company, as determined in accordance with U.S. GAAP for the fiscal year, exceeds the fully diluted EPS of the company, as determined in accordance with U.S. GAAP for the prior fiscal year.

2017 Vesting of One-Time President and CEO Option Award

On January 30, 2018, the Management Compensation Committee and the Board evaluated and approved the performance results for the vesting of the first one-third of the stock options granted to Ms. Friedman in January of 2017. The company’s 2017 fully diluted EPS growth, negatively adjusted for a one-time after-tax, non-cash intangible asset impairment charge of $341 million related to the full write-off of the eSpeed trade name and a rebranding of our Fixed Income business, exceeded the performance requirement, which resulted in the approval of the vesting of one-third of the 2017 option award, or 89,605 options.

Settlement of 2015 PSU Grants Based on Relative TSR

On December 31, 2017, the Management Compensation Committee evaluated and approved the performance results for the PSUs granted to senior executives in 2015.

Named Executive Officer Compensation	71

These PSUs were subject to a three-year cumulative performance period beginning on January 1, 2015 and ending on December 31, 2017 and performance was determined by comparing Nasdaq’s TSR to two groups of companies, each weighted 50%. One group consisted of all S&P 500 companies and the other group consisted of 16 peer companies. We measure our TSR performance relative to two different groups in order to align with the varied interests of our stockholders.

The following table sets forth the 2015 PSU performance measure results.

Equity Award	Cumulative TSR	Weighting	Performance Factors	Percentile Rank
2015 Three-Year PSU Award	71.6%	50%	Based on Relative TSR Against the S&P 500	84%
		50%	Based on Relative TSR Against Peers	56%

Based on these results, the NEOs earned the number of PSUs set forth below as compared to the target amounts granted.

Named Executive Officer	Target PSUs	PSUs Earned

Adena T. Friedman	53,538	84,055

Michael Ptasznik	–	–

Edward S. Knight	21,415	33,622

Bradley J. Peterson	24,984	39,225

Thomas A. Wittman	17,846	28,018

Other 2017 Equity Grants

In recognition of the increased scope and criticality of his role after assuming leadership responsibility for all of Global Trading and Market Services, Mr. Wittman received a special one-time grant of RSUs with a face value of $1,000,000 in August 2017. The RSU grant vests 1/3 each year over a three-year period.

General Equity Award Grant Practices

The Management Compensation Committee and the Board approve annual equity awards at their regular March meetings, which are scheduled well in advance without regard to material company news announcements.

We believe that the current and expected expense and share utilization are reasonable and justified in light of the Management Compensation Committee’s goals of aligning the long-term interests of officers and employees with those of stockholders and rewarding officers for long-term relative TSR growth while retaining a strong management team. We actively monitor the expense and share utilization associated with annual grants, and are committed to making adjustments to grant practices when appropriate.

72	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Throughout the performance periods for equity awards, the Management Compensation Committee receives updates on the executives’ progress in achieving applicable performance measures.

Throughout the performance periods for equity awards, the Management Compensation Committee receives updates on the executives’ progress in achieving applicable performance measures and monitors the compensation expense and share run rate that the company is incurring for outstanding equity awards.

The reference price for calculating the value of equity awards granted is the closing market price of Nasdaq’s common stock on the date of grant. Existing equity ownership levels are not a factor in award determinations as we do not want to discourage senior executives from holding significant amounts of Nasdaq’s common stock.

BENEFITS

Nasdaq provides a comprehensive benefits program to our executives, including the NEOs, which mirrors the program offered to our other employees. These benefits include, among others things, a 401(k) plan with 6% matching contributions, health and welfare benefits and an employee share purchase program. Under these plans, our NEOs participate on the same terms as other employees.

SEVERANCE

Except in employment agreements and other agreements for certain officers as described in this proxy statement, we are not obligated to pay general severance or other enhanced benefits to any NEO upon termination of his or her employment. However, the Management Compensation Committee and/or the Board has the discretion to pay severance plan benefits. Severance plan decisions do not influence other compensation decisions as these decisions are focused on motivating our executives to remain with Nasdaq and contribute to our future success.

Change in control severance is defined in employment agreements for certain NEOs, as described in this proxy, and in a change in control severance policy for NEOs without an employment agreement. We believe that the terms for triggering payment under each of the arrangements described in this proxy statement are reasonable. For example, these arrangements use what is known as a “double trigger,” meaning that a severance payment as a result of a change in control is activated only upon the occurrence of both a change in control of the company and a qualifying loss of employment. Benefits under these arrangements will be provided only if Nasdaq is the target organization. In addition, a change in control under these arrangements is limited to situations where the acquirer obtains a majority of Nasdaq’s voting securities or the current members of our Board (or their approved successors) cease to constitute a majority of the Board.

For further information on Nasdaq’s limited severance arrangements, see “Named Executive Officer Compensation – Potential Payments Upon Termination or Change in Control.”

Named Executive Officer Compensation	73

OTHER

Because our executive compensation program emphasizes pay for performance, it includes very few perquisites for our executives. Under her employment agreement, for security reasons, we provide Ms. Friedman with a company car and a security-trained driver for use when conducting company business. NEOs are eligible to receive basic financial planning services and executive health exams. In addition, like all employees and contractors, our executives are eligible to receive 100% corporate matching funds (and sometimes more for specific initiatives) for donations to an IRS-registered, 501(c) (3)-compliant organization. Participation in each of these programs is voluntary. We do not provide tax gross-up payments on perquisites.

Risk Mitigation and Other Pay Practices

RISK ASSESSMENT OF COMPENSATION PROGRAM

We monitor the risks associated with our compensation program on an ongoing basis. In February 2018, the Management Compensation Committee and Audit Committee were presented with the results of an annual formal assessment of our employee compensation program in order to evaluate the risks arising from our compensation policies and practices. This risk assessment report reflected a comprehensive review and analysis of the components of our compensation program. The Management Compensation Committee and Audit Committee both concluded, based on the risk assessment report’s findings, that any risks arising from our compensation program are not reasonably likely to have a material adverse effect on the company.

The risk assessment was performed by an internal working group consisting of employees in the Human Resources, Group Risk Management and Internal Audit Departments, as well as the Offices of General Counsel and Corporate Secretary. The findings were presented to the Global Risk Management Committee, which concurred with the working group’s report. The risk assessment included the following steps:

»	collection and review of existing Nasdaq compensation policies and pay structures;

»	development of a risk assessment scorecard, analysis approach and timeline; and

»	review and evaluation of controls that might mitigate risk-taking (e.g., equity vesting structure, incentive recoupment policy and stock ownership guidelines).

STOCK OWNERSHIP GUIDELINES

We have long recognized the importance of stock ownership as an essential means of closely aligning the interests of our executives with the interests of our stockholders. In addition to using equity awards as a primary long-term incentive compensation tool, we have in place stock ownership guidelines for our senior executives. Under its charter, the Management Compensation Committee is responsible for reviewing the stock ownership guidelines annually and verifying compliance.

We monitor the risks associated with our compensation program on an ongoing basis.

74	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Under the guidelines, the covered executives are expected to own specified dollar amounts of Nasdaq common stock based on a multiple of their base salary, as set forth in the table below.

Title	Value of Shares Owned

President and CEO	6x base salary

CFO	4x base salary

EVPs	3x base salary

Individual holdings, shares jointly owned with immediate family members or held in trust, shares of restricted stock (including vested and unvested), shares underlying PSUs after completion of the performance period and shares purchased or held through Nasdaq’s plans, such as the Nasdaq ESPP, count toward satisfying the guidelines. New executives and executives who incur a material change in their responsibilities are expected to meet the applicable level of ownership within four years of their start date or the date of the change in responsibilities. All of the NEOs who were required to be in compliance with the guidelines on December 31, 2017 were in compliance with the guidelines as of that date.

STOCK HOLDING GUIDELINES

We encourage our senior executives to retain equity grants until the applicable stock ownership level discussed above is reached. Under the stock ownership guidelines, these officers must hold the specified dollar amounts of stock through the end of their employment with Nasdaq. We feel that our guidelines provide proper alignment of the interests of our management and our stockholders and therefore, we do not have additional stock holding requirements beyond the stock ownership guidelines.

TRADING CONTROLS AND HEDGING AND PLEDGING POLICIES

We prohibit directors or executive officers from engaging in securities transactions that allow them either to insulate themselves, or profit, from a decline in Nasdaq’s stock price (with the exception of selling shares outright). Specifically, these individuals may not enter into hedging transactions with respect to Nasdaq’s common stock, including short sales and transactions in derivative securities. Finally, these individuals may not pledge, hypothecate or otherwise encumber their shares of Nasdaq common stock.

Nasdaq permits all employees, including the NEOs, to enter into plans established under Rule 10b5-1 of the Exchange Act to enable them to trade in our stock, including stock received through equity grants, during periods in which they might not otherwise be able to trade because material nonpublic information about Nasdaq has not been publicly released. These plans include specific instructions to a broker to trade on behalf of the employee if our stock price reaches a specified level or if certain other events occur and therefore, the employee no longer controls the decision to trade.

Named Executive Officer Compensation	75

INCENTIVE RECOUPMENT POLICY

The Board and Management Compensation Committee have adopted an incentive recoupment or “clawback” policy that is applicable to officers with the rank of EVP and above. The policy provides that the company may recoup any cash or equity incentive payments predicated upon the achievement of financial results or operating metrics that are subsequently determined to be incorrect on account of material errors, material omissions, fraud or misconduct.

TAX AND ACCOUNTING IMPLICATIONS OF EXECUTIVE COMPENSATION

The Management Compensation Committee considers income tax and other consequences of individual compensation elements when it is analyzing the overall level of compensation and the mix of compensation among individual elements.

Section 162(m) of the Internal Revenue Code of 1986, as amended, provided a limit of $1 million on the remuneration that may be deducted by a public company in any year in respect of the President and CEO and the three other most highly compensated executive officers (other than the principal financial officer). However, “performance-based compensation” was fully deductible if the plan under which the compensation was paid had been approved by the stockholders and met other requirements. We attempted to structure our compensation arrangements so that amounts paid are tax deductible to the extent feasible and consistent with our overall compensation objectives.

Section 162(m) was amended by the Tax Cuts and Jobs Act, which was enacted on December 22, 2017 and effective January 1, 2018. New Section 162(m) still provides a limit of $1 million on the remuneration that may be deducted by a public company; however, remuneration in any year in respect of the President and CEO, the principal financial officer and the three other most highly compensated executive officers is now considered. Also, under the new legislation, there is no exception for “performance-based compensation,” unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Given the limited guidance to date on this transition relief, the extent of the transition relief available to Nasdaq has not been entirely determined. Going forward, although “performance-based” criteria is no longer relevant in determining whether remuneration is deductible for tax purposes, the Management Compensation intends to continue to apply such criteria in structuring future compensation arrangements.

Depending upon the relevant circumstances at the time, the Management Compensation Committee may determine to award compensation that is not deductible. In making this determination, the Management Compensation Committee balances the purposes and needs of our executive compensation program against potential tax and other implications.

Generally, under U.S. GAAP, compensation is expensed as earned. We generally recognize compensation expense for equity awards on a straight-line basis over the requisite service period of the award.

The Board and Management Compensation Committee have adopted an incentive recoupment or “clawback” policy that is applicable to officers with the rank of EVP and above.

76	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Management Compensation Committee Report

The Management Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with our management. After such discussions, the Management Compensation Committee recommended to Nasdaq’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Nasdaq’s annual report on Form 10-K.

The Management Compensation Committee

Steven D. Black, Chair

Charlene T. Begley

Michael R. Splinter

Management Compensation Committee Interlocks and Insider Participation

None of the members of the Management Compensation Committee is an executive officer, employee or former officer of Nasdaq. With the exception of Ms. Friedman, none of Nasdaq’s executive officers serves as a current member of the Nasdaq Board. None of Nasdaq’s executive officers serves as a director or a member of the compensation committee of any entity that has one or more executive officers serving on the Nasdaq Board or Management Compensation Committee.

Named Executive Officer Compensation	77

Executive Compensation Tables

The following tables, narrative and footnotes present the compensation of the NEOs during 2017 in the format mandated by the SEC.

2017 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)

Adena T. Friedman President and CEO	2017	$994,231	–	$7,047,077	$3,999,997	$2,296,000	$54,641	$68,634	$14,460,580
	2016	$850,000	–	$5,111,067	–	$2,175,750	$26,519	$30,642	$8,193,978
	2015	$751,538	–	$3,428,038	–	$2,088,125	$5,792	$26,277	$6,299,770

Michael Ptasznik Executive Vice President, Corporate Strategy and Chief Financial Officer	2017	$500,000	–	$1,409,366	–	$1,071,375	–	$65,029	$3,045,770
	2016	$221,154	–	$2,252,756	–	$1,200,000	–	$23,542	$3,697,452

Edward S. Knight Executive Vice President, General Counsel and Chief Regulatory Officer	2017	$500,000	–	$1,291,906	–	$960,000	$46,835	$22,025	$2,820,766

Bradley J. Peterson Executive Vice President and Chief Information Officer	2017	$542,885	–	$1,709,462	–	$1,123,457	–	$38,884	$3,414,688
	2016	$525,000	–	$1,788,841	–	$1,327,600	–	$34,873	$3,676,314
	2015	$524,231	–	$1,599,726	–	$1,522,000	–	$20,400	$3,666,357
Thomas A. Wittman Executive Vice President, Global Trading and Market Services	2017	$512,115	–	$2,255,492	–	$950,000	$55,971	$37,683	$3,811,261

[1]

The amounts reported in this column reflect the grant date fair value of the stock awards, including PSUs and RSUs, computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in note 13 to the company’s audited financial statements for the fiscal year ended December 31, 2017 included in our annual report on Form 10-K. Since the 2017 three-year PSU award payouts are contingent on TSR-related performance-based vesting conditions, the grant date fair values were determined based on a Monte Carlo simulation model.

The Monte Carlo simulation model takes into account expected price movement of Nasdaq stock as compared to peer companies. As a result of the company’s pre-grant 2017 TSR performance relative to peer companies, the Monte Carlo simulation model assigned a significantly higher value to each 2017 three-year PSU than the closing price of Nasdaq’s stock on the grant date. Therefore, the value reflected in the 2017 Summary Compensation Table does not reflect the target grant date face value shown in the Long-Term Stock-Based Compensation section of the Compensation Discussion and Analysis in this proxy statement, and there is no assurance that the target grant date face values or FASB ASC Topic 718 fair values will ever be realized. The table below summarizes the target grant date face value of PSU grants that the Management Compensation Committee and the Board approved for the NEOs compared to the FASB ASC Topic 718 fair value.

78	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

(Footnote 1 continued from the previous page)

Name	Year	Target PSUs (#)	Target Grant Date Face Value ($)	FASB ASC Topic 718 Fair Value ($)
Adena T. Friedman	2017	86,393	$6,000,000	$7,047,077
Michael Ptasznik	2017	17,278	$1,200,000	$1,409,366
Edward S. Knight	2017	15,838	$1,100,000	$1,291,906
Bradley J. Peterson	2017	20,957	$1,455,500	$1,709,462
Thomas A. Wittman	2017	15,838	$1,100,000	$1,291,906

[2]

The amounts reported in this column reflect the grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in note 13 to the company’s audited financial statements for the fiscal year ended December 31, 2017 included in our annual report on Form 10-K.

[3]	The amounts reported in this column reflect the cash awards made to the NEOs under the ECIP or other performance-based incentive compensation programs.

[4]

The amounts reported in this column reflect the actuarial increase in the present value of the NEOs’ benefits under all pension plans established by Nasdaq. Assumptions used in calculating the amounts include a 3.70% discount rate as of December 31, 2017, a 4.15% discount rate as of December 31, 2016, a 4.30% discount rate as of December 31, 2015, a 4.20% discount rate as of December 31, 2014, retirement at age 62 (which is the earliest age at which a participant may retire and receive unreduced benefits under the plans) and other assumptions used as described in note 12 to the company’s audited financial statements for the fiscal year ended December 31, 2017 included in our annual report on Form 10-K. Since Mr. Knight is older than 62, his actual age was used to calculate the present value of his accumulated benefit. None of the NEOs received above-market or preferential earnings on deferred compensation in 2017, 2016 or 2015.

[5]

The following table sets forth the 2017 amounts reported in the “All Other Compensation” column by type. The incremental cost of personal use of the company car (including commutation) is calculated based on an allocation of the cost of the driver, tolls, fuel, maintenance and other related expenses.

Name	Contribution to the 401(k) Plan ($)	Cost of Executive Health Exam ($)	Cost of Financial/ Tax Planning Services ($)	Incremental Cost of Personal Use of Company Car ($)	Matching Charitable Donations ($)	Relocation Expenses ($)	Total All Other Compensation ($)
Adena T. Friedman	$13,827	$4,825	$16,709	$24,273	$9,000	–	$68,634
Michael Ptasznik	$13,308	$4,825	–	–	–	$46,896	$65,029
Edward S. Knight	$16,200	$4,825	–	–	$1,000	–	$22,025
Bradley J. Peterson	$16,200	$4,825	$16,484	–	$1,375	–	$38,884
Thomas A. Wittman	$16,200	$4,825	$16,658	–	–	–	$37,683

Named Executive Officer Compensation	79

  2017 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value
Name	Committee and/ or Board Approval Date	Grant Date	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)	Shares of Stock or Units (#)	Underlying Options (#)[3]	Option Awards ($/Sh)[4]	of Stock and Option Awards ($)[5]

Adena T. Friedman	3/1/17	3/1/17	–	$2,000,000	$4,000,000	–	–	–	–	–	–	–
	11/14/16	1/3/17	–	–	–	–	–	–	–	268,817	$66.68	$3,999,997
	3/28/17	3/31/17	–	–	–	–	86,393	172,786	–	–	–	$7,047,077
Michael Ptasznik	3/1/17	3/1/17	–	$750,000	$1,500,000	–	–	–	–	–	–	–
	3/28/17	3/31/17	–	–	–	–	17,278	34,556	–	–	–	$1,409,366
Edward S. Knight	3/1/17	3/1/17	–	$700,000	$1,400,000	–	–	–	–	–	–	–
	3/28/17	3/31/17	–	–	–	–	15,838	31,676	–	–	–	$1,291,906
Bradley J. Peterson	3/1/17	3/1/17	–	$818,250	$1,636,500	–	–	–	–	–	–	–
	3/28/17	3/31/17	–	–	–	–	20,957	41,914	–	–	–	$1,709,462

	3/1/17	3/1/17	–	$775,688	$1,551,376	–	–	–	–	–	–	–
Thomas A. Wittman	3/28/17	3/31/17	–	–	–	–	15,838	31,676	–	–	–	$1,291,906
	7/30/17	8/1/17	–	–	–	–	–	–	13,372	–	–	$963,586

[1]

The amounts reported in these columns represent the possible range of payments under the ECIP or other performance-based incentive compensation programs. For information about the amounts actually earned by each named executive officer under the ECIP or other performance-based incentive compensation programs, see “Executive Compensation Tables – 2017 Summary Compensation Table.” Amounts are considered earned in fiscal year 2017 although they were not paid until 2018.

[2]

The amounts reported in these columns represent the possible range of PSUs that each named executive officer may earn under the Equity Plan, depending on the achievement of performance goals established by the Management Compensation Committee and/or Board.

[3]

The amount reported in this column represents shares underlying performance-based options granted under the Equity Plan that vest in one-third annual installments contingent on Nasdaq’s satisfaction of certain specified performance goals established by the Management Compensation Committee and/or Board for each of the fiscal years ending December 31, 2017, 2018 and 2019. On January 30, 2018, the Management Compensation Committee and Board determined that the performance goal for 2017 was met, resulting in the settlement of the first one-third of the grant.

[4]	The amount reported in this column represents the exercise price of the stock options reported in the previous column and is equal to the closing market price of our common stock on the date of grant.

[5]

The amounts reported in this column represent the grant date fair value of the total equity awards reported in the previous columns calculated pursuant to FASB ASC Topic 718 based upon the assumptions discussed in note 13 to the company’s audited financial statements for the fiscal year ended December 31, 2017 included in our annual report on Form 10-K. For further information about the calculation of these amounts, see “Executive Compensation Tables – 2017 Summary Compensation Table” on page 77.

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  2017 Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)

Adena T. Friedman	89,605	–	179,212	[1]	$66.68	1/3/27	–	–	–	–
	–	–	–		–	–	–	–	54,781[2]	$4,208,824
	–	–	–		–	–	–	–	86,393[3]	$6,637,574

Michael Ptasznik	–	–	–		–	–	15,555[4]	$1,195,091	–	–
	–	–	–		–	–	–	–	8,279[2]	$636,076
	–	–	–		–	–	–	–	17,278[3]	$1,327,469

Edward S. Knight	22,059	–	–		$19.75	3/4/20	–	–	–	–
	39,458	–	–		$25.07	12/17/18	–	–	–	–
	25,496	–	–		$25.28	3/28/21	–	–	–	–
	–	–	–		–	–	–	–	16,434[2]	$1,262,624
	–	–	–		–	–	–	–	15,838[3]	$1,216,834
Bradley J. Peterson	–	–	–		–	–	–	–	19,173[2]	$1,473,062
	–	–	–		–	–	–	–	20,957[3]	$1,610,126
Thomas A. Wittman	–	–	–		–	–	13,372[5]	$1,027,371	–	–
	–	–	–		–	–	–	–	15,064[2]	$1,157,367
	–	–	–		–	–	–	–	15,838[3]	$1,216,834

[1]

These performance-based options will vest in one-half annual installments contingent on Nasdaq’s satisfaction of certain specified performance goals established by the Management Compensation Committee and/or Board for each of the fiscal years ending December 31, 2018 and 2019.

[2]

This PSU award is subject to a three-year performance period ending on December 31, 2018. The amount reported is the target award amount, although the actual number of shares awarded could range from 0% to 200% of the target award amount, depending on the level of achievement of certain specified performance goals established by the Management Compensation Committee and/or Board.

[3]

This PSU award is subject to a three-year performance period ending on December 31, 2019. The amount reported is the target award amount, although the actual number of shares awarded could range from 0% to 200% of the target award amount, depending on the level of achievement of certain specified performance goals established by the Management Compensation Committee and/or Board.

[4]	These RSUs will vest as to one-half on each of July 11, 2018 and July 11, 2019.

[5]	These RSUs will vest as to one-third on each of August 1, 2018, August 1, 2019 and August 1, 2020.

Named Executive Officer Compensation	81

2017 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
Adena T. Friedman³	–	–	138,775	$10,421,587
Michael Ptasznik[4]	–	–	7,777	$553,722
Edward S. Knight[5]	–	–	33,622	$2,611,085
Bradley J. Peterson[6]	–	–	39,225	$3,046,214
Thomas A. Wittman[7]	–	–	29,790	$2,311,861

[1]

The amounts reported in this column are calculated by multiplying the number of shares received upon exercise by the difference between the closing market price of our common stock on the date of exercise and the exercise price of the option.

[2]	The amounts reported in this column are calculated by multiplying the number of shares of stock that vested by the closing market price of our common stock on the vesting date.

[3]	The amount reported includes 70,187 shares that were withheld to pay taxes in connection with the vesting(s).

[4]	The amount reported includes 3,997 shares that were withheld to pay taxes in connection with the vesting(s).

[5]	The amount reported includes 15,482 shares that were withheld to pay taxes in connection with the vesting(s).

[6]	The amount reported includes 20,056 shares that were withheld to pay taxes in connection with the vesting(s).

[7]	The amount reported includes 12,648 shares that were withheld to pay taxes in connection with the vesting(s).

Retirement Plans

Nasdaq maintains frozen non-contributory, defined-benefit pension plans and non-qualified supplemental executive retirement plans for certain senior executives. Future service and salary for all participants do not count toward an accrual of benefits under these plans. However, participants continue to receive credit for future service for vesting of the frozen accrued benefit.	Nasdaq’s frozen retirement plans reflect legacy agreements.

Nasdaq also maintains a supplemental employer retirement contribution plan, which was designed to enhance retirement contributions for certain officers whose base salaries or total contributions to qualified plans exceeded certain IRS limitations. As of January 1, 2014, Nasdaq discontinued contributions to the supplemental employer retirement contribution plan. However, participants continue to receive interest on prior contributions to the plan.

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2017 Pension Benefits Table

Name[1]	Plan Name	Number of Years Credited Service (#)²	Present Value of Accumulated Benefit ($)³	Payments During Last Fiscal Year ($)

Adena T. Friedman	Pension Plan	13.92	$400,859	–

	Supplemental Executive Retirement Plan	13.92	–	–

Edward S. Knight	Pension Plan	7.83	$333,999	–

	Supplemental Executive Retirement Plan	7.83	$3,310,551	–
Thomas A. Wittman	Pension Plan	21.00	$477,944	–

	Supplemental Executive Retirement Plan	21.00	–	–

[1]	Messrs. Ptasznik and Peterson are not participants in the pension plan or supplemental executive retirement plan.

[2]

Since the pension plan and supplemental executive retirement plan were frozen in 2007, the number of years of credited service for each named executive officer under those plans differs from such officer’s number of years of actual service with Nasdaq. As of December 31, 2017, Ms Friedman had 21.42 years of actual service with Nasdaq, while Mr. Wittman had 31.00 years and Mr. Knight had 18.50 years. Generally, participants in the pension plan became vested in retirement benefits under the plan after five years of service from the participant’s date of hire. Participants in the supplemental executive retirement plan generally became vested in retirement benefits under the plan after reaching age 55 and completing 10 years of service. As of December 31, 2017, Mr. Knight was vested in benefits payable under both the pension plan and the supplemental executive retirement plan, and Ms. Friedman and Mr. Wittman were vested in benefits payable under the pension plan.

[3]

The amounts reported comprise the actuarial present value of the named executive officer’s accumulated benefit under the pension plan and supplemental executive retirement plan as of December 31, 2017. Assumptions used in calculating the amounts include a 3.70% discount rate as of December 31, 2017, retirement at age 62 (which is the earliest age at which a participant may retire and receive unreduced benefits under the plans) and other assumptions used as described in note 12 to the company’s audited financial statements for the fiscal year ended December 31, 2017 included in our annual report on Form 10-K. Since Mr. Knight is older than 62, his actual age was used to calculate the present value of his accumulated benefit.

2017 Nonqualified Deferred Compensation Table

Name[1]	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)[2]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)³

Edward S. Knight	–	–	$7,526	–	$133,342

Thomas A. Wittman	–	–	$825	–	$14,615

[1]	Ms. Friedman, Mr. Ptasznik and Mr. Peterson are not participants in the supplemental employer retirement contribution plan.

[2]

The amounts reported in this column represent interest earned during 2017 on account balances. Interest is paid at an annual rate of 7% (which is the 10-year U.S. Treasury securities rate on the effective date of the supplemental employer retirement contribution plan plus an additional 1%). These amounts have not been included in the “Summary Compensation Table” for the fiscal year ended December 31, 2017 or for previous years.

[3]

The amounts reported in this column represent account balances at December 31, 2017. These amounts include contributions that the company previously made to the NEOs under the supplemental employer retirement contribution plan and interest earned on account balances. To the extent that the NEOs were considered NEOs in prior years’ proxy statements, the Supplemental ERC contributions for prior years were reported in the column “All Other Compensation” in the “Summary Compensation Table” found in our proxy statement for the annual meeting of stockholders.

Named Executive Officer Compensation	83

Employment Agreements

Nasdaq currently has employment agreements with three of its NEOs: Ms. Friedman, Mr. Knight and Mr. Peterson. In addition to the employment agreements, Nasdaq has entered into other agreements with each of these officers related to confidentiality and intellectual property protection.

Ms. Friedman’s and Mr. Peterson’s employment agreements prohibit them from rendering services to a competing entity for a period of two years following the last date of employment. To receive certain termination payments and benefits, Ms. Friedman and Mr. Peterson must execute a general release of claims against Nasdaq. In addition, termination payments and benefits may be discontinued if either NEO breaches the restrictive covenants in either the employment agreement or the continuing obligations agreement. Mr. Knight’s agreement prohibits him from rendering services to a competing entity for a period of one year following the last date of employment.

Each employment agreement for all three NEOs sets forth the payments and benefits that she or he will receive under various termination scenarios. For further information about these payments and benefits, see “Executive Compensation Tables – Potential Payments upon Termination and Change in Control.”

ADENA T. FRIEDMAN

Associated with her promotion to the role of President and CEO, Ms. Friedman entered into a new employment agreement on November 14, 2016. The term of the agreement is January 1, 2017 to January 1, 2022, with no automatic renewals.

The new agreement provides for:

»	an annual base salary of no less than $1,000,000;

»	annual incentive compensation that is targeted at not less than $2,000,000 based on the achievement of one or more performance goals established by the Management Compensation Committee; and

»	a 2017 equity grant with a target value of not less than $6,000,000 in the form of PSUs.

Although no equity award grants are guaranteed after 2017 under the agreement, Ms. Friedman may receive grants of equity awards, based on the Management Compensation Committee’s evaluation of the performance of Nasdaq and Ms. Friedman, peer group market data and internal equity and consistent with past practices.

EDWARD S. KNIGHT

On October 24, 2016, Nasdaq amended the employment agreement with Mr. Edward S. Knight. The term of the employment agreement is through February 22, 2019, with no automatic renewals.

The agreement provides that Mr. Knight will receive:

»	an annual base salary at a rate not less than the rate of base salary in effect on the date of the initial agreement; and

Nasdaq currently has employment agreements with three of its NEOs: Ms. Friedman, Mr. Knight and Mr. Peterson.

84	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Except in employment agreements and other agreements for certain officers as described in this proxy statement, we are not obligated to pay general severance or other enhanced benefits to any NEO upon termination of his or her employment.

»	incentive compensation for each calendar year during the term as the Management Compensation Committee may award in its discretion.

Under the agreement, the Management Compensation Committee may grant Mr. Knight equity awards under the Equity Plan.

BRADLEY J. PETERSON

On August 1, 2016, Nasdaq entered into a new employment agreement with Mr. Bradley J. Peterson. The term of the employment agreement is August 1, 2016 to July 31, 2021, with no automatic renewals.

The agreement provides that Mr. Peterson will report directly to the CEO and receive:

»	an annual base salary of no less than $525,000;

»	annual incentive compensation that is targeted at not less than $800,000 based on the achievement of one or more performance goals established by the CEO and the Management Compensation Committee; and

»	an annual equity award with a target value of not less than $1,600,000 in accordance with the terms of the Equity Plan.

Potential Payments upon Termination or Change in Control

INVOLUNTARY TERMINATION NOT FOR CAUSE OR VOLUNTARY TERMINATION WITH GOOD REASON

Employment Agreements

Under their employment agreements, if Ms. Friedman’s or Mr. Peterson’s employment is terminated by the company without cause, or by the executive for good reason, he or she will be entitled to the following severance payments and benefits from the company:

»	a cash payment equal to the sum of: (i) two times the prior year’s annual base salary (for Mr. Peterson, this amount decreased to 1.5 times the prior year’s annual base salary after the first six months of his agreement), (ii) the target bonus amount for the year prior to the year terminated and (iii) any pro rata target bonus for the year of termination if performance goals are satisfied; and

»	a taxable monthly cash payment equal to the employer’s share of the COBRA premium for the highest level of coverage available under the company’s group health plans, until the earlier of 24 months (for Mr. Peterson, 18 months) or the date he or she is eligible for coverage under another employer’s health care plan.

Under her employment agreement, Ms. Friedman also would receive continued vesting for 12 months of outstanding PSUs, based on actual performance during the respective periods.

Named Executive Officer Compensation	85

Under Mr. Knight’s employment agreement, if his employment is terminated by the company without cause or by Mr. Knight for good reason, the company is obligated to pay to Mr. Knight:

»	a pro rata portion of the incentive compensation for the year of termination;

»	a lump sum cash payment equivalent to continuation of base salary and incentive compensation, if any, until the later of the end of the term of the agreement or 24 months following the date of such termination of employment; and

»	health coverage at its expense until the later of the end of the term of the agreement or 24 months following the date of such termination of employment.

Ms. Friedman and Messrs. Knight and Peterson have agreed to be subject to certain post-termination restrictive covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality.

Other Agreements

Under the terms of his employment offer letter, if Mr. Ptasznik’s employment is terminated by the company without cause, or by the executive for good reason, he will be eligible for the following severance payments and benefits from the company:

»	a cash payment under Nasdaq’s severance guidelines, which will be no less than the sum of: (i) 18 months of base salary and (ii) his target bonus;

»	a taxable monthly cash payment equal to the employer’s share of the COBRA premium for the highest level of coverage available under the company’s group health plans, until the earlier of 12 months or the date he is eligible for coverage under another employer’s health care plan;

»	18 months of continued equity vesting after termination; and

»	acceleration of vesting of his one-time, new hire RSU grant, if termination occurs within the first three years of employment.

Other Severance for NEOs

Severance payments and benefits payable to NEOs not subject to an employment agreement or other severance arrangement would be made at the sole discretion of the company and the Management Compensation Committee. These payments are based on historical practices and predetermined guidelines that have been approved by the Management Compensation Committee.

ECIP

Under the ECIP, in the event an NEO’s employment is terminated for any reason other than death, disability or retirement, the executive’s right to a non-equity incentive plan compensation award for the year of termination is forfeited. The Management Compensation Committee, in its sole discretion, may pay a pro rata incentive compensation award to the executive for the year of termination.

Ms. Friedman and Messrs. Knight and Peterson have agreed to be subject to certain post-termination restrictive covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality.

86	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

All “change in control” payments and benefits are subject to a “double trigger,” meaning that payments are made only when both a change in control of the company and a qualifying loss of employment occur.

DEATH OR DISABILITY

Employment Agreements

Under the employment agreements with Ms. Friedman and Mr. Peterson, in the event of death or disability, each executive is entitled to a pro rata target bonus for the year of termination and accelerated vesting of all unvested equity that was awarded as of the effective date of her or his agreement. Mr. Knight, in the event of death or disability, is entitled to accelerated vesting of all unvested equity.

ECIP

Under the ECIP, an NEO may, in the discretion of the Management Compensation Committee, receive a pro rata portion of his or her incentive compensation award in the event of death or disability.

Equity Plan

With respect to the other NEOs, under the relevant terms and conditions of the Equity Plan and the individual equity award agreements, all stock options or RSUs that would have vested within one year from the date of death or disability will immediately vest and all vested options may be exercised until the earlier of one year from the date of death or disability or their expiration date. Under the PSU award agreements for all the NEOs, in the event of disability, unvested PSU awards will be forfeited. In the event of death, unvested PSU awards will vest upon the later of the date of death or the date the performance period for the awards is completed.

RESIGNATION THROUGH RETIREMENT NOTICE

In order to ensure a smooth transition to successors, Mr. Peterson (after August 1, 2018) and Mr. Knight may terminate their employment by providing the company with at least 270 days prior written notice. If the executive’s employment is terminated with prior delivery of this notice, he will be entitled to the following payments and benefits:

»	a cash payment equal to any pro rata target bonus for the year of termination if performance goals are satisfied; and

»	continued vesting of all outstanding equity awards based on actual performance during the relevant performance period.

TERMINATION DUE TO CHANGE IN CONTROL (“DOUBLE TRIGGER”)

All “change in control” payments and benefits are subject to a “double trigger,” meaning that payments are made only when both a change in control of the company and a qualifying loss of employment occur.

Employment Agreements

Under their employment agreements, if Ms. Friedman’s or Mr. Peterson’s employment is terminated within two years after a change in control either by the company without cause or by the executive for good reason, the executive will be entitled to the following severance payments and benefits from the company:

Named Executive Officer Compensation	87

»	a cash payment equal to the sum of: (i) two times the prior year’s annual base salary, (ii) the target bonus amount for the year prior to the year termination occurs and (iii) any pro rata target bonus for the year of termination if performance goals are satisfied;

»	a taxable monthly cash payment equal to the employer’s share of the COBRA premium for the highest level of coverage available under the company’s group health plans, until the earlier of 24 months or the date he or she is eligible for coverage under another employer’s health care plan; and

»	continued life insurance and accidental death and dismemberment insurance benefits for the same period as the continued health coverage payments.

Under Mr. Knight’s employment agreement, if his employment is terminated within one year after a change in control either by the company without cause or by Mr. Knight for good reason, Mr. Knight shall receive the same benefits he would be entitled to if his employment was terminated by the company without cause or by Mr. Knight for good reason in the absence of a change in control, as described above. His equity would vest in accordance with the terms of the Equity Plan.

Change in Control Severance Plan

Under the company’s change in control severance plan, EVPs (including Mr. Ptasznik and Mr. Wittman) are entitled to benefits in the event of a change in control. If the executive’s employment is terminated by the company without cause within two years following a change in control or by the executive for good reason within one year after a change in control, then he or she will be entitled to the following severance payments and benefits from the company:

»	a cash payment equal to the sum of (i) two times annual base salary, (ii) the target bonus amount as defined by the ECIP, (iii) any pro rata target bonus for the year of termination and (iv) any unpaid bonus which had been earned for a completed plan year;

»	payment of the employer’s share of COBRA premiums for continued coverage under health plans until the earlier of 24 months following termination, or the date the executive is eligible for coverage under another employer’s health care plan; and

»	outplacement services for up to 12 months, with a maximum value of $50,000.

Under a “best net provision,” if amounts payable due to a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, payments or benefits to the executive would be reduced to an amount that would not trigger an excise tax.

The change in control severance plan contains restrictive covenants, which, among other things, require the executive to maintain the confidentiality of the company’s proprietary information and to refrain from disparaging the company. Each executive also is prohibited from soliciting the company’s employees or rendering services to a competitor for one year following termination. Further, to receive the benefits, the executive must execute a general release of claims against the company. In addition, the change in control payments and benefits may be discontinued if the executive breaches the restrictive covenants.

88	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Equity Plan

Under the Equity Plan, if outstanding awards are assumed or substituted by the successor company and an employee, including an NEO, is involuntarily terminated by the company other than for cause within a one-year period after a change in control, all unvested equity awards will vest on the termination date. For awards not assumed or substituted by the successor company, all unvested awards shall vest immediately prior to the effective time of the change in control.

ESTIMATED TERMINATION OR CHANGE IN CONTROL PAYMENTS AND BENEFITS

The table on the following page reflects the payments and benefits payable to each NEO in the event of a termination of the executive’s employment under several different circumstances. The amounts shown assume that termination was effective as of December 31, 2017, use the executive’s compensation and service levels as of that date and are estimates of the amounts that would be payable to the NEOs in each situation. The actual amounts to be paid can only be determined at the time of an executive’s actual separation from the company. Factors that may affect the nature and amount of payments made on termination of employment, among others, include the timing of the event, compensation level, the market price of the company’s common stock and the executive’s age. Annual incentive amounts are shown at target. The reported value of the accelerated vesting of outstanding equity awards is based on the intrinsic value of these awards (the value based upon the market price of the company’s common stock on December 29, 2017). The value of PSUs that continue to vest after termination is reported as if the grants vested at target on the termination date. The amounts shown in the table do not include payments and benefits available generally to salaried employees, such as accrued vacation pay, pension benefits and any death, disability or welfare benefits available under broad-based plans. For information on pension and deferred compensation plans, see the “2017 Pension Benefits Table” on page 82.

Named Executive Officer Compensation	89

Named Executive Officer	Involuntary Termination Not for Cause or Voluntary Termination with Good Reason ($)	Death ($)	Disability ($)	Resignation through Retirement Notice ($)	Termination Due to Change in Control (“Double Trigger”) ($)

Adena T. Friedman

Severance	$3,200,000	–	–	–	$3,200,000

Pro-Rata Current Year Annual Incentive	$2,000,000	$2,000,000	$2,000,000	–	$2,000,000

Stock Option Vesting	–	$909,501	$909,501	–	$1,819,002

Continued Performance-Based Equity Vesting	$4,113,325	$8,322,149	$4,113,325	–	$8,322,149

Equity Vesting	–	–	–	–	–

Health & Welfare Benefits Continuation	$40,767	–	–	–	$40,767

TOTAL	$9,354,092	$11,231,650	$7,022,826	–	$15,381,918

Michael Ptasznik

Severance	$1,500,000	–	–	–	$1,750,000

Pro-Rata Current Year Annual Incentive	$750,000	$750,000	$750,000	–	$750,000

Continued Performance-Based Equity Vesting	$636,076	$1,963,544	–	–	$1,963,544

Equity Vesting	$1,195,091	$597,507	$597,507	–	$1,195,091

Health & Welfare Benefits Continuation	$20,384	–	–	–	$40,767

Outplacement Services	$9,000	–	–	–	$9,000

TOTAL	$4,110,551	$3,311,051	$1,347,507	–	$5,708,402

Edward S. Knight

Severance	$2,400,000	–	–	–	$2,400,000

Pro-Rata Current Year Annual Incentive	$700,000	$700,000	$700,000	$700,000	$700,000

Continued Performance-Based Equity Vesting	–	$2,479,458	$2,479,458	$2,479,458	$2,479,458

Equity Vesting	–	–	–	–	–

Health & Welfare Benefits	$40,767	–	–	–	$40,767

TOTAL	$3,140,767	$3,179,458	$3,179,458	$3,179,458	$5,620,225

Bradley J. Peterson

Severance	$1,587,500	–	–	–	$1,850,000

Pro-Rata Current Year Annual Incentive	$825,000	$825,000	$825,000	–	$825,000

Continued Performance-Based Equity Vesting	–	$3,083,188	$1,473,062	–	$3,083,188

Equity Vesting	–	–	–	–	–

Health & Welfare Benefits	$30,575	–	–	–	$40,767

TOTAL	$2,443,075	$3,908,188	$2,298,062	–	$5,798,955

Thomas A. Wittman

Severance	$1,650,000	–	–	–	$1,925,000

Pro-Rata Current Year Annual Incentive	$825,000	$825,000	$825,000	–	$825,000

Continued Performance-Based Equity Vesting	–	$2,374,201	–	–	$2,374,201

Equity Vesting	–	$342,431	$342,431	–	$1,027,370

Health & Welfare Benefits	$30,575	–	–	–	$40,767

Outplacement Services	$9,000	–	–	–	$9,000

TOTAL	$2,505,575	$3,541,632	$1,167,431	–	$6,192,338

CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our principal executive officer, President and CEO Adena T. Friedman, and the ratio of these two amounts.
We have estimated the median of the 2017 annual total compensation of our employees, excluding Ms. Friedman, to be $109,556. The 2017 annual total compensation of Ms. Friedman was $14,460,580. The ratio of the annualized total compensation of Ms. Friedman to the estimated median of the annual total compensation of our employees was 132 to 1. We note that a substantial portion of Ms. Friedman’s total compensation for 2017 was the one-time stock-option award she received in connection with her promotion to President and CEO, which had a grant date fair value of approximately $3,999,997. Excluding the one-time stock option award, the ratio would have been 95 to 1.
Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. We identified our median employee by examining the 2017 actual total compensation (which consists of the employee’s base salary as of October 5, 2017, actual bonus paid in 2017 and grant date value of actual equity awards granted in 2017) for all individuals, excluding Ms. Friedman, who were employed by Nasdaq as of October 5, 2017. We did not make any cost-of-living adjustments or full-time equivalent adjustments. After identifying the median employee, we calculated total compensation for 2017 for this employee using the same methodology we used for our NEOs in the Summary Compensation Table.
We employed 4,412 full-time and part-time employees, including hourly employees, on October 5, 2017 (1,785 in the United States and 2,627 in jurisdictions outside of the United States). 355 employees who joined Nasdaq after October 5, 2017 due to the acquisition of eVestment were not included in the total population. Also, consistent with the applicable rules, we excluded certain employees from our total employee population when determining our median employee. As permitted under the de minimis exemption, we excluded all of our 25, 22, 48, 99 and 4 employees in Estonia, Latvia, Germany, the Netherlands and Spain, respectively, collectively representing approximately 4.5% of our workforce. We also excluded 11 employees who became our employees due to the acquisition of Sybenetix in September 2017, as permitted by merger/acquisition exemption. Following the application of these exclusions, the total number of employees used in our median employee analysis was 4,203 (1,785 in the United States and 2,418 in jurisdictions outside of the United States).

Named Executive Officer Compensation	91

Proposal 3: Approval of the Equity Plan,

as Amended and Restated

We are requesting that stockholders approve the Equity Plan, as amended and restated to, among other things, (i) increase by 5,500,000 the number of shares of our common stock authorized for issuance pursuant to awards under the Equity Plan, (ii) extend the term of the Equity Plan; and (iii) make other technical and administrative revisions to the Equity Plan.

SUMMARY OF KEY CHANGES TO THE EQUITY PLAN

Below is a summary of key changes to the Equity Plan:

»	Increase in Number of Shares. Increase the number of available shares under the Equity Plan by 5,500,000 shares.

»	Director Compensation Limits. Provide that the total cash and equity compensation paid to any non-employee director cannot exceed $1,300,000 for any fiscal year.

»	Prohibition on Payment of Dividends on Unvested Awards. Provide that dividends or dividend equivalents may not be paid until an underlying award vests (i.e., expands the prohibition from performance-based compensation awards to all awards, regardless of whether an award has service or performance-based vesting conditions).

»	Tax Withholding. Permit tax withholding on awards up to the maximum statutory rate in the relevant jurisdiction.

»	Administrative Changes. Make certain other technical and administrative changes.

BACKGROUND

Increase in the Number of Shares

We believe that our long-term success and the continued growth of stockholder value depend on our ability to attract, retain and motivate qualified employees, officers and directors of the company. As a result, in recent years a significant component of our compensation program has consisted of grants of RSUs and PSUs. In the recent past, we have granted annual equity awards to all qualified Nasdaq employees, and we consider those equity grants to be a key part of our overall compensation program. Additionally, the number of employees of the company and its affiliates has also grown significantly due to recent acquisitions. The Equity Plan is the only equity-based incentive plan used by the company to provide equity-based awards to employees, officers, consultants, advisors and non-employee directors.

As of the record date, there were approximately 5,892,080 shares available for future awards under the Equity Plan. The company anticipates using approximately 932,793 of these shares in connection with the annual employee equity grant in early 2018. In light of the limited number of shares available for future awards, the increase in eligible participants, and the continuing need for the company to be able to make equity-based awards to motivate and retain employees, officers, consultants, advisors and non-employee directors and to align their interests with the interests of stockholders generally, the

The Board of Directors unanimously recommends a vote FOR the approval of the Equity Plan, as amended and restated.

92	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

The company is seeking approval by the stockholders of an increase in the number of shares of common stock available for future awards under the Equity Plan by 5.5M shares company is proposing to increase the number of shares available for awards under the Equity Plan. The company is seeking approval by the stockholders of an increase in the number of shares of common stock available for future awards under the Equity Plan by 5,500,000 shares, bringing the total number of shares available for awards under the Equity Plan since the Equity Plan’s inception to 47,200,000 shares. The number of shares authorized for issuance under the plan was last increased in 2014, when 5,500,000 shares were added to the Equity Plan. The company also is seeking approval of the other modifications to the Equity Plan described above.

HISTORICAL AWARD INFORMATION

Common measures of a stock plan’s cost include burn rate and overhang. The burn rate, or equity run rate, refers to how fast a company uses the supply of shares authorized for issuance under its stock plan. Over the last two years, the company has maintained an average equity run rate of approximately 0.8% of shares of common stock outstanding per year. Overhang measures the degree to which our stockholders’ ownership has been diluted by stock-based compensation awarded under our Equity Plan (“existing overhang”) and is also calculated including shares that may be awarded under our Equity Plan in the future (“total overhang”).

The following table shows the values for our key equity metrics over the past two years.

Key Equity Metrics	2017	2016
Equity Run Rate¹	0.84%	0.75%
Existing Overhang[2]	2.33%	3.43%
Total Overhang[3]	5.80%	7.48%

[1]  Equity run rate is calculated by dividing the number of shares subject to equity awards granted (at target) during the year by the weighted-average basic number of shares outstanding during the year.

[2]  Existing overhang is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of weighted average basic shares outstanding at the end of fiscal year.

[3]  Total overhang is calculated by dividing (a) the sum of (x) the number of shares subject to equity awards outstanding at the end of the year and (y) the number of shares available for future grants at the end of the year, by (b) the number of weighted average basic shares outstanding at the end of the year.

NUMBER OF SHARES REQUESTED

When determining the number of shares to add to the Equity Plan, the Management Compensation Committee and Board reviewed and considered, among other things, the potential impact on stockholders as measured by run rate and overhang, projected future share usage and projected forfeitures of awards, including the following information:

»   Assuming stockholder approval of the Equity Plan, approximately 11,392,080 shares (approximately 5,892,080 of which were available as of the record date) will be available for future award grants. We expect this amount to last for up to five years of awards. This estimate is based on historical equity usage and plan designs. While we believe this modeling provides a reasonable estimate of how long such a share reserve would last, there are a number of factors that could impact our future share usage.

Named Executive Officer Compensation	93

»	The total overhang resulting from the share request, including awards outstanding under our Equity Plan, represents approximately 9.1% of the shares of common stock outstanding as of the record date.

CONTINUED PROMOTION OF GOOD COMPENSATION PRACTICES

The Equity Plan contains a number of provisions that the company believes are consistent with the interests of stockholders and sound corporate governance practices. After the amendment and restatement, the Equity Plan will continue to contain such provisions. For example, the Equity Plan will continue to provide for:

»	No liberal definition of “change in control.” The change in control definition contained in the Equity Plan is not a “liberal” definition that would be activated on mere stockholder approval of a transaction.

»	No automatic grants. The Equity Plan does not provide for automatic grants to any participant.

»	No tax “gross-ups.” The Equity Plan does not provide for any tax “gross-ups” or similar payments or reimbursements to defray tax liability associated with the issuance of awards under the plan.

»	No liberal share recycling of stock options on stock appreciation rights. The Equity Plan limits the shares that may be awarded again under the plan.

»	Recoupment policy. Awards granted under the Equity Plan are subject to the company’s incentive recoupment policy.

»	No repricing of stock options or stock appreciation rights. The Equity Plan prohibits the repricing of stock options and stock appreciation rights.

»	No discounted stock options. Stock options and stock appreciation rights may not be granted with an exercise price lower than the fair market value of the underlying shares on the date of grant.

Following the amendment and restatement, the Equity Plan also will contain the following new provisions:

»	Limits on non-employee director compensation. Non-employee directors are subject to an overall annual compensation limit covering both cash and equity compensation.

»	Prohibition on payment of dividends on unvested awards. The Equity Plan provides that dividends or dividend equivalents may not be paid until an underlying award has been earned and vested.

AUTHORIZED SHARES AND STOCK PRICE

Nasdaq’s Amended and Restated Certificate of Incorporation authorizes the issuance of 300,000,000 shares of common stock. There were 166,559,654 shares of common stock issued and outstanding as of the record date (February 26, 2018) and the closing price per share of common stock as of that date was $81.66.

The Equity Plan will continue to provide for:

»	No liberal definition of “change in control.”

»	No automatic grants.

»	No tax “gross-ups.”

»	No liberal share recycling of stock options or stock appreciation rights.

»	Recoupment policy.

»	No repricing of stock options or stock appreciation rights.

»	No discounted stock options.

94	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

The company believes the Equity Plan is an important vehicle to motivate and retain talented employees, and to align the interests of employees generally with those of stockholders.

SUMMARY OF THE EQUITY PLAN, AS AMENDED AND RESTATED

The following is a summary of the material terms of the Equity Plan, as amended and restated, and as such is qualified by the actual terms of the Equity Plan. The following summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Plan, which is attached as Annex B and incorporated herein by reference. Stockholders are encouraged to read the text of the Equity Plan in its entirety.

Purpose

The Equity Plan is a broad-based plan intended to provide equity-based incentives to the company’s employees and other eligible participants. The company believes the Equity Plan is an important vehicle to motivate and retain talented employees, and to align the interests of employees generally with those of stockholders.

Administration

The Equity Plan is administered by the Management Compensation Committee. The Committee selects participants and, in a manner consistent with the terms of the Equity Plan, has the exclusive power to, among other things, determine the form and terms of the awards, including any vesting, exercisability, payment or other restrictions. Subject to certain limitations, the Committee may also delegate some or all of its authority to one or more administrators.

Eligibility

In general, persons eligible to be a participant under the Equity Plan include officers, employees, consultants, advisors and nonemployee directors of the company or any subsidiary or affiliate of the company. As of the record date, 10 executive officers, 8 non-employee directors and approximately 4,493 employees were eligible to receive awards under the Equity Plan.

Term

The Equity Plan will expire on April 24, 2028.

Shares Available Under the Equity Plan and Individual Award Limit

The total number of shares authorized for awards under the Equity Plan since its inception is 47,200,000 shares of company common stock (which takes into account the proposed 5,500,000 share increase). In addition to the overall limit, the Equity Plan limits the number of shares of common stock that may be subject to incentive stock options and also provides that no participant may receive awards under the Equity Plan in any calendar year that relate to more than 2,000,000 shares.

Share Counting Rules

When awards are granted under the Equity Plan, the full number of shares subject to the award is charged against the number of shares that remain available for delivery pursuant to awards. After grant, any shares covered by an award that is forfeited, or an award that is settled for cash or otherwise expires, terminates or is cancelled without the delivery of shares, or otherwise without the participant having received any benefit therefrom, or shares withheld from such an award (other than options and stock appreciation rights)

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to satisfy any tax withholding obligations, shall, to the extent of any such forfeiture, expiration, termination, withholding or cancellation, be returned to the pool of shares again available for issuance under the Equity Plan. The following shares of common stock may not again be made available for issuance as awards under the Equity Plan: (i) shares of common stock not issued or delivered as a result of the net settlement of an outstanding option or stock appreciation right; (ii) shares of common stock used to pay the exercise price related to an outstanding option or used to pay withholding taxes related to an outstanding option or stock appreciation right; and (iii) shares repurchased by the company with the proceeds from the exercise of any option. In addition, with respect to stock appreciation rights, the number of shares counted against the share limits under the Equity Plan shall be the full number of shares subject to the stock appreciation right if the stock appreciation right is settled in shares.

Determination of Fair Market Value Under the Equity Plan

Fair market value with respect to shares, as of any date, is determined in accordance with a valuation methodology approved by the Committee in good faith and in accordance with Section 409A of the Internal Revenue Code and other laws to the extent applicable. However, if the Committee does not specify otherwise, fair market value will mean the closing sale price on the Nasdaq Stock Market on the relevant date, or, if no closing price is reported, the closing sale price on the next succeeding date a price is reported.

Types of Awards

The Equity Plan provides a variety of equity and equity-based awards to preserve flexibility. The types of awards that may be issued under the Equity Plan are described below.

Stock Options

The Committee is authorized to grant “incentive stock options” under Section 422 of the Code and non-qualified stock options to participants under the Equity Plan. The exercise price of any stock option granted may not be less than the fair market value of the company’s common stock on the date the option is granted. The terms and conditions of each stock option grant will be determined by the Committee and set forth in the applicable award agreement or certificate, but a stock option may not have a term longer than ten years. A stock option may, as determined by the Committee, be subject to a performance requirement based on the achievement of individual or corporate performance goals, and may also be subject to a service-based vesting requirement. Pursuant to the terms of the Equity Plan, the Committee may accelerate the vesting of stock options.

A participant may exercise his or her option for all or part of the number of shares or rights which he or she is eligible to exercise under terms of the applicable award agreement. The Committee has the discretion to determine the form(s) and method(s) by which payment of the exercise price will be made by the participant, including, without limitation, by use of cash, by exchanging shares owned by the participant (which are not the subject of any pledge or other security interest), by “net settling” the option to have the company retain the number of shares with a fair market value on the date of exercise to satisfy the exercise price, through any broker’s cashless exercise procedure approved by the Committee, or any combination of the foregoing.

Types of equity and equity-based awards

»	Stock Options

»	Stock Appreciation Rights

»	Restricted Stock and RSU Awards

»	Other Stock-Based Awards

»	Performance Compensation Awards

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The terms and conditions of each award granted under the Equity Plan are established by the Committee and set forth in an associated award agreement.

Unless the applicable award agreement provides otherwise, the Equity Plan provides for certain rules with respect to outstanding options at the time of separation from service or entitlement to long term disability benefits. In general, unless the Committee otherwise specifies in the award agreement, a stock option expires upon the earlier of (i) its stated expiration date or (ii) 90 days after separation from service (unless separation is due to death, retirement, or cause — as such terms are defined in the Equity Plan). Generally, unless the Committee otherwise specifies in the award agreement, on a participant’s (i) separation from service due to death or retirement, all unvested options that would have been vested on or before the first anniversary of such separation from service will vest and continue to be exercisable for a period ending one year following the separation from service (or until the option’s expiration date, if sooner); and (ii) separation from service for cause, all unvested options will be forfeited and any vested options will continue to be exercisable for a period ending 10 days following the separation from service (or until the option’s expiration date, if sooner). The Equity Plan contains certain rules with respect to long term disability that are similar to death and retirement. Any unvested options will immediately be deemed cancelled and forfeited upon any other separation from service. Stock options will not contain reload rights or be subject to repricing.

Stock Appreciation Rights

The Committee is authorized to grant stock appreciation rights (SARs) to participants under the Equity Plan. The exercise price of any SAR granted may not be less than the fair market value of the company’s common stock on the date the SAR is granted. The terms and conditions of each SAR grant will be determined by the Committee and set forth in the applicable award agreement or certificate, but a SAR may not have a term longer than ten years. A SAR may, as determined by the Committee, be subject to a performance requirement based on the achievement of individual or corporate performance goals, and may also be subject to a service-based vesting requirement. Pursuant to the terms of the Equity Plan, the Committee may accelerate the vesting of SARs.

A participant may exercise his or her SAR for all or part of the number of shares or rights which he or she is eligible to exercise under terms of the applicable award agreement. SARs may be settled in cash or shares, as set forth in the applicable award agreement.

Unless the applicable award agreement provides otherwise, the Equity Plan provides for certain rules with respect to outstanding SARs at time of separation from service or entitlement to long term disability benefits. In general, unless the Committee otherwise specifies in the award agreement, a SAR expires upon the earlier of (i) its stated expiration date or (ii) 90 days after separation from service (unless separation is due to death, retirement, or cause, as such terms are defined in the Equity Plan). Generally, unless the Committee otherwise specifies in the award agreement, on a participant’s (i) separation from service due to death or retirement, all unvested SARs that would have been vested on or before the first anniversary of such separation from service will vest and continue to be exercisable for a period ending one year following the separation from service (or until the SAR’s expiration date, if sooner); and (ii) separation from service for cause, all unvested SARs will be forfeited and any vested SARs will continue to be exercisable for a period ending 10 days following the separation from service (or until the SAR’s expiration date, if sooner). The Equity Plan contains certain rules with respect to long term disability

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that are similar to death and retirement. Any unvested SARs will immediately be deemed cancelled and forfeited upon any other separation from service. SARs will not contain reload rights or be subject to repricing.

Restricted Stock and RSU Awards

The Committee may grant restricted stock or RSUs to participants under the Equity Plan. Each RSU shall have a value equal to the fair market value of a share of company common stock, and may be paid in cash, shares, other securities or other property, at the sole discretion of the Committee. The terms and conditions of each such award are established by the Committee and set forth in an associated award agreement. Restricted stock or RSUs, as determined by the Committee, may be subject to a performance requirement based on the achievement of individual or corporate performance goals, and may also be subject to a service-based vesting requirement. Pursuant to the terms of the Equity Plan, the Committee may accelerate the vesting of restricted stock or RSUs. Subject to the terms of the Equity Plan and award agreement, a participant granted restricted stock will generally have the same rights as one of the company’s stockholders during the restriction period. A participant granted RSUs will only have the rights of a general unsecured creditor of the company and will not be a stockholder with respect to the shares underlying RSUs unless and until the RSUs convert to shares of common stock.

Unless the applicable award agreement provides otherwise, the Equity Plan provides for certain rules with respect to the vesting of restricted stock and RSU awards at the time of separation from services or entitlement to long term disability benefits. In general, unless the Committee otherwise specifies in the award agreement, in the event of separation from service due to death or retirement (as defined in the Equity Plan), then all restricted stock or RSU awards that would have become vested on or before the first anniversary of such death or retirement (had the individual remained in employment) shall vest on the date of death or retirement. The Equity Plan contains certain rules with respect to long term disability that are similar to death and retirement. In all other events of separation from service (including separation from service for cause), the participant’s unvested restricted stock and RSU awards shall be deemed cancelled and forfeited on the date of the participant’s separation from service.

Other Stock-Based Awards

Subject to the terms of the Equity Plan, the Committee may grant participants other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of the company’s common stock. The Committee will determine the terms and conditions of such awards and set forth such terms and conditions in an award agreement. Other stock-based awards may, as determined by the Committee, be subject to a performance requirement based on the achievement of individual or corporate performance goals, and may also be subject to a service-based vesting requirement. Pursuant to the terms of the Equity Plan, the Committee may accelerate the vesting of other stock-based awards.

Performance Compensation Awards

The Committee may provide in the terms and conditions of any award that receipt of the award is contingent on satisfaction of an individual or corporate performance requirement and/or a vesting requirement.

The Committee may provide in the terms and conditions of any award that receipt of the award is contingent on satisfaction of an individual or corporate performance requirement and/or a vesting requirement.

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The Equity Plan provides that dividends or dividend equivalents may not be paid until an underlying award vests.

Performance criteria may be used to measure the performance of the company, any business unit, division, department, or function, calculated on a GAAP or non-GAAP basis, on an absolute or relative basis, and measured over a period determined by the Committee. Adjustments may be made to reflect significant identified events, such as asset write-downs, changes in tax laws and accounting standards, and extraordinary nonrecurring items. The Committee may exercise discretion to not pay an award or to pay less than the award otherwise earned based on performance against the performance criteria set.

Dividends and Dividends Equivalents

At the sole discretion of the Committee, an award may provide the participant with dividends or dividend equivalents, payable in cash, shares of common stock, other securities or other property; provided, however, that any such dividends or dividend equivalents shall be paid with respect to an award only to the extent such underlying award has been earned and vested, regardless of whether or not such vesting is contingent upon continued employment, the achievement of performance goals, or both. The accrual of dividend equivalent amounts payable upon vesting is permitted.

Adjustments for Corporate Changes

In the event of dividends or other distributions, recapitalizations, reorganizations or other specified events affecting the company or its shares of common stock as described under the Equity Plan, appropriate and equitable adjustments shall be made by the Committee to the number of shares of common stock of the company available for grant, as well as to other maximum limitations under the Equity Plan (e.g., exercise prices and number of awards), and the number of shares of common stock of the company or other rights and prices under outstanding awards in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Equity Plan.

Transferability

Generally, except as otherwise determined by the Committee, no award and no right under any award may be assigned, sold or transferred by a participant other than by will or by the laws of descent and distribution.

Amendment and Termination

The Board may amend, alter, suspend, discontinue or terminate the Equity Plan or any portion thereof at any time. However, no such change will be made without: (i) stockholder approval if such approval is necessary to comply with tax or regulatory requirements for which or with which our Board deems it desirable or necessary to comply or (ii) the consent of the affected participant, if such action would adversely affect any material rights of the participant under any outstanding award. In addition, the Committee may amend the Equity Plan or any portion thereof at any time to cure any ambiguities, correct defective or inconsistent provisions or make other immaterial changes. Notwithstanding the foregoing, the Committee may not accelerate the payment or settlement of any award that constitutes a deferral of compensation for purposes of Section 409A of the Code unless such acceleration is permitted under such rules and regulations.

The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any awards granted under the Equity Plan, but

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cannot take any such action that would adversely affect the right of any participant without the consent of the affected participant.

Effect of Change in Control

Unless otherwise provided in an award agreement or otherwise determined by the Committee, awards under the Equity Plan are subject to special provisions upon the occurrence of a change in control (as defined in the Equity Plan) transaction with respect to the company.

The awards will be assumed or substituted by the successor company in connection with a change in control according to the following terms:

»	Assumed or substituted performance compensation awards will no longer be subject to any performance goals and such awards will be converted into a number of units equal in value to the target number of units of the award and will be contingent on the participant’s continued performance of service for the successor company through the original vesting date of the award.

»	Assumed or substituted awards other than performance compensation awards should preserve the rights and benefits of the award as in effect prior to such assumption or substitution and will be subject to substantially similar terms and conditions (e.g., vesting) as in effect prior to such assumption or substitution.

»	In the event that the participant’s employment is involuntarily terminated by the company or its successor other than for cause (as defined in the Equity Plan), all unvested awards granted to the participant shall vest immediately upon such termination and will be settled (or become exercisable in the case of options or stock appreciation rights), in accordance with their terms.

For awards not assumed or substituted, unless otherwise provided in the award agreement, upon the change in control all unvested awards shall vest immediately and will be settled (or become exercisable in the case of options or SARs), in accordance with their terms.

Recoupment Policy

Awards under the Equity Plan are subject to the company’s incentive recoupment policy.

STOCK OPTIONS AWARDED TO DATE

The following table shows the number of stock options, including any awards that were subsequently cancelled or surrendered for taxes, which Nasdaq has awarded, to date, to the following individuals or groups:

»	the NEOs;

»	two former executive officers, Messrs. Robert Greifeld and Hardwick Simmons, who each have received over five percent of the total number of stock options, including any options that were subsequently cancelled or surrendered for taxes, awarded under the Equity Plan;

»	all ten of the current executive officers as a group (for information about the current executive officers, see “Executive Officers”);

»	all eight of the current non-employee directors as a group (for information about the current non-employee directors, see “Proposal 1: Election of Directors”);

»	one director nominee, Jacob Wallenberg; and

»	all employees, excluding the current executive officers, as a group.

Awards under the Equity Plan are subject to the company’s incentive recoupment policy.

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Name and Position	Number of Stock Options Awarded

Adena T. Friedman, President and CEO	826,828

Michael Ptasznik, Executive Vice President, Corporate Strategy and Chief Financial Officer	–

Edward S. Knight, Executive Vice President, General Counsel and Chief Regulatory Officer	430,069

Bradley J. Peterson, Executive Vice President and Chief Information Officer	–

Thomas M. Wittman, Executive Vice President, Global Trading and Market Services	26,116

Robert Greifeld, Former Executive Officer	3,860,000

Hardwick Simmons, Former Executive Officer	2,000,000

All Current Executive Officers	1,476,318

All Current Non-Employee Directors	–

Jacob Wallenberg, Nominee for Director	–

All Non-Executive Employees	30,483,872

NEW EQUITY PLAN BENEFITS

The Committee has discretionary authority to grant awards pursuant to the Equity Plan and there is no provision for automatic grants. Therefore, future benefits that would be received under the Equity Plan by executive officers and other employees under the Equity Plan currently are not determinable.

SHARES AVAILABLE FOR ISSUANCE UNDER EQUITY PLANS

The following table sets forth information regarding outstanding options and shares reserved for future issuance under all of Nasdaq’s compensation plans as of December 31, 2017.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)[1]	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining for future issuance under equity compensation plans (excluding shares reflected in column (a))(c)
Equity compensation plans approved by stockholders	571,380	43.84	7,891,426[2]

Equity compensation plans not approved by stockholders	–	–	–

Total	571,380	43.84	7,891,426[2]

[1]

The amounts in this column include only the number of shares to be issued upon exercise of outstanding options, warrants and rights. At December 31, 2017, we also had 3,331,462 shares to be issued upon vesting of outstanding RSUs and PSUs.

[2]	This amount includes 5,801,663 shares of common stock that may be awarded pursuant to the Equity Plan and 2,089,763 shares of common stock that may be issued pursuant to the ESPP.

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TAX TREATMENT OF AWARDS

The following is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences associated with awards under the Equity Plan. The federal tax laws are complex and subject to change and the tax consequences for any participant will depend on his or her individual circumstances.

Non-Qualified Stock Options

A non-qualified stock option results in no taxable income to the optionee or deduction to the company at the time it is granted. An optionee exercising an option will generally realize taxable compensation at that time in the amount of the difference between the option price and the then market value of the shares, and income tax withholding requirements apply upon exercise. A deduction for federal income tax purposes will generally be allowable to the company in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in the option shares is equal to the option price paid for such shares plus the amount includable in income upon exercise. At sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending upon how long the shares have been held.

Incentive Stock Options

An incentive stock option within the meaning of Section 422 of the Code (“ISO”) results in no taxable income to the optionee or deduction to the company at the time it is granted. However, the excess of the fair market value of the shares of common stock acquired over the stock option exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the shares of common stock received as a result of an exercise of an ISO for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the shares of common stock is treated as a long-term capital gain. If the shares of common stock are disposed of during this period, however, (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares of common stock received upon exercise of the stock option over the stock option price (or, if less, the excess of the amount realized upon disposition over the stock option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, the company will be entitled to a deduction, generally in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares of common stock acquired upon exercise of an ISO is equal to the stock option price paid, plus any amount includable in his or her income as a result of a disqualifying disposition.

Stock Appreciation Rights

Generally, the recipient of a SAR will not recognize taxable income at the time the SAR is granted. A participant that exercises a SAR will realize taxable compensation at the time of exercise equal to the amount received, whether in cash or stock. The amount recognized by the participant is subject to income tax withholding requirements if the participant is an employee or former employee. In general, there will be no federal income

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tax deduction allowed to the company upon the grant or termination of a SAR. However, upon the settlement of the SAR amount, the company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Restricted Stock

Upon the grant of restricted stock, a participant will not recognize taxable income and the company will not be allowed a tax deduction. Rather, on the date when the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares on that date (less the price paid, if any, for such shares). Alternatively, a participant may file with the IRS a “section 83(b) election” no later than 30 days after the date of grant of restricted stock, as a result of which he will recognize taxable ordinary income at the time of the grant, generally in an amount equal to the fair market value of the shares on the date of grant, less any amount paid for the grant. The amount recognized by the participant is subject to income tax withholding requirements if the participant is an employee or former employee. At the time the participant recognizes income with respect to the restricted stock, the company is generally entitled to a deduction in an equal amount. Upon the sale of any shares that are delivered to the participant pursuant to an award, the participant will realize capital gain (or loss) measured by the difference between the amount realized and the fair market value of the shares on the date the shares were vested/delivered to the participant pursuant to the award.

Stock Units

A participant who receives stock units (whether RSUs or PSUs) will be taxed at ordinary income tax rates on the then fair market value of the shares of common stock distributed at the time of settlement of the stock units and a corresponding deduction will be allowable to the company at that time (subject to Section 162(m) of the Code). The participant’s tax basis in the shares will equal the amount taxed as ordinary income, and on subsequent disposition the participant will realize long-term or short-term capital gain or loss.

Impact of Section 409A

The Equity Plan has been designed so that awards thereunder either are not subject to the deferred compensation rules of Section 409A or, if subject to Section 409A, are intended to be compliant with Section 409A. Awards subject to Section 409A, but not compliant with Section 409A, could result in accelerated taxation of the awards and an additional 20 percent tax and interest charge tax to the participant. These potential penalties on the participant could reduce the value of grants subject to Section 409A and adversely affect the company’s ability to achieve the Equity Plan’s purposes.

Section 162(m)

With certain exceptions, Section 162(m) of the Code limits the company’s deduction for compensation in excess of $1,000,000 paid to the company’s CEO and certain other NEOs (“covered employees”). Compensation paid to “covered employees” was historically not subject to the deduction limitation if it was considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

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In December 2017, as part of the Tax Cuts and Jobs Act of 2017, Section 162(m) was substantially amended to eliminate the qualified performance-based exception to the deduction limitation and to provide limited transitional relief to existing plans.

As a result, it is uncertain whether compensation that the Committee originally intended to structure as performance-based compensation under Section 162(m) will be deductible. The Committee may take into account the potential transitional relief under Section 162(m) in connection with executive compensation programs which are eligible for such relief.

However, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs.

AUDIT COMMITTEE MATTERS

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Audit Committee Matters

Audit Committee Report

AUDIT COMMITTEE RESPONSIBILITIES

The Audit Committee operates under a written charter. The charter, which was last amended effective February 28, 2018, includes the Audit Committee’s duties and responsibilities.

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of Nasdaq’s accounting, auditing, financial reporting practices and risk management. As part of this effort, the Audit Committee reviews the disclosures in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and quarterly earnings releases. In addition, the Committee assists the Board by reviewing and discussing the effectiveness of controls over Nasdaq’s regulatory programs and ERM structure and process, Global Ethics and Corporate Compliance Program and confidential whistleblower process. The Committee charter complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and The Nasdaq Stock Market.

For a description of the Audit Committee’s key accomplishments in 2017, please refer to “Board Committees – Audit Committee – 2017 Highlights” on page 44.

REVIEW OF AUDITED FINANCIAL STATEMENTS

The Audit Committee:

»	reviewed and discussed the audited financial statements with management;

»	discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Auditing Standard No. 1301, “Communications with Audit Committees” as adopted by the PCAOB; and

»	received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm the firm’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s annual report on Form 10-K.

The Audit Committee

Thomas A. Kloet, Chair

Melissa M. Arnoldi

Charlene T. Begley

John D. Rainey

Lars R. Wedenborn

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of Nasdaq’s accounting, auditing, financial reporting practices and risk management.

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The Audit Committee annually evaluates the performance of the company’s independent auditors, including the senior audit engagement team, and determines whether to reengage the current independent auditors or consider other audit firms.

Annual Evaluation and 2018 Selection of Independent Auditors

The Audit Committee annually evaluates the performance of the company’s independent auditors, including the senior audit engagement team, and determines whether to reengage the current independent auditors or consider other audit firms. The Audit Committee annually considers the impact of changing auditors when assessing whether to retain the current independent auditor.

Factors considered in deciding whether to retain Ernst & Young LLP include:

»	global capabilities, technical expertise and knowledge of the company’s operations;

»	quality of communications with the Audit Committee and management;

»	independence;

»	the quality and efficiency of the services provided, including input from management on Ernst & Young LLP’s performance and how effectively Ernst & Young LLP demonstrated its independent judgment and objectivity;

»	external data on audit quality and performance, including recent PCAOB reports on Ernst & Young LLP and its peer firms;

»	the appropriateness of fees;

»	tenure as our independent auditor, considering the quality of advice and operational efficiencies resulting from Ernst & Young LLP’s institutional knowledge of our operations, risks, business strategies and policies; and

»	the controls and processes in place that help ensure Ernst & Young LLP’s continued independence.

The Audit Committee assessed Ernst & Young LLP’s performance as independent auditor during fiscal year 2017, including the performance of the Ernst & Young LLP lead audit engagement partner and the audit team. As part of its assessment, the Audit Committee reviewed a variety of indicators of audit quality including:

»	an annual report from Ernst & Young LLP describing the independent auditors’ internal quality control procedures; and

»	any material issues raised by the most recent internal quality control review, or peer review.

The Audit Committee also received from Ernst & Young LLP a formal written statement describing all relationships between the firm and Nasdaq that might bear on the firm’s independence, consistent with the applicable requirements of the PCAOB. The Audit Committee discussed with the independent registered public accounting firm any relationships that may impact the firm’s objectivity and independence and satisfied itself as to the firm’s independence.

Ernst & Young LLP has been retained as the company’s external auditor continuously since 1986. The current lead engagement partner was designated commencing with the 2014 audit. In conjunction with the mandated rotation of Ernst & Young LLP’s lead engagement partner, the Audit Committee is directly involved in the selection of the new lead engagement partner and team.

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Based on its review, the Audit Committee has retained Ernst & Young LLP and believes its continued retention is in the best interests of Nasdaq and its stockholders.

AUDIT FEES AND ALL OTHER FEES

The table below shows the amount of fees Nasdaq paid to Ernst & Young LLP for fiscal years 2017 and 2016, including expenses.

Item	2017	2016
Audit fees[1]	$6,721,570	$6,801,227
Audit-related fees[2]	$942,500	$948,905
Audit and audit-related fees	$7,664,070	$7,750,132
Tax fees	$47,389	$84,079
All other fees[3]	$1,616.475	$733,549
TOTAL[4]	$9,327,934	$8,567,760

[1]	Audit services were provided globally in 2017 and 2016. Fees related to audits of international subsidiaries are translated into U.S. dollars.

[2]	The 2017 and 2016 audit-related fees primarily include due diligence on strategic initiatives, including mergers and acquisitions, as well as other attestation reports issued.

[3]

The 2017 and 2016 other fees primarily relate to the Swedish Financial Supervisory Authority’s listing requirements for companies applying for a listing on Nasdaq Stockholm AB. The validation of the company is required to be performed by an external accounting firm. The fees are collected from the listing company by us and paid to Ernst & Young LLP on behalf of the listing company.

[4]	Fees exclude services provided to certain separate non-profit entities and services provided in relation to Nasdaq’s role as administrator for the Unlisted Trading Privileges Plan.

Audit fees primarily represent fees for the audit of Nasdaq’s annual financial statements included in our annual report on Form 10-K, the review of Nasdaq’s quarterly reports on Form 10-Q, statutory audits of subsidiaries as required by statutes and regulations, accounting consultations on matters addressed during the audit or interim reviews, comfort letters and consents and internal control attestation and reporting requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees primarily represent fees for consultations associated with strategic initiatives, including mergers and acquisitions.

As outlined in the Audit Committee charter, the Audit Committee is responsible for the appointment, retention, approval of compensation and oversight of the services provided by Nasdaq’s independent registered public accounting firm. The Audit Committee pre-approves both audit and non-audit services performed by the independent registered public accounting firm, and Nasdaq’s Audit Committee pre-approved all such services in 2017 and 2016. These responsibilities and activities satisfy the auditor oversight requirements of the Sarbanes-Oxley Act.

“Managing the relationship with the company’s independent registered public accounting firm is a significant responsibility of the Audit Committee. We invite representatives of Ernst & Young LLP to attend Audit Committee meetings, and they actively participate. We also meet regularly in Executive Session with those representatives. This regular communication helps ensure the efficiency and quality of the external audit services.” Nasdaq’s Audit Committee

Audit Committee Matters	109

Proposal 4: Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2018

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit Nasdaq’s financial statements.

The Audit Committee has appointed Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Nasdaq and its stockholders. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions by stockholders. The Audit Committee and the Board of Directors believe that the continued retention of Ernst & Young LLP as the independent registered public accounting firm is in the best interests of the company and its stockholders.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP as Nasdaq’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

OTHER ITEMS

Other Items	111

Other Items

Proposal 5: Stockholder Proposal – Shareholder Right to Act by Written Consent	The Board of Directors unanimously recommends a vote AGAINST Proposal 5.

Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, owner of no less than 500 shares of Nasdaq common stock, has informed Nasdaq that he plans to introduce the following proposal at the Annual Meeting. We are not responsible for the accuracy or content of the proposal and supporting statement, which are presented below as received from the proponent. To make sure readers can easily distinguish between material provided by the proponent and material provided by the company, we have put lines around material provided by the proponent.

STOCKHOLDER PROPOSAL AND SUPPORTING STATEMENT

Proposal 5 – Shareholder Right to Act by Written Consent

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

This proposal topic also won impressive 45%-support at the Nasdaq 2016 annual meeting. Plus this 45%-vote would have been still higher (possibly 51%) if small shareholders had the same access to corporate governance information as large shareholders.

This proposal is more important at Nasdaq because NDAQ shareholders do not have the full right to call a special meeting that is available under state law. Written consent would give shareholders greater standing to have input in improving the makeup of our Board of Directors after the 2018 annual meeting. For instance our Chairman and Lead Director were inside-related directors and thus not independent. Independence is a highly valuable attribute in a Chairman and a Lead Director.

Please vote to improve management accountability to shareholders:

Shareholder Right to Act by Written Consent - Proposal 5

112	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

The Board believes that stockholder action by written consent, where there is no open meeting, advance notice, discussion or debate, can result in secretive and unsound decision making by permitting a bare majority of stockholders to act alone, outside of the open and transparent forum of a stockholders’ meeting.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The Board unanimously recommends that stockholders vote AGAINST this proposal for the following reasons.

Action by Written Consent Can Result in Secretive and Unsound Voting Processes, in Opposition to Nasdaq’s Commitment to Transparent Decision Making

The Board believes that stockholder action by written consent, where there is no open meeting, advance notice, discussion or debate, can result in secretive and unsound decision making by permitting a bare majority of stockholders to act alone, outside of the open and transparent forum of a stockholders’ meeting. Action by written consent deprives stockholders of advance notice of the proposal and the ability to receive and consider the recommendation of the Board, and would allow an action to be proposed and taken by a small group of stockholders, with no fiduciary duties to Nasdaq or other stockholders and without the knowledge or participation of other stockholders, thereby disenfranchising minority stockholders. The Board believes that matters of sufficient importance to warrant action between annual stockholder meetings should not be decided in this manner.

Action by Written Consent Is Unnecessary Given the Ability of Stockholders to Call Special Meetings

Stockholders holding as little as 15% of Nasdaq’s voting power may call a special meeting of stockholders. This right permits Nasdaq’s stockholders to bring important matters before all stockholders for consideration in a transparent manner. Action at a meeting, whether annual or special, is superior to action by written consent because it ensures that stockholders receive advance notice of the matter to be voted upon, allows all stockholders to consider, discuss and vote on stockholder-initiated matters, and provides for a meaningful and structured opportunity to exchange views with the Board before acting.

Action by Written Consent Could Create Confusion and Disruption for Stockholders and the Company

The Board believes that permitting stockholder action by written consent is not appropriate for a widely held public company like Nasdaq. If permitted, multiple stockholder groups could solicit multiple written consents simultaneously, some of which may be duplicative or contradictory, and which has the potential to create substantial confusion and disruption for stockholders.

Nasdaq’s Existing Corporate Governance Structure Provides Numerous Opportunities for Stockholder Action

In addition to providing for stockholders’ right to call special meetings, Nasdaq’s existing corporate governance practices and policies give stockholders ample opportunity to take action at a properly called stockholders’ meeting. Nasdaq has shown time and again that when it believes a particular action requested by a stockholder is in the best interests of all stockholders, the Board will support that action. Significant examples include the following.

Other Items	113

»	Proxy Access By-Law. In 2016, in response to feedback from stockholders, Nasdaq adopted a proxy access provision that allows a stockholder (or group of stockholders) that complies with certain customary requirements to nominate candidates for service on the Board and have those candidates included in Nasdaq’s proxy materials.

»	Majority Voting in Director Elections. Also in response to feedback from stockholders, Nasdaq’s governance documents provide that, in an uncontested election of directors, director nominees are elected by a majority of the votes cast.

»	Elimination of Supermajority Voting. Again, in response to feedback from stockholders, Nasdaq has eliminated all supermajority voting requirements from its governance documents.

»	Director Nominations. Nasdaq’s By-Laws permit stockholders to nominate persons for election to the Board or propose other business to be considered at an annual or special meeting called by the Board.

»	Stockholder Engagement. Nasdaq regularly solicits stockholder views outside the context of formal stockholders’ meetings, considers that input and takes appropriate actions where the long-term interests of all of its stockholders are best served.

Nasdaq believes that these and other corporate governance practices and policies enable stockholders to act in support of their interests while avoiding the risks associated with stockholder action by written consent.

Substantially Identical Proposals Were Rejected by the Company’s Stockholders in 2015 and 2017

The Board has carefully considered the stockholder proposal in light of the rejection by Nasdaq’s stockholders of substantially similar proposals submitted by the same proponent at the 2015 and 2017 Annual Meetings of Stockholders. The Board continues to believe that the actions requested by the proponent are not in the best interests of Nasdaq and its stockholders and urges stockholders to reject the proposal.

Summary

As in 2015 and 2017, the Board believes that the stockholder proposal to allow stockholder action by written consent is inappropriate, unnecessary and not in the best interests of Nasdaq and its stockholders.

Other Business

The Nasdaq Board knows of no business other than the matters described in this proxy statement that will be presented at the Annual Meeting. To the extent that matters not known at this time may properly come before the Annual Meeting, absent instructions thereon to the contrary, the enclosed proxy will confer discretionary authority with respect to such other matters and it is the intention of the persons named in the proxy to vote in accordance with their judgment on such other matters.

Nasdaq’s Existing Corporate Governance Structure Provides Numerous Opportunities for Stockholder Action

»	Proxy Access By-Law

»	Majority Voting in Director Elections

»	Elimination of Supermajority Voting

»	Director Nominations

»	Stockholder Engagement

114	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Each stockholder is entitled to the number of votes equal to the number of shares of common stock held by such stockholder, subject to the 5% voting limitation contained in our Amended and Restated Certificate of Incorporation that generally prohibits a stockholder from voting in excess of 5% of the total voting power of Nasdaq.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and regulations of the SEC thereunder require our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of initial ownership and changes in ownership with the SEC. Based solely on our review of copies of such forms received by Nasdaq, or on written representations from reporting persons that no other reports were required for such persons, we believe that during 2017, our directors, executive officers and 10% stockholders complied with all of the Section 16(a) filing requirements.

Security Ownership of Certain Beneficial Owners and Management

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of the record date by:

»	each person who is known by us to own beneficially more than 5% of our common stock;

»	each current director and nominee for director;

»	each NEO; and

»	all directors and executive officers as a group.

Except as otherwise indicated, we believe that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. All vested options, vested shares of restricted stock and vested shares underlying PSUs referred to in the table below were granted under the Equity Plan. Shares of common stock underlying options that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Holders of RSUs and PSUs granted under the Equity Plan have the right to direct the voting of the shares underlying those RSUs and PSUs only to the extent the shares are vested.

As of the record date, 166,559,654 shares of common stock were outstanding. Except as noted below, each stockholder is entitled to the number of votes equal to the number of shares of common stock held by such stockholder, subject to the 5% voting limitation contained in our Amended and Restated Certificate of Incorporation that generally prohibits a stockholder from voting in excess of 5% of the total voting power of Nasdaq.

Other Items	115

Name of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class

Borse Dubai Limited[1] Level 7, Precinct Building 5, Gate District, DIFC, Dubai UAE	29,780,515	17.9%

Investor AB2 Innax AB, Arsenalsgatan 8C, S-103 32, Stockholm, Sweden V7	19,394,142	11.6%

Massachusetts Financial Services Company[3] 111 Huntington Avenue, Boston, MA 02199	14,235,200	8.5%

The Vanguard Group, Inc.[4] 100 Vanguard Blvd., Malvern, PA 19355	11,825,546	7.1%

BlackRock, Inc.[5] 55 East 52nd Street, New York, NY 10055	9,043,188	5.4%

Melissa M. Arnoldi	–	*

Charlene T. Begley[6]	4,612	*

Steven D. Black[7]	26,556	*

Adena T. Friedman[8]	307,074	*

Essa Kazim[9]	28,226	*

Thomas A. Kloet[10]	7,512	*

John D. Rainey	–	*

Michael R. Splinter[11]	44,808	*

Jacob Wallenberg[12]	–	*

Lars R. Wedenborn[13]	25,000	*

Edward S. Knight[14]	134,182	*

Bradley J. Peterson[15]	23,045	*

Michael Ptasznik[16]	3,780	*

Thomas A. Wittman[17]	64,792	*

All Directors and Executive Officers of Nasdaq as a Group (18 Persons)	734,202	0.4%

*	Represents less than 1%.

[1]

As of the record date, based solely on information included in an amendment to Schedule 13D, filed March 27, 2012, Borse Dubai had shared voting and dispositive power over 29,780,515 shares. Borse Dubai is a majority-owned subsidiary of Investment Corporation of Dubai and therefore, each of Borse Dubai and Investment Corporation of Dubai may be deemed to be the beneficial owner of the 29,780,515 shares held by Borse Dubai. Borse Dubai and Nasdaq have entered into an agreement that limits Borse Dubai’s voting power to 4.35% of Nasdaq’s total outstanding shares. All of the shares held by Borse Dubai are pledged as security for outstanding indebtedness.

[2]

As of the record date, based solely on information included in a Form 4, filed May 25, 2012, Innax AB, which was formerly named Patricia Holding AB, had sole voting and dispositive power over 19,394,142 shares. Innax AB is 100% owned and controlled by Investor AB and therefore, each of Innax AB and Investor AB may be deemed to be the beneficial owner of the 19,394,142 shares held by Innax AB.

[3]

As of the record date, based solely on information included in a Schedule 13G/A, filed February 9, 2018, Massachusetts Financial Services Company indicated that it has beneficial ownership of and sole dispositive power with respect to 14,235,200 shares and sole voting power with respect to 13,383,339 shares.

116	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

[4]

As of the record date, based solely on information included in a Schedule 13G/A, filed February 9, 2018, The Vanguard Group, Inc. indicated that it has beneficial ownership of 11,825,546 shares, sole voting power with respect to 162,274 shares, shared voting power with respect to 24,396 shares, sole dispositive power with respect to 11,645,370 shares and shared dispositive power with respect to 180,176 shares. The Schedule 13G/A includes shares beneficially owned by the following wholly owned subsidiaries of The Vanguard Group, Inc.: Vanguard Fiduciary Trust Company, as a result of its serving as investment manager of collective trust accounts (126,962 shares); and Vanguard Investments Australia, Ltd., as a result of its serving as investment manager of Australian investment offerings (87,708 shares).

[5]

As of the record date, based solely on information included in a Schedule 13G/A, filed January 23, 2018, BlackRock, Inc. indicated that it has beneficial ownership of and sole dispositive power with respect to 9,043,188 shares and sole voting power with respect to 8,037,939 shares as a result of being a parent company or control person of the following subsidiaries: BlackRock Life Limited; BlackRock International Limited; BlackRock Advisors, LLC; BlackRock Capital Management, Inc.; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock Investment Management (Australia) Limited; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors; BlackRock Asset Management North Asia Limited; BlackRock (Singapore) Limited; and BlackRock Fund Managers Ltd.

[6]	Represents 4,612 vested shares of restricted stock.

[7]	Represents 26,556 vested shares of restricted stock.

[8]

Represents (i) 89,605 vested options, (ii) 81,584 vested shares of restricted stock, (iii) 101,434 vested shares underlying PSUs and (iv) 34,451 shares granted under the Equity Plan or purchased pursuant to the ESPP when Ms. Friedman was previously an employee of Nasdaq.

[9]

Represents 28,226 vested shares of restricted stock. Excludes shares of Nasdaq common stock owned by Borse Dubai. H.E. Kazim, who is Chairman of Borse Dubai, disclaims beneficial ownership of such shares.

[10]	Represents (i) 5,512 vested shares of restricted stock and (ii) 2,000 shares acquired through open market purchases.

[11]	Represents 44,808 vested shares of restricted stock.

[12]	Excludes shares of Nasdaq common stock owned by Investor AB. Mr. Wallenberg, who is Chairman of Investor AB, disclaims beneficial ownership of such shares.

[1][3]

Represents (i) 15,000 shares held by a pension insurance fund in the name of FAM AB, which is Mr. Wedenborn’s employer and (ii) 10,000 shares held by a pension insurance fund in the name of Investor AB, which is Mr. Wedenborn’s former employer.

[14]	Represents (i) 73,813 vested options, (ii) 59,994 vested shares underlying PSUs and (iii) 375 shares of stock purchased pursuant to the ESPP.

[15]	Represents (i) 13,141 vested shares of restricted stock, (ii) 8,741 vested shares underlying PSUs and (iii) 1,163 shares of stock purchased pursuant to the ESPP.

[16]	Represents 3,780 vested shares of restricted stock.

[17]	Represents (i) 18,312 vested shares of restricted stock, (ii) 44,901 vested shares underlying PSUs and (iii) 1,579 shares of stock purchased pursuant to the ESPP.

Other Items	117

Executive Officers

Nasdaq’s current executive officers are listed below.

Name	Age	Position
Adena T. Friedman	48	President and CEO
P.C. Nelson Griggs	47	EVP, Listing Services
Edward S. Knight	67	EVP, General Counsel and Chief Regulatory Officer
Lars Ottersgård	53	EVP, Market Technology
Bradley J. Peterson	58	EVP and Chief Information Officer
Michael Ptasznik	50	EVP, Corporate Strategy and CFO
Bjørn Sibbern	44	EVP, Information Services
Stacie Swanstrom	48	EVP, Corporate Solutions
Thomas A. Wittman	53	EVP, Global Trading and Market Services
Ann M. Dennison	47	SVP, Controller and Principal Accounting Officer

Adena T. Friedman was appointed President and CEO and elected to the Board effective January 1, 2017. Previously, Ms. Friedman served as President and Chief Operating Officer from December 2015 to December 2016. Ms. Friedman rejoined Nasdaq in 2014 as President, after serving as CFO and Managing Director at The Carlyle Group, a global alternative asset manager, from March 2011 to June 2014. Prior to joining Carlyle, Ms. Friedman was a key member of Nasdaq’s management team for over a decade including as head of data products, head of corporate strategy and CFO.	.

P.C. Nelson Griggs has served as EVP, Listing Services since October 2014. Mr. Griggs is also President of The Nasdaq Stock Market. Previously, Mr. Griggs was SVP, New Listings from July 2012 through October 2014; SVP, Listings Asia Sales from April 2011 through June 2012 and VP, Listings from July 2007 through March 2011. Mr. Griggs joined Nasdaq in 2001 and has served in a variety of other roles within the Listing Services business. Prior to joining Nasdaq, Mr. Griggs worked at Fidelity Investments and a San Francisco based startup company.

Edward S. Knight has served as EVP and General Counsel since October 2000 and Chief Regulatory Officer since January 2006. Previously, Mr. Knight served as EVP and Chief Legal Officer of the Financial Industry Regulatory Authority from July 1999 to October 2000. Prior to joining the Financial Industry Regulatory Authority, Mr. Knight served as General Counsel of the U.S. Department of the Treasury from September 1994 to June 1999. Mr. Knight also serves as a director of Nasdaq Dubai.

Lars Ottersgård has served as EVP, Market Technology since October 2014. Previously, Mr. Ottersgård was SVP, Market Technology from 2008 to October 2014. Mr. Ottersgård joined

118	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

OMX in 2006 as Global Head of Sales for the company’s commercial technology business. Prior to joining OMX, Mr. Ottersgård held various positions at IBM for twenty years, where he covered the Nordic and European markets and was most recently a senior executive for strategic outsourcing for the distribution and communication industries.

Bradley J. Peterson has served as EVP and Chief Information Officer since February 2013. Previously, Mr. Peterson served as EVP and Chief Information Officer at Charles Schwab, Inc. from May 2008 to February 2013. Mr. Peterson was Chief Information Officer at eBay from April 2003 through May 2008. From July 2001 through March 2003, Mr. Peterson was the Managing Director and Chief Operating Officer at Epoch Securities after its merger with Goldman Sachs Group, Inc. He also has held senior executive positions at Epoch Partners, Inc., Charles Schwab & Company and Pacific Bell Wireless (now part of AT&T).

Michael Ptasznik has served as EVP, Corporate Strategy and CFO since July 2016. Prior to that, Mr. Ptasznik served as CFO of TMX Group Limited from 2002 to 2016. From 1996 to 2002, Mr. Ptasznik held a number of roles at TMX, including VP, Finance and Administration. Prior to TMX, Mr. Ptasznik served in a number of financial roles at Procter & Gamble Canada Inc. from 1990 to 1996.

Bjørn Sibbern has served as EVP, Information Services since October 2016. Previously, Mr. Sibbern served as SVP, Nasdaq Global Commodities from February 2013 to October 2016 and as SVP, Nasdaq Nordic Equities & Equities Derivatives from 2009 to February 2013. Mr. Sibbern also served as President of Nasdaq Copenhagen from 2008 to 2016.

Stacie Swanstrom has served as EVP, Corporate Solutions since October 2016. Previously, Ms. Swanstrom served as SVP, Corporate Solutions from July 2015 to October 2016. Ms. Swanstrom also served as SVP, Global Access Services from December 2013 to July 2015 and as VP from July 2010 to December 2013. Ms. Swanstrom has held a number of other roles at Nasdaq since 1992.

Thomas A. Wittman has served as EVP, Global Trading and Market Services since August 2017. He is also CEO of The Nasdaq Stock Market. Previously, Mr. Wittman was EVP, Global Head of Equities from May 2014 through August 2017, SVP, Head of U.S. Equities and Derivatives from June 2013 through April 2014 and SVP of U.S. Options from March 2010 through June 2013. Mr. Wittman joined Nasdaq in 2008 after Nasdaq acquired The Philadelphia Stock Exchange, where Mr. Wittman began his exchange career in 1987 as a software developer.

Ann M. Dennison has served as SVP, Controller and Principal Accounting Officer since April 2016, after previously serving as SVP and Deputy Controller from October 2015 to March 2016. Prior to joining Nasdaq, Ms. Dennison was employed by Goldman Sachs for 19 years, where she was promoted to Managing Director in 2008. Ms. Dennison joined Goldman Sachs in 1996 from Price Waterhouse.

Other Items	119

Certain Relationships and Related Transactions

The Audit Committee of the Board has adopted a written policy requiring notification, review and approval of related person transactions. In 2017, the Audit Committee reviewed and approved an amendment and restatement of the policy.

Under the policy, all related person transactions are subject to ongoing review and approval or ratification by the Audit Committee. For purposes of the policy, a “related person” generally includes directors, director nominees, executive officers, greater than 5% stockholders, immediate family members of any of the foregoing and entities that are affiliated with any of the foregoing.

Under the policy, related person transactions that are conducted in the ordinary course of Nasdaq’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties are considered pre-approved by the Audit Committee. The Transaction Review Committee (consisting of employees in Finance, Internal Audit, the Office of General Counsel and the Office of the Corporate Secretary) is responsible for determining if a transaction meets the pre-approval requirements. If the pre-approval requirements are not met, the transaction is referred to the Audit Committee for review and approval or ratification.

In determining whether to approve or ratify a related person transaction, the Audit Committee considers, among other things, the following factors:

»	whether the terms of the related person transaction are fair to Nasdaq and whether such terms would be on the same basis if the transaction did not involve a related person;

»	whether there are business reasons for Nasdaq to enter into the related person transaction;

»	whether the related person transaction would impair the independence of an outside director;

»	whether the related person transaction would present a conflict of interest for any director or executive officer of Nasdaq, taking into account:

›	the size of the transaction;

›	the overall financial position of the director or executive officer;

›	the direct or indirect nature of the director’s or executive officer’s interest in the transaction; and

›	the ongoing nature of any proposed relationship;

»	whether the related person transaction is material, taking into account:

›	the importance of the interest to the related person;

›	the relationship of the related person to the transaction and of related persons to each other;

›	the dollar amount involved; and

›	the significance of the transaction to Nasdaq investors in light of all the circumstances; and

The Audit Committee of the Board has adopted a written policy requiring notification, review and approval of related person transactions.

»	whether the related person transaction aligns with Nasdaq’s culture of integrity and potential reputational risk implications.

The following section describes transactions since the beginning of the fiscal year ended December 31, 2017, in which Nasdaq or any of its subsidiaries was a party, in which the amount involved exceeded $120,000 and in which a related person had, or will have, a direct or indirect material interest. In accordance with our policy, all of the transactions discussed below, other than those that received pre-approval as discussed above, have been reviewed and approved or ratified by the Audit Committee of our Board.
BORSE DUBAI
As of the record date, Borse Dubai owned approximately 17.9% of Nasdaq’s common stock. Nasdaq is obligated by the terms of a stockholders’ agreement with Borse Dubai to nominate and generally use best efforts to cause the election to the Nasdaq Board of one director designated by Borse Dubai, subject to certain conditions. Essa Kazim, the Chairman of Borse Dubai, has been designated by Borse Dubai as its nominee with respect to the 2018 Annual Meeting.
Nasdaq is party to several commercial agreements with Borse Dubai and/or its affiliates that were negotiated on an arms-length basis and entered into in the ordinary course of business. Under these agreements, during the fiscal year ended December 31, 2017, Borse Dubai or its affiliates paid Nasdaq approximately $2.3 million for market technology products and services. In addition, in consideration for a release by Borse Dubai of certain potential contractual claims, Nasdaq began issuing a credit to Borse Dubai starting in the first quarter of 2017 for approximately $5 million to be applied toward certain technology services provided by Nasdaq.
INVESTOR AB
As of the record date, Investor AB owned approximately 11.6% of Nasdaq’s common stock. Nasdaq is obligated by the terms of a stockholders’ agreement with Investor AB to nominate and generally use best efforts to cause the election to the Nasdaq Board of one director designated by Investor AB, subject to certain conditions. Jacob Wallenberg, the Chairman of Investor AB, has been designated by Investor AB as its nominee with respect to the 2018 Annual Meeting. During the fiscal year ended December 31, 2017, Investor AB or its subsidiaries (i.e., entities that are majority-owned) paid Nasdaq approximately $0.5 million, primarily for listing services and corporate solutions in the ordinary course of business.
OTHER GREATER THAN 5% STOCKHOLDERS
As of the record date, The Vanguard Group, Inc. owned approximately 7.1% of Nasdaq’s common stock. During the fiscal year ended December 31, 2017, Vanguard or its affiliates paid us approximately $1.6 million primarily for transaction services and data products in the ordinary course of business.
As of the record date, BlackRock, Inc. owned approximately 5.4% of Nasdaq’s common stock. During the fiscal year ended December 31, 2017, BlackRock or its affiliates paid us approximately $7.7 million primarily for index licensing services in the ordinary course of business.

Other Items	121

OTHER TRANSACTIONS WITH ENTITIES AFFILIATED WITH OUR DIRECTORS

Börje E. Ekholm, one of our former directors, is President and CEO of Ericsson AB. From January 1, 2017 through our annual meeting on May 10, 2017 at which Mr. Ekholm did not stand for re-election, Ericsson or its affiliates paid us approximately $0.2 million primarily relating to market technology products and services in the ordinary course of business.

John D. Rainey, one of our directors, is CFO and EVP of Global Customer Operations of PayPal Holdings, Inc. PayPal or its affiliates paid us $0.3 million during the fiscal year ended December 31, 2017, primarily for listing services and corporate solutions in the ordinary course of business.

Questions and Answers About Our Annual Meeting

1. What is included in the proxy materials? What is a proxy statement and what is a proxy?

The proxy materials for our 2018 Annual Meeting of Stockholders include the Notice of Annual Meeting, this proxy statement and the annual report on Form 10-K. We also will provide an interactive version of the proxy statement at http://ir.nasdaq.com/.

If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form. A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers as proxies for the 2018 Annual Meeting of Stockholders. These two officers are Edward S. Knight and Joan C. Conley. The form of proxy and this proxy statement have been approved by the Board and are being provided to stockholders by its authority.

2. What different methods can I use to vote?

You can vote by any of the following methods.

By Internet. The notice of internet availability of proxy materials contains the website address (www.proxyvote.com) for internet proxy submission. Internet proxy submission is available 24 hours a day until 11:59 p.m. (EDT) on April 23, 2018. You must enter your control number, which is printed in the lower right hand corner of the notice of internet availability and you will be given the opportunity to confirm that your instructions have been properly recorded.

By Telephone. In the U.S. and Canada, you can vote your shares by calling +1 800 690 6903. Telephone proxy submission is available 24 hours a day until 11:59 p.m. (EDT) on April 23, 2018. When you submit a proxy by telephone, you will be required to enter your control number. You will then receive easy-to-follow voice prompts allowing you to instruct the proxy holders how to vote your shares and to confirm

HOW TO VOTE Use any of the following methods and your control number:

By Internet Using Your Tablet or Smart Phone Scan this QR code 24/7 to vote with your mobile device

By Phone Call +1 800 690 6903 in the U.S. or Canada to vote your shares

By Internet Using Your Computer Visit 24/7 www.proxyvote.com

By Mail Cast your ballot, sign your proxy card and return by free post

Attend the Annual Meeting Vote in person

122	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee.

that your instructions have been properly recorded. If you are located outside the U.S. or Canada, you should instruct the proxy holders how to vote your shares by internet or by mail.

By Mail. If you choose to submit a proxy by mail after requesting and receiving printed proxy materials, simply complete, sign and date your proxy card and return it in the postage-paid envelope provided.

In Person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting. If you wish to attend the Annual Meeting, you will need to follow the instructions set forth in the answer to the next question.

3. What do I need to do to attend the Annual Meeting?

If you wish to attend the Annual Meeting, you must be a stockholder on the record date and request an admission ticket in advance by visiting www. proxyvote.com and following the instructions provided (you will need the 12 digit number included on your proxy card, voter instruction form or notice). Tickets will be issued only to stockholders. Requests for admission tickets will be processed in the order in which they are received and must be requested no later than 11:59 p.m. (EDT) on April 23, 2018. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis.

At the meeting, each stockholder will be required to present valid picture identification, such as a driver’s license or passport, with their admission ticket. If you are a beneficial owner of Nasdaq shares held by a bank, broker or other nominee, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the bank, broker or other nominee is an example of proof of ownership. If you want to vote in person and your Nasdaq shares are held by a bank, broker or other nominee, you will have to obtain a proxy, executed in your favor, from the holder of record.

Directions to the Annual Meeting are available on our Annual Meeting Information webpage. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted. You may be required to enter through a security check point before being granted access to the meeting.

Stockholders may submit written questions in advance of the meeting by visiting our stockholder forum at www.proxyvote.com.

4. What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our registrar and transfer agent, Computershare, you are considered a “stockholder of record” with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “beneficial owner” of those shares.

5. What if I am a beneficial owner and do not give voting instructions to my broker? What is a broker non-vote?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other

Other Items	123

nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Discretionary Items. The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm is a discretionary item. Banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

Non-Discretionary Items. All of the other proposals in this proxy statement are non-discretionary items. Banks, brokers and other nominees that do not receive voting instructions from beneficial owners may not vote on these proposals, resulting in a “broker non-vote.”

If you hold your shares through a bank, broker or other nominee, it is important that you cast your vote if you want it to count on all of the matters to be considered at the Annual Meeting.

6. What proposals are to be voted on at the 2018 Annual Meeting of Stockholders, and what are the voting standards?

Proposal	Nasdaq Board’s Recommendation	Voting Standard	Effect of Abstentions and Broker Non-Votes
1. Election of ten directors (Non-Discretionary Item)	FOR EACH NOMINEE	Majority of votes cast	Not counted as votes cast and therefore have no effect

2. Advisory vote to approve the company’s executive compensation (Non-Discretionary Item)	FOR	Majority of the votes present in person or represented by proxy	Abstentions have the effect of a vote against the proposal; broker non-votes have no effect

3. Approval of the Equity Plan, as amended and restated (Non-Discretionary Item)	FOR	Majority of the votes present in person or represented by proxy	Abstentions have the effect of a vote against the proposal; broker non-votes have no effect

4. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Discretionary Item)	FOR	Majority of the votes present in person or represented by proxy	Abstentions have the effect of a vote against the proposal; there will not be broker non-votes

5. Stockholder proposal – shareholder right to act by written consent (Non-Discretionary Item)	AGAINST	Majority of the votes present in person or represented by proxy	Abstentions have the effect of a vote against the proposal; broker non-votes have no effect

The proxy provides that each stockholder may vote his or her Nasdaq shares “For,” “Against” or “Abstain” on individual nominees and each of the other proposals. Whichever method you select to transmit your instructions, the proxy holders will vote your shares as provided by those instructions. If you provide a proxy without specific voting instructions, the proxy holders will vote your Nasdaq shares in accordance with the Board recommendations noted above.

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Preliminary results will be announced at the meeting and, thereafter, final results will be reported in a current report on Form 8-K, which is expected to be filed with the SEC within four business days after the meeting.

The vote to approve executive compensation is advisory only and, therefore, the result of this vote will not be binding on our Board or Management Compensation Committee. Our Board and Management Compensation Committee will, however, consider the outcome of this vote when evaluating our executive compensation program in the future.

The stockholder proposal is precatory, meaning that it requests that the Board take a specific action, and therefore, the results of the vote on that proposal will not be binding on the Board. The Board will consider the outcome of the stockholder vote in considering governance plans for the upcoming year. If the stockholder proposal is not properly presented by the proponent at the Annual Meeting, it will not be voted upon.

7. What can I do if I change my mind after I vote my shares?

You can change your vote by revoking your proxy at any time before it is exercised in one of three ways: submit a later dated proxy (including a proxy submitted through the internet at www.proxyvote.com, by telephone or by proxy card); notify Nasdaq’s Corporate Secretary by email at corporatesecretary@nasdaq.com that you are revoking your proxy; or vote in person at the Annual Meeting.

If you are a beneficial owner of Nasdaq shares held by a bank, broker or other nominee, you will need to contact the bank, broker or other nominee to revoke your proxy.

8. How many votes do I have?

Each share of common stock has one vote, subject to the voting limitation in our Amended and Restated Certificate of Incorporation that generally prohibits a stockholder from voting in excess of 5% of the total voting power of Nasdaq.

9. Are votes confidential?

Proxies, ballots and voting instruction forms are handled on a confidential basis to protect your voting privacy. This information will not be disclosed other than to those recording the vote, except if there is a proxy contest, if the stockholder authorizes disclosure, to defend legal claims or as otherwise required by law. If you write comments on your proxy, ballot or voting instruction form, management may learn how you voted in reviewing your comments.

10. What constitutes a quorum for the Annual Meeting?

The presence of the holders of a majority (greater than 50%) of the votes entitled to be cast at the meeting constitutes a quorum. Presence may be in person or by proxy. Abstentions and broker non-votes are counted as present and entitled to vote at the meeting for purposes of determining a quorum.

11. Who counts the votes?

Broadridge Financial Solutions, Inc. tabulates the votes and acts as the inspector of elections.

12. When will the company announce the voting results?

Preliminary results will be announced at the meeting and, thereafter, final results will be reported in a current report on Form 8-K, which is expected to be filed with the SEC within four business days after the meeting.

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13. How are proxies solicited, and what is the cost?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (who will not receive any additional compensation for these solicitations), in person or by telephone, electronic transmission and facsimile transmission. Nasdaq will, upon request, reimburse banks, brokers and other nominees for their reasonable expenses in sending proxy materials to their customers and obtaining their proxies. We have hired D.F. King & Co., Inc. to assist in soliciting proxies at a fee of $8,500 plus costs and expenses for these services.

14. What is “householding,” and how does it affect me?

Nasdaq has adopted a practice approved by the SEC known as “householding” to reduce printing and postage fees for the meeting notice. “Householding” means that stockholders who share the same last name and address will receive only one copy of proxy materials, unless we receive instructions to the contrary from any stockholder at that address. We will promptly deliver a separate copy of the proxy materials to you if you contact us at the following address, telephone number or email address: Nasdaq Investor Relations Department, Attention: Edward Ditmire, One Liberty Plaza, 49th Floor, New York, New York 10006; +1 212 401 8742; investor.relations@nasdaq.com. If you wish to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, telephone number or email address.

15. Will you make a list of stockholders entitled to vote at the 2018 Annual Meeting of Stockholders available?

We will make a list of holders entitled to vote at the Annual Meeting available at the Annual Meeting and for at least 10 days prior to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m. (EDT), at our principal executive offices (One Liberty Plaza, 50th Floor, New York, New York 10006) and at the meeting location (Nasdaq MarketSite, Four Times Square, New York, NY 10036).

16. If I cannot attend in person, how can I participate in the live webcast of the meeting?

To participate in the live webcast of the meeting, you can visit our Investor Relations website at http://ir.nasdaq.com/annual-meeting-info.cfm. An archived copy of the webcast will also be available on this website.

17. How can I view or request copies of the company’s corporate documents and SEC filings?

Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports are available free of charge on the “Financials–SEC Filings page” of our Investor Relations website, which can be found at http://ir.nasdaq. com/sec.cfm. We will furnish, without charge, a copy of the annual report on Form 10-K, including the financial statements, to any stockholder upon request to the Nasdaq Investor Relations Department, Attention: Edward Ditmire, One Liberty Plaza, 49th Floor, New York, New York 10006, in writing, or by email at investor.relations@nasdaq.com.

To participate in the live webcast of the meeting, you can visit our Investor Relations website at http://ir.nasdaq.com/annual-meeting-info.cfm.

126	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

18. How do I submit a proposal or director nomination for inclusion in the 2019 proxy statement?

Nasdaq stockholders who wish to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the proxy statement for Nasdaq’s 2019 Annual Meeting must submit them on or before November 14, 2018 to the Corporate Secretary and must otherwise comply with the requirements of Rule 14a-8.

Our By-Laws include a proxy access provision that permits a stockholder, or a group of stockholders, owning at least three percent of our outstanding shares of common stock continuously for at least three years to nominate and include in the proxy materials for an Annual Meeting director nominees constituting up to the greater of two individuals and 25% of the total number of directors then in office, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in the By-Laws. Notice of director nominations submitted under these requirements must be received no earlier than October 15, 2018 and no later than November 14, 2018.

In addition, Nasdaq stockholders may recommend individuals for consideration by the Nominating & Governance Committee for nomination to the Nasdaq Board. Holders should submit such recommendations in writing, together with any supporting documentation the holder deems appropriate, to Nasdaq’s Corporate Secretary prior to December 31, 2018.

19. How do I submit other proposals or director nominations for presentation at the 2019 Annual Meeting?

Our By-Laws also establish an advance notice procedure for other proposals or director nominations that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at an Annual Meeting. Under these procedures, a stockholder must deliver a notice containing certain information, as set forth in the By-Laws, to Nasdaq’s Corporate Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the prior year’s meeting. Assuming the 2019 Annual Meeting is held according to this year’s schedule, the notice must be delivered on or prior to the close of business on January 24, 2019, but no earlier than the close of business on December 25, 2018. However, if Nasdaq holds its Annual Meeting on a date that is more than 30 days before or 70 days after such anniversary date, the notice must be delivered no earlier than the close of business on the 120th day prior to the date of the Annual Meeting nor later than the close of business on the later of (i) the ninetieth day prior to the date of the Annual Meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by Nasdaq.

Stockholders and other interested parties are invited to contact the Board by writing us at: AskBoard@nasdaq.com or Nasdaq Board of Directors c/o Joan C. Conley, SVP and Corporate Secretary, 805 King Farm Boulevard, Rockville, Maryland 20850

ANNEXES

Annexes	129

Annexes

Annex A

NON-GAAP FINANCIAL MEASURES

In addition to disclosing results determined in accordance with U.S. GAAP, we also have provided non-GAAP net income attributable to Nasdaq and non-GAAP diluted EPS. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the U.S. GAAP financial measures included in this proxy statement, as well as our 2017 annual report on Form 10-K, including our consolidated financial statements and the notes thereto. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliation, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq and non-GAAP diluted EPS, to assess operating performance. We use non-GAAP net income attributable to Nasdaq and non- GAAP diluted EPS because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance. Non-GAAP net income attributable to Nasdaq for the periods presented below is calculated by adjusting for the following items:

Amortization expense of acquired intangible assets. We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods, and the earnings power of Nasdaq. Performance measures excluding intangible asset amortization therefore provide investors with a more useful representation of our businesses’ ongoing activity in each period.

Merger and strategic initiatives expense. We have pursued various strategic initiatives and completed a number of acquisitions in recent years which have resulted in expenses

We recommend investors review the U.S. GAAP financial measures included in this proxy statement, as well as our 2017 annual report on Form 10-K, including our consolidated financial statements and the notes thereto.

130	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide a more meaningful analysis of Nasdaq’s ongoing operating performance or comparison in Nasdaq’s performance between periods.

Restructuring charges. Restructuring charges are associated with our 2015 restructuring plan to improve performance, cut costs and reduce spending and were primarily related to (i) severance and other termination benefits, (ii) asset impairment charges, and (iii) other charges. We exclude these restructuring costs because these costs do not reflect future operating expenses and do not contribute to a meaningful evaluation of Nasdaq’s ongoing operating performance or comparison of Nasdaq’s performance between periods.

Asset impairment charge. Intangible assets that have indefinite lives are reviewed for impairment at least annually, or when indicators of impairment are present. In December 2016, we recorded a pre-tax, non-cash intangible asset impairment charge of $578 million related to the full write-off of the eSpeed trade name. The impairment charge was the result of a decline in operating performance and the rebranding of our Fixed Income business. We exclude asset impairment charges because they do not reflect future operating expenses and do not contribute to a meaningful evaluation of Nasdaq’s ongoing operating performance or comparison of Nasdaq’s performance between periods.

Other significant items. We have excluded certain other charges or gains, including certain tax items, that are the result of other non-comparable events to measure operating performance. We believe the exclusion of such amounts allows management and investors to better understand the ongoing financial results of Nasdaq. For 2017, other significant items primarily include a make-whole redemption price premium paid on the early extinguishment of our 2018 Notes, a sublease loss reserve charge recorded on space we currently occupy due to excess capacity, and wind down costs associated with an equity method investment that was previously written off. For 2016, other significant items primarily include accelerated expense for equity awards previously granted due to the retirement of the company’s former CEO, a regulatory fine received by our Nordic exchanges and clearinghouse, the release of a sublease loss reserve due to the early exit of a facility, and the impact of the write-off of an equity method investment, partially offset by a gain resulting from the sale of a percentage of a separate equity method investment.

Significant tax items. The adjustment to the income tax provision includes the tax impact of each non-GAAP adjustment in addition to the following items:

›	The recognition of previously unrecognized tax benefits of $12 million associated with positions taken in prior years for the year ended December 31, 2017.

›	We recorded a $27 million tax expense in the year ended December 31, 2016, due to an unfavorable tax ruling received during the second quarter of 2016, the impact of which is related to prior periods.

›	The impact of newly enacted U.S. tax legislation is related to the Tax Cuts and Jobs Act which was enacted on December 22, 2017. For the year ended December 31, 2017, we recorded a decrease to tax expense of $87 million, which reflects the

Annexes	131

estimated impact associated with the enactment of this act. The decrease in tax expense primarily relates to the remeasurement of our net U.S. deferred tax liability at the lower U.S. federal corporate income tax rate. The estimate may be refined in the future as new information becomes available.

>	Excess tax benefits related to employee share-based compensation of $40 million for the year ended December 31, 2017 was recorded as a result of the adoption of new accounting guidance on January 1, 2017. This guidance requires all income tax effects of share-based awards to be recognized as income tax expense or benefit in the income statement when the awards vest or are settled on a prospective basis, as opposed to stockholders’ equity where it was previously recorded, and will be a recurring item going forward. This item is subject to volatility and will vary based on the timing of the vesting of employee share-based compensation arrangements and fluctuation in our stock price.

The following table represents reconciliations between U.S. GAAP net income attributable to Nasdaq and diluted EPS and non-GAAP net income attributable to Nasdaq and diluted EPS.

	Year Ended December 31, 2017		Year Ended December 31, 2016
	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share
	(in millions, except share and per share amounts)

U.S. GAAP net income attributable to Nasdaq and diluted earnings per share	$734	$4.33	$108	$0.64
Amortization expense of acquired intangible assets	92	0.54	82	0.49
Merger and strategic initiatives	44	0.26	76	0.45
Extinguishment of debt	10	0.06	–	–
Restructuring charges	–	–	41	0.24
Asset impairment charge	–	–	578	3.42
Executive compensation	–	–	12	0.07
Regulatory matter	1	0.01	6	0.04
Sublease loss reserve	2	0.01	(1)	(0.01)
Other	2	0.01	6	0.04
Adjustment to the income tax provision to reflect non-GAAP adjustments and other tax items	(70)	(0.41)	(287)	(1.70)
Impact of newly enacted U.S. tax legislation	(87)	(0.51)	–	–

Excess tax benefits related to employee share-based compensation	(40)	(0.24)	–	–

Total non-GAAP adjustments, net of tax	(46)	(0.27)	513	3.04

Non-GAAP net income attributable to Nasdaq and diluted earnings per share	$688	$4.06	$621	$3.68

Weighted-average common shares outstanding for diluted earnings per share		169,585,031		168,800,997

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Annex B

Nasdaq, Inc. Equity Incentive Plan

(as amended and restated April 24, 2018)

Annexes	133

SECTION 1. INTRODUCTION AND PURPOSE

The purposes of the Nasdaq, Inc. Equity Incentive Plan (the “Plan”) are to promote the interests of Nasdaq, Inc. (the “Company”) and its stockholders by (i) attracting and retaining key employees, consultants and non-employee directors of the Company and its Affiliates, (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company and (iv) linking compensation to the long-term interests of stockholders.

The Plan was originally established effective as of December 5, 2000 as the Nasdaq Stock Market, Inc. Equity Incentive Plan with an initial term of ten years. The Plan has been subsequently amended on several occasions. As of May 7, 2014, the Plan was amended and restated and approved by the stockholders of the Company at the annual meeting on such date with the most recent amendment being Amendment No. 2015-1. The Plan is hereby amended and restated, effective as of the Amendment Effective Date.

SECTION 2. DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Affiliate” shall mean (i) a Subsidiary of the Company as determined by the Committee, (ii) any other entity or Person or group of Persons that, in the determination of the Committee, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest as determined by the Committee, and (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, as determined by the Committee.

(b)	“Amendment Effective Date” shall mean April 24, 2018 subject to approval of the Plan at the annual meeting of stockholders of the Company held on such date.

(c)	“Award” shall mean any Option, Stock Appreciation Right (SAR), Restricted Stock, Restricted Stock Unit, Other Stock-Based Award or Performance Compensation Award granted under the Plan.

(d)	“Award Agreement” shall mean any written agreement, contract, certificate or other instrument or document evidencing any Award, which may, in the discretion of the Company, be transmitted electronically to any Participant, but need not be executed or acknowledged by a Participant.

(e)	“Board” shall mean the Board of Directors of the Company.

(f)	“Cause” shall mean, unless otherwise defined in the applicable Award Agreement or an employment agreement between the Participant and the Company, (i) the engaging by the Participant in willful misconduct that is injurious to the Company or its Affiliates, (ii) the embezzlement or misappropriation of funds or property of the Company or its Affiliates by the Participant, (iii) the conviction of the Participant of a felony or the entrance of a plea of guilty or nolo contendere by the Participant to a felony, (iv) the willful failure or refusal by the Participant to substantially perform his or her duties or responsibilities that continues after being brought to the attention of the Participant (other than any such failure resulting from the Participant’s incapacity due to Disability), (v) the violation by the Participant of any restrictive covenants entered into between the Participant and the Company, (vi) the violation by the Participant of the Company’s Guidelines for Appropriate Conduct as described in

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the Company’s Employee Handbook, or the Company’s Code of Conduct or (vii) the engaging by the Participant in any crime involving a material element of fraud or dishonesty. Any determination of Cause shall be made by the Committee in its sole discretion. Any such determination shall be final and binding on a Participant.

(g)	“Change in Control” means the first to occur of any one of the events set forth in the following paragraphs:

i.	any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares, and (D) the Financial Industry Regulatory Authority), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly (not including any securities acquired directly (or through an underwriter) from the Company or its Affiliates), of 25% or more of the Company’s then outstanding Shares;

ii.	the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who on the Amendment Effective Date were members of the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Amendment Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

iii.	there is consummated a merger or consolidation of the Company with any other entity or the Company issues Shares in connection with a merger or consolidation of any direct or indirect subsidiary of the Company with any other entity, other than (A) a merger or consolidation that would result in the Shares of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than 50% of the Company’s then outstanding Shares or 50% of the combined voting power of such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “Person” (as defined below), directly or indirectly, acquired 25% or more of the Company’s then outstanding Shares (not including any securities acquired directly (or through an underwriter) from the Company or its Affiliates); or

iv.	the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least

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50% of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(h)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(i)	“Committee” shall mean a committee of the Board designated by the Board to administer the Plan. From and after the time that the Shares are registered pursuant to Section 12 under the Exchange Act, unless otherwise determined by the Board, the Committee shall be composed of not less than the minimum number of persons from time to time required by Section 16 and Section 162(m), each of whom, to the extent necessary to comply with Section 16 and Section 162(m) only, is a “Non-Employee Director” and an “Outside Director” within the meaning of Section 16 and Section 162(m), respectively, and the minimum number, if any, required by listing standards of the Nasdaq Stock Market.

(j)	“Disability” shall mean, unless otherwise defined in the applicable Award Agreement or an employment agreement between the Participant and the Company, a disability that would qualify as such under the Company’s then current long-term disability plan.

(k)	“Eligible Recipient” shall mean an officer, employee, consultant, advisor or non-employee director of the Company or of any Affiliate.

(l)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(m)	“Fair Market Value” with respect to the Shares, as of any date, shall mean the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee in good faith and in accordance with Code Section 409A and other laws to the extent applicable; provided however, that if the Committee has not specified otherwise, Fair Market Value with respect to Shares, as of any date, shall mean the closing sale price at the regular trading session reported for such Shares on the Nasdaq Stock Market on such date or, if no closing sale price is reported on such date, the closing sale price reported on the next succeeding date on which a closing sale price is reported.

(n)	“Incentive Stock Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(o)	“Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 10(d)(iv) of the Plan; provided, that the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

(p)	“Non-Qualified Stock Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

(q)	“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

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(r)	“Other Stock-Based Award” shall mean any award granted under Section 9 of the Plan.

(s)	“Parent” shall have the meaning set forth in Section 424(e) of the Code.

(t)	“Participant” shall mean any Eligible Recipient who receives an Award under the Plan.

(u)	“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(v)	“Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 10 of the Plan.

(w)	“Performance Criteria” shall be measured in terms of one or more of the following performance measures:

i.	Earnings before interest and taxes;

ii.	Earnings before interest, taxes, depreciation and amortization;

iii.	Earnings per Share;

iv.	Operating income, net income, net income from operations, revenues, net revenues or net exchange revenues (before or after taxes, and which may take into account or exclude the effect of non-recurring or extraordinary charges and/ or expenses);

v.	Operating or profit margin or net profit (before or after taxes, and which may take into account or exclude the effect of non-recurring or extraordinary charges and/or expenses);

vi.	Revenue growth;

vii.	Share price or total shareholder return;

viii.	Market share;

ix.	Return measures (including without limitation return on assets or net assets, capital, revenue, net revenue, income or net income);

x.	Cash flow (including without limitation operating cash flow and/or free cash flow);

xi.	Adherence to budget or expense targets;

xii.	Planning accuracy (as measured by comparing planned results to actual results);

xiii.	Objectively determinable effectiveness, efficiency, business retention/expansion, business support or other operational or support goals; and

xiv.	Business effectiveness survey results or objectively determinable employee engagement or development goals.

Any Performance Criterion or Criteria may be used to measure the performance of the Company as a whole or any business unit, division, department or function of the Company or any Affiliate, either individually, alternatively or in any combination and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, calculated based on U.S. generally accepted accounting principles (GAAP) or on a non-GAAP basis, and on an absolute basis or relative to a previous year’s or period’s results or a designated comparison group on company or stock market index.

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(x)	“Performance Formula” shall mean, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(y)	“Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. For the avoidance of doubt, such one or more goals so established by the Committee may, as determined by the Committee, and with respect to such Performance Criteria, be measured (A) with respect to the Company itself (including the growth or improvement in such Performance Criteria) or (B) relative to other companies or to an index. The Committee is authorized, in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code to include or exclude the effect of any one or more of the following events or occurrences that occur during a Performance Period:

i.	asset write-downs;

ii.	significant litigation or claim judgments or settlements;

iii.	the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reported results;

iv.	any reorganization and restructuring programs, including without limitation the internal restructuring of departments or units or functions within the Company that significantly affect expense and/or budget targets upon which a Performance Goal is based;

v.	extraordinary nonrecurring items as described in Accounting Standard Codification Topic 225 (formerly Statement of Financial Accounting Standards 145)(or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year or period;

vi.	acquisitions, divestitures or sales of significant assets;

vii.	any other specific unusual or nonrecurring events, or objectively determinable category thereof;

viii.	foreign exchange gains and losses, and

ix.	a change in the Company’s fiscal year.

(z)	“Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.

(aa)	[Reserved]

(bb)	“Restricted Stock” shall mean any Share granted under Section 8 of the Plan.

(cc)	“Restricted Stock Unit” shall mean any unit granted under Section 8 of the Plan.

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(dd)	“Retirement” shall mean, unless otherwise defined in the applicable Award Agreement or an employment agreement between the Participant and the Company, the Participant’s Separation from Service due to retirement on or after such date as the Participant has both attained the age of 55 years and has 10 years of employment with the Company. For the avoidance of doubt, Separation from Service “due to retirement” does not include an involuntary Separation from Service, whether for Cause or otherwise.

(ee)	“Stock Appreciation Unit” shall mean any unit granted under Section 7 of the Plan.

(ff)	“SEC” shall mean the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

(gg)	“Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

(hh)	“Section 162(m)” shall mean Section 162(m) of the Code and the rules promulgated thereunder or any successor provision thereto as in effect from time to time.

(ii)	“Separation from Service” shall mean (i) with respect to an Eligible Recipient who is an employee of the Company or an Affiliate, the termination of his employment with the Company or Affiliate and all Affiliates that constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h)(1), or (ii) with respect to an Eligible Recipient who is a consultant or advisor to the Company or an Affiliate, the date on which expires such consultant’s or advisor’s contract under which services are performed for the Company or Affiliate, or (iii) with respect to an Eligible Recipient who is a non-employee director of the Company or an Affiliate, the date on which such non-employee director ceases to be a member of the Board (or other applicable board of directors) for any reason. With respect to application of Sections 8(e)(iii) to a Participant who is determined by the insurance carrier under the Company’s then current long-term disability plan to be entitled to receive benefits under such plan, the Participant shall be deemed to have a Separation from Service if (i) the Participant is disabled within the meaning of Section 409A(a)(2)(C) of the Code and the regulations thereunder, or (ii) by reason of such disability, the facts and circumstances indicate that the Company and Participant reasonably anticipate that no future substantial services by the Participant will be performed (thereby satisfying the conditions of a “termination of employment” within the meaning of Treas. Reg. Section 1.409A-1(h)(1)).

(jj)	“Shares” shall mean shares of the common stock, $.01 par value, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

(kk)	“Subsidiary” shall have the meaning set forth in Section 424(f) of the Code.

(ll)	“Substitute Awards” shall mean Awards solely granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines. The terms and conditions of any Substitute Awards shall be set forth in an Award Agreement and shall, except as may be inconsistent with any provision of the Plan, to the extent practicable provide the recipient with benefits (including economic value) substantially similar to those provided to the recipient under the existing award which such Substitute Award is intended to replace.

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SECTION 3. ADMINISTRATION

(a)	Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award (including any dividends and other distributions or dividend equivalents paid on or in respect of any Award); (v) determine whether, to what extent, and under what circumstances Awards may be settled, or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret, construe and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan, including without limitation to correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or any Award under the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) amend existing Awards in accordance with Section 13(b) of the Plan; (x) condition Awards or any payments or benefits thereunder on non-compete, non-solicitation or similar agreements; (xi) accelerate the vesting of any Award (or portion thereof); and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)	Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including any Eligible Recipient, Participant or any holder or beneficiary of any Award.

(c)	Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or any Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by, Participants who are not (i) ”covered employees” under Section 162(m) of the Code or (ii) officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to Section 16.

(d)	No Liability. No member of the Board or Committee or any authorized delegate of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

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SECTION 4. SHARES AVAILABLE FOR AWARDS

(a)	Shares Available. Subject to adjustment pursuant to Section 4(b), the maximum aggregate number of Shares available for grant pursuant to Awards under the Plan is 47,200,000. Of that number, as of February 26, 2018, approximately 5,892,080 Shares remained available for grant and, as of the Amendment Effective Date, an additional 5,500,000 Shares were authorized with respect to grants under the Plan. From the aggregate limit, no more than 6,000,000 Shares may be granted in the form of Incentive Stock Options. Any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if such an Award is settled for cash or otherwise expires, terminates or is canceled without the delivery of Shares, or otherwise without the Participant having received any benefit therefrom, or Shares are withheld from such an Award (other than Options or SARs) to satisfy any tax withholding obligations, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such settlement, forfeiture, expiration, termination, withholding or cancellation, shall again become Shares with respect to which Awards may be granted. Notwithstanding anything to the contrary in the Plan or Award Agreement, the following Shares shall not again become Shares with respect to which Awards may be granted: (i) any Shares which are withheld by the Company or tendered by the Participant upon the exercise of an Option or SAR to satisfy any tax liability or withholding obligations; (ii) any Shares tendered or withheld to pay the exercise price of any Option or other exercise price of an Award; (iii) any Shares repurchased by the Company from the Participant with the proceeds from the exercise of any Option; and (iv) with respect to a SAR granted hereunder, the number of Shares counted against the Share limits set forth in Section 4(a) shall be the full number of Shares subject to the SAR if the SAR is settled in Shares. (For purposes of the foregoing sentence, a Participant shall not be deemed to have received any “benefit” in the case of forfeited Restricted Stock Awards by reason of having enjoyed voting rights and dividend rights prior to the date of forfeiture.) Notwithstanding the foregoing and subject to adjustment as provided in Section 4(b), no Participant may receive Awards under the Plan in any calendar year that relate to more than 2,000,000 Shares (the “Individual Annual Share Limit”).

(b)	Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event that constitutes an equity restructuring transaction, as that term is defined in Accounting Standards Codification Topic 718 or otherwise affects the Shares then the Committee shall adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan: (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted; (B) the maximum number of Shares

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subject to an Award granted to a Participant pursuant to Section 4(a), (C) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (D) the grant, purchase or exercise price with respect to any Award, or if deemed appropriate, make provisions for a cash payment to the holder of an outstanding Award or make provision for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect. The Committee’s adjustment shall be effective and binding for all purposes of this Plan, provided that no adjustment shall be made, (A) with respect to Awards of Incentive Stock Options to the extent that such adjustment would cause the Plan to violate Section 422(b)(1) of Code, as from time to time amended, (B) with respect to any Award to the extent that such adjustment would be inconsistent with the Plan or the Award meeting the requirements of Section 162(m), and (C) with respect to any Award to the extent such adjustment shall constitute (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right (unless such new stock right does not constitute a deferral of compensation within the meaning of Code Section 409A and the regulations thereunder), (ii) an extension of a stock right, including the addition of any feature for the deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(C), or (iii) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Code Section 409A within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E). Furthermore, no adjustment as the result of a change in capitalization shall cause the exercise price to be less than the Fair Market Value of such Shares (as adjusted to reflect the change in capitalization) on the date of grant, and any adjustment as the result of the substitution of a new stock right or the assumption of an outstanding stock right pursuant to a corporate transaction shall satisfy the conditions described in Treas. Reg. Section 1.409A-1(b)(5)(v)(D).

(c)	Substitute Awards. Any Shares underlying Substitute Awards shall not be counted against the Shares available for Awards under the Plan.

(d)	Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(e)	Non-Employee Director Compensation Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding compensation payable to a non-employee director, in any fiscal year that ends on or after the Amendment Effective Date, the sum of the grant date Fair Market Value (determined as of the date of grant in accordance with Accounting Standards Codification Topic 718, or any successor thereto) of all Awards payable in Shares to an individual as compensation for services as a non-employee director of the Company, together with cash compensation earned by the non-employee director during any fiscal year for such services, shall not exceed $1,300,000 in any fiscal year. For the avoidance of doubt, in a fiscal year in which a non-employee director serves the Company or an Affiliate in another capacity (including as an interim officer), the non-employee director compensation limit shall not apply to such director in respect of such service.

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SECTION 5. ELIGIBILITY

Any Eligible Recipient shall be eligible to be designated a Participant.

SECTION 6. STOCK OPTIONS

(a)	Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options; provided that only employees of the Company or any Parent or Subsidiary may be granted Incentive Stock Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute.

(b)	Exercise Price. The Committee in its sole discretion shall establish the exercise price at the time each Option is granted. Except in the case of Substitute Awards, the exercise price of an Option may not be less than the Fair Market Value on the date of grant of such Option.

(c)	Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. Notwithstanding the foregoing, an Option shall not be exercisable after the expiration of 10 years after the date such Option was granted.

(d)	Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price is received by the Company. Such payment may be made (i) in cash, or its equivalent, (ii) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (iii) by having the Company “net settle” the Shares by withholding from the Shares which would otherwise be delivered to the Participant such Shares with a Fair Market Value sufficient to satisfy the exercise price, (iv) through any broker’s cashless exercise procedure approved by the Committee, or (v) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such exercise price.

(e)	Investment Representations. At the time of any exercise of an Option, the Committee may, in its sole discretion, require a Participant to deliver to the Committee a written representation that the Shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof and any other representation deemed necessary by the Committee to ensure compliance with all applicable federal and state securities laws. Upon such a request by the Committee, delivery of such representation prior to the delivery of any Shares issued upon exercise of an Option shall be a condition precedent to the right of the

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Participant or such other person to purchase any Shares. In the event certificates for Shares are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

(f)	Disqualifying Disposition Notice. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Shares before the later of (i) two years after the date of grant of the Incentive Stock Option or (ii) one year after the date the Participant acquired the Shares by exercising the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(g)	Incentive Stock Option Grants to 10% Stockholders. Notwithstanding anything to the contrary in this Section 6, if an Incentive Stock Option is granted to a Participant who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or of a Subsidiary or Parent, the option period shall not exceed five years from the date of grant of such Option and the exercise price shall be at least 110 percent of the Fair Market Value (on the date of grant of such Option) of the Shares subject to the Option.

(h)	$100,000 Per Year Limitation for Incentive Stock Options. To the extent the aggregate Fair Market Value (determined as of the date of grant of such Option) of Shares for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess Incentive Stock Options shall be treated as Non-Qualified Stock Options.

(i)	Voluntary Surrender. The Committee may permit the voluntary surrender of all or any portion of any Non-Qualified Stock Option, if any, granted under the Plan to be conditioned upon the granting to the Participant of a new Option for the same or a different number of Shares as the option surrendered or require such voluntary surrender as a condition precedent to a grant of a new Option to such Participant. Such new Option shall be exercisable at an exercise price, during an option period, and in accordance with any other terms or conditions specified by the Committee at the time the new Option is granted, all determined in accordance with the provisions of the Plan without regard to the exercise price, option period, or any other terms and conditions of the Non-Qualified Stock Option surrendered. For the avoidance of doubt, the foregoing authority of the Committee is in all events subject to the stockholder approval requirements of Section 13(b) hereof.

(j)	Separation from Service. Unless otherwise provided in the Award Agreement documenting an Option Award, the following general rules will apply to outstanding Option Awards at the time of a Participant’s Separation from Service:

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i.	In the event of a Participant’s Separation from Service for Cause, then all the Participant’s unvested Options shall be deemed canceled and forfeited on the date of such Separation from Service and the Participant’s vested Options, if any, shall remain exercisable for a period ending on the earlier of: (A) ten days following such Separation from Service or (B) the expiration date with respect to the Option, and shall thereafter be deemed canceled and forfeited without further consideration to the Participant.

ii.	In the event of a Participant’s Separation from Service by reason of death or Retirement, all unvested Options that would have been vested on or before the first anniversary of such Separation from Service (had the Participant remained in the employ of the Company or Affiliate) shall vest on the date of such Separation from Service, and the remaining unvested Options shall be deemed cancelled and forfeited without further consideration to the Participant or his estate, as the case may be. The vested Options (including those Options which vest in accordance with the provisions of this Section 6(j)(ii)) shall remain exercisable for a period ending on the earlier of: (A) one year following such Separation from Service or (B) the expiration date with respect to the Option, and shall thereafter be deemed canceled and forfeited without further consideration to the Participant or his estate, as the case may be.

iii.	This Section 6(j)(iii) applies if the Participant is determined by the insurance carrier under the Company’s then current long-term disability plan to be entitled to receive benefits under such plan and, by reason of such disability, is deemed to have a Separation from Service. For purposes of this Section 6(j)(iii), the “Vesting Acceleration Date” is the latest of (A) the first day of the period for which the Participant is paid such benefits, (B) the date on which the insurance carrier notifies the Company of such determination, or (C) the date of the Participant’s Separation from Service; and the “First Anniversary” is the date which is the one year anniversary of the Vesting Acceleration Date. If the Participant is determined by such insurance carrier to be entitled to receive such long-term disability benefits, (A) all Options which would have become vested on or before the First Anniversary shall become vested on the Vesting Acceleration Date, and (B) the remaining unvested Options shall, except as provided in the second following sentence, be deemed canceled and forfeited without further consideration to the Participant on the Vesting Acceleration Date. The vested Options (including those Options which vest in accordance with the provisions of this Section 6(j)(iii)) shall remain exercisable for a period ending on the earlier of: (A) the First Anniversary or (B) the expiration date with respect to the Option, and shall thereafter, except as otherwise provided in the following sentence, be deemed canceled and forfeited without further consideration to the Participant, or his estate, as the case may be. Notwithstanding the foregoing provisions of this Section 6(j)(iii), if the Participant ceases to be entitled to receive future benefits under such long-term disability plan prior to the First Anniversary and returns to active employment with the Company (or Affiliate) no later than the work day next following the last day of the period for which such benefits are paid (and in all events prior to the expiration date of the Option), then (A) no Options will be deemed cancelled or forfeited pursuant to this Section 6(j)

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(iii) on account of such prior absence from employment, (B) the determination of the day on which the Options shall cease to be exercisable shall instead be determined as if the Participant had not previously received long-term disability benefits, and had instead remained continuously employed by the Company (or any Affiliate) during such period and (C) the other provisions of this Section 6(j) shall nevertheless continue to apply.

iv.   If the Participant has a Separation from Service for any reason other than those set forth in paragraphs (i) through (iii) of this Section 6(j), the Participant’s unvested Options shall be deemed canceled and forfeited on the date of the Participant’s Separation from Service without further consideration to the Participant. Vested Options, if any, shall remain exercisable for a period ending on the earlier of: (A) 90 days following such Separation from Service or (B) the expiration date with respect to the Options, and shall thereafter be deemed canceled and forfeited without further consideration to the Participant.

SECTION 7. STOCK APPRECIATION RIGHTS

(a)  Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom SARs shall be granted, the number of Shares to be covered by each SAR, the exercise price and the conditions and limitations applicable to the exercise of the SAR. A SAR is the right of the Participant to receive upon exercise of such SAR, subject to the Participant’s satisfaction in full of any conditions, restriction, or limitations imposed in accordance with the Plan or any Award Agreement an amount in cash or Shares described under Section 7(c) below.

(b)  Exercise Price. The Committee in its sole discretion shall establish the exercise price at the time each SAR is granted. Except in the case of Substitute Awards, the exercise price of a SAR may not be less than the Fair Market Value on the date of grant of such SAR.

(c)   Exercise. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of SARs, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. Notwithstanding the foregoing, a SAR shall not be exercisable after the expiration of 10 years after the date such SAR was granted.

(d)  Payment. Upon the exercise of a SAR, a Participant shall be entitled to receive an amount in cash or Shares equal in value to the excess of the Fair Market Value (determined as of the date of exercise) per Share over the Exercise Price per Share specified in the related Award Agreement, multiplied by the number of Shares in respect of which the SAR is exercised, less any amount retained or not issued to cover any tax liability or withholding obligations, if necessary.

(e)  Separation from Service. Unless otherwise provided in the Award Agreement documenting a SAR Award, the following general rules will apply to outstanding SAR Awards at the time of a Participant’s Separation from Service:

i.    In the event of a Participant’s Separation from Service for Cause, then all the Participant’s unvested SARs shall be deemed canceled and forfeited on the date

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of such Separation from Service and the Participant’s vested SARs, if any, shall remain exercisable for a period ending on the earlier of: (A) ten days following such Separation from Service or (B) the expiration date with respect to the SAR, and shall thereafter be deemed canceled and forfeited without further consideration to the Participant.

ii.   In the event of a Participant’s Separation from Service by reason of death or Retirement, all unvested SARs that would have been vested on or before the first anniversary of such Separation from Service (had the Participant remained in the employ of the Company or Affiliate) shall vest on the date of such Separation from Service, and the remaining unvested SARs shall be deemed cancelled and forfeited without further consideration to the Participant or his estate, as the case may be. The vested SARs (including those SARs which vest in accordance with the provisions of this Section 7(e)(ii)) shall remain exercisable for a period ending on the earlier of: (A) one year following such Separation from Service or (B) the expiration date with respect to the SAR, and shall thereafter be deemed canceled and forfeited without further consideration to the Participant or his estate, as the case may be.

iii.  This Section 7(e)(iii) applies if the Participant is determined by the insurance carrier under the Company’s then current long-term disability plan to be entitled to receive benefits under such plan and, by reason of such disability, is deemed to have a Separation from Service. For purposes of this Section 7(e)(iii), the “Vesting Acceleration Date” is the latest of (A) the first day of the period for which the Participant is paid such benefits, (B) the date on which the insurance carrier notifies the Company of such determination, or (C) the date of the Participant’s Separation from Service; and the “First Anniversary” is the date which is the one year anniversary of the Vesting Acceleration Date. If the Participant is determined by such insurance carrier to be entitled to receive such long-term disability benefits, (A) all SARs which would have become vested on or before the First Anniversary shall become vested on the Vesting Acceleration Date, and (B) the remaining unvested SARs shall, except as provided in the second following sentence, be deemed canceled and forfeited without further consideration to the Participant on the Vesting Acceleration Date. The vested SARs (including those SARs which vest in accordance with the provisions of this Section 7(e)(iii)) shall remain exercisable for a period ending on the earlier of: (A) the First Anniversary or (B) the expiration date with respect to the SAR, and shall thereafter, except as otherwise provided in the following sentence, be deemed canceled and forfeited without further consideration to the Participant, or his estate, as the case may be. Notwithstanding the foregoing provisions of this Section 7(e)(iii), if the Participant ceases to be entitled to receive future benefits under such long-term disability plan prior to the First Anniversary and returns to active employment with the Company (or Affiliate) no later than the work day next following the last day of the period for which such benefits are paid (and in all events prior to the expiration date of the SAR), then (A) no SARs will be deemed cancelled or forfeited pursuant to this Section 7(e)(iii) on account of such prior absence from employment, (B) the determination of the day on which the SARs shall cease to be exercisable shall instead be determined

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as if the Participant had not previously received long-term disability benefits, and had instead remained continuously employed by the Company (or any Affiliate) during such period and (C) the other provisions of this Section 7(e) shall nevertheless continue to apply.

iv.   If the Participant has a Separation from Service for any reason other than those set forth in paragraphs (i) through (iii) of this Section 7(e), the Participant’s unvested SARs shall be deemed canceled and forfeited on the date of the Participant’s Separation from Service without further consideration to the Participant. Vested SARs, if any, shall remain exercisable for a period ending on the earlier of: (A) 90 days following such Separation from Service or (B) the expiration date with respect to the SARs, and shall thereafter be deemed canceled and forfeited without further consideration to the Participant.

SECTION 8. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

(a)  Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the performance criteria, if any, and level of achievement in relation to the criteria that shall determine the number of Shares of Restricted Stock or Restricted Stock Units granted, issued, and/or vested (provided, however, that any such performance criteria shall conform to the criteria set forth in Section 10 to the extent the Committee determines that the Award needs to comply with Section 162(m) of the Code), the terms and conditions with respect to the vesting and/or forfeiture of the Restricted Stock or Restricted Stock Units (which vesting and/or forfeiture conditions may be in addition to any performance criteria and which may extend beyond the Performance Period, if any, applicable to the Award), and such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Committee.

(b)  Restrictions. The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock or Restricted Stock Units are granted, such action is appropriate, subject in each case to restrictions imposed by applicable law.

(c)   Transfer Restrictions. Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Stock, as provided in the Plan or the applicable Award Agreements. Shares, when issued may be represented by a certificate or a book or electronic entry. Where applicable, certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such Shares to the Participant or the Participant’s legal representative by a certificate or a book or electronic entry.

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(d)	Dividends and Distributions. Dividends and other distributions paid on or in respect of Restricted Stock or dividend equivalents paid on or in respect of Restricted Stock Units may be paid directly to the Participant, or may be reinvested in additional Shares of Restricted Stock or in additional Restricted Stock Units, as determined by the Committee in its sole discretion, at the time the Award is made.

(e)	Separation from Service. Unless otherwise provided in the Award Agreement documenting a Restricted Stock or Restricted Stock Unit Award, the following general rules will apply to outstanding Restricted Stock and Restricted Stock Unit Awards at the time of a Participant’s Separation from Service:

i.	In the event of a Participant’s Separation from Service for Cause, all Restricted Stock or Restricted Stock Units which have not as of the date of such Separation from Service become vested shall be canceled and forfeited effective as of the date of such Separation from Service without further consideration to the Participant.

ii.	In the event of a Participant’s Separation from Service by reason of death or Retirement, all unvested Restricted Stock or Restricted Stock Units that would have become vested on or before the first anniversary of such Separation from Service (had the Participant continued in the employ of the Company or Affiliate) shall vest on the date of such Separation from Service and the remaining unvested Restricted Stock or Restricted Stock Units shall be cancelled and forfeited effective on the date of such Separation from Service without further consideration to the Participant.

iii.

This Section 8(e)(iii) applies if the Participant is determined by the insurance carrier under the Company’s then current long-term disability plan to be entitled to receive benefits under such plan and, by reason of such disability, is deemed to have a Separation from Service. For purposes of this Section 8(e)(iii), the “Vesting Acceleration Date” is the latest of (A) the first day of the period for which the Participant is paid such benefits, (B) the date on which the insurance carrier notifies the Company of such determination, or (C) the date of the Participant’s Separation from Service; and the “First Anniversary” is the date which is the one year anniversary of the Vesting Acceleration Date. If the Participant is determined by such insurance carrier to be entitled to receive such long-term disability benefits, (A) all Restricted Stock or Restricted Stock Units that would have become vested on or before the First Anniversary shall vest on the Vesting Acceleration Date and (B) the remaining unvested Restricted Stock or Restricted Stock Units shall, except as provided in the following sentence, be canceled and forfeited without further consideration to the Participant on the Vesting Acceleration Date. Notwithstanding the foregoing provisions of this Section 8(e)(iii), if the Participant ceases to be entitled to receive future benefits under such long-term disability plan prior to the First Anniversary and returns to active employment with the Company (or Affiliate) no later than the work day next following the last day of the period for which such benefits are paid, then (A) no unvested Restricted Stock or Restricted Stock Units shall be cancelled or forfeited pursuant to this Section 8(e)(iii) on account of such prior absence from employment, (B) the determination of the day on which the unvested Restricted Stock or Restricted Stock Units shall vest shall instead be determined as if the Participant had not previously received long-term disability benefits and had instead remained continuously employed by

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the Company (or Affiliate) during such period and (C) the other provisions of this Section 8(e) shall nevertheless continue to apply.

iv.	If the Participant has a Separation from Service for any reason other than those set forth in paragraphs (i) through (iii) of this Section 8(e), unvested Restricted Stock and Restricted Stock Units shall be cancelled and forfeited as of the date of such Separation from Service without further consideration to the Participants.

(f)	Payment. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee at the time the Award is made. Unless otherwise provided in the Award Agreement, such payment of Restricted Stock Units as aforesaid shall be made as soon as practicable following the satisfaction of any and all vesting or other conditions or restrictions applicable to such Restricted Stock Unit but in no event later than March 15 of the calendar year following the calendar year in which such vesting or other condition or restriction, as applicable, is satisfied.

SECTION 9. OTHER STOCK-BASED AWARDS

(a)	Grant. The Committee shall have authority to grant to Participants an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6, 7 or 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Any such Other Stock-Based Award which is valued in whole or in party by reference to Shares shall be valued based on the Fair Market Value of a Share, on a non-discounted basis. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award, which may include without limitation performance criteria with respect to the granting, issuance and/or vesting of the Other Stock-Based Award (provided, however, that any such performance criteria shall conform to the criteria set forth in Section 10 to the extent the Committee determines that the Award needs to comply with Section 162(m) of the Code), and/or terms and conditions under which the Other Stock-Based Award shall vest or be subject to forfeiture (which vesting and/or forfeiture conditions may be in addition to any performance criteria and which may extend beyond the performance period, if any, applicable to the Award).

(b)	Payment. Unless otherwise provided in the Award Agreement, such payment of Other Stock-Based Awards shall be made as soon as practicable following the satisfaction of any and all vesting or other conditions or restrictions applicable to such Awards but in no event later than March 15 of the calendar year following the calendar year in which such vesting or other condition or restriction, as applicable, is satisfied.

SECTION 10. PERFORMANCE COMPENSATION AWARDS

(a)	General. The Committee shall have the authority, at the time of grant of any Award described in Sections 6 through 9 to designate such Award as a Performance Compensation Award in accordance with the requirements of this Section 10. In

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addition, the Committee shall have the authority to provide that any Award described in Section 8 or 9 (including an Award described in Section 7, 8, or 9 which is also a Performance Compensation Award) may be paid in the form of cash rather than Shares.

(b)	Eligibility. The Committee shall have full discretion to designate which Participants or classes of Participants will be eligible to receive Performance Compensation Awards with respect to a designated Performance Period. The Committee shall exercise such discretion (i) within the first 90 days of the Performance Period (or, with respect to a Performance period of less than one year, prior to the lapse of 25 percent of such Performance Period), in the case of any Participant, or class of Participants, for whom the Performance Compensation Award is intended to be “performance based compensation” within the meaning of Section 162(m) of the Code, and (ii) by such date as the Committee shall determine with respect to any other Participant or class of Participants, provided that at such time the outcome of the Performance Goal(s) for the Performance Period remain substantially uncertain. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 10. Moreover, designation of a Participant as eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant as eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(c)	Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply to the Company and the Performance Formula. The Committee shall exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence, and record the same in writing (i) within the first 90 days of the Performance Period (or, with respect to a Performance Period of less than one year, prior to the lapse of 25 percent of such Performance Period) in the case of any Participant, or class of Participants, for whom the Performance Compensation Award is intended to be “performance-based compensation” within the meaning of Section 162(m) of the Code, and (ii) by such date as the Committee shall determine with respect to any other Participant or class of Participants provided that at such time the outcome of the Performance Goal(s) for the Performance Period remain substantially uncertain. With respect to any Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee (A) shall not provide, in the terms of the Award or otherwise by the exercise of discretion, for any payment of the Award, in whole or in part, under circumstances where the Performance Goals

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may not be achieved (e.g., in the event of retirement or involuntary termination), except that the terms of the Award may provide for payment, without regard to whether the Performance Goals have been achieved, in the event of death, disability or a Change in Control, and (B) shall not establish such other terms and conditions, or exercise its discretion, or otherwise grant such Performance Compensation Award in such amount or manner, as to cause such Award to violate the conditions necessary to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and the regulations thereunder.

(d)	Payment of Performance Compensation Awards.

i.	Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

ii.	Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

iii.	Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 10(d)(iv) hereof, if and when it deems appropriate.

iv.	Use of Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. For Awards granted prior to January 1, 2018, the Committee shall not have the discretion to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the applicable Performance Goal for such Performance Period has not been attained (except that the terms of the Award may provide for full or partial payment, without regard to whether the Performance Goal has been achieved, in the event of a Change in Control or the Participant’s death or disability); or (B) increase any Performance Compensation Award beyond what was earned in accordance with the terms of the Award and the Plan.

v.	Timing of Award Payments. Performance Compensation Awards granted for a Performance Period shall be paid to participants as soon as administratively practicable following the last to occur of (A) the date of completion of the

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certifications required by this Section 10, or (B) if payment for Performance Compensation Award is subject to a vesting or other condition or restriction, the date such vesting or other condition or restriction is satisfied. Notwithstanding the foregoing, unless otherwise provided in the Award Agreement, payment shall in no event take place later than March 15 of the calendar year following the year in which ends the Performance Period (in the case of a Performance Compensation Award not subject to a vesting or other condition or restriction on payment), or March 15 of the calendar year following the calendar year in which such vesting or other condition or restriction, as applicable, is satisfied.

vi.	Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, no Participant may receive a Performance Compensation Award for a Performance Period that relates to Shares which are more than the Individual Share Limit set forth in Section 4(a), less the amount of Shares relating to all other Awards under the Plan received by the Participant for the calendar year in which the Performance Period ends.

SECTION 11. TERMINATION OF EMPLOYMENT/SERVICE

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment/service, including a termination by the Company without Cause, by a Participant voluntarily, or by reason of death, Disability or Retirement.

SECTION 12. CHANGE IN CONTROL

(a)	In General. In the event of a Change in Control, unless otherwise provided in the Award Agreement, or otherwise determined by the Committee, each outstanding Award shall be assumed or substituted by the successor company (or a subsidiary or affiliate of such successor company, as applicable) according to the following terms:

i.	In the case of Performance Compensation Awards, following the Change in Control the assumed or substituted Awards shall be: (1) no longer subject to any Performance Goals; (2) converted to a number of units in the successor company (or a subsidiary or affiliate of such successor company, as applicable) that is equal in value to the target number of units that were granted under the Plan; and (3) contingent on the Participant’s continued performance of services for the successor company (or a subsidiary or affiliate of such successor company, as applicable) through the original vesting date(s) applicable to such Awards.

ii.	In the case of Awards other than Performance Compensation Awards, following the Change in Control the assumed or substituted Awards shall (1) preserve the rights and benefits of such Awards as in effect prior to such assumption or substitution and in the case of Options and SARs, be assumed and substituted with the same intrinsic value, and (2) be subject to substantially similar terms and conditions, such as vesting conditions, of such Award as in effect prior to such assumption or substitution.

Notwithstanding anything to the contrary in the Plan or Award Agreement, and subject to the Committee’s discretion, the assumption or substitution of any Award shall comply in all material respects with the applicable requirements of the Code and the regulations

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issued thereunder such that the Award continues to be exempt from the application of Section 409A of the Code and the regulations thereunder, and to the extent applicable, continues to qualify as compliant with Section 409A of the Code or, as an incentive stock option under Section 422 of the Code. The Committee, in its sole discretion, shall determine whether an Award has been assumed or substituted in accordance with this Section 12(a).

For Awards subject to this Section 12(a), unless otherwise provided in the Award Agreement, in the event that the employment of the Participant is involuntarily terminated by the Company (or its successor) other than for Cause within the one-year period following a Change in Control, all unvested Awards described in Sections 6 through 9 (including without limitation any Awards that have not vested in accordance with Section 12) granted to such Participant shall vest immediately upon such a termination. In the case of such vested Awards that are Options or SARs, such Awards shall become immediately exercisable in accordance with their terms and shall remain exercisable for the remainder of their stated term. In the case of such vested Awards other than Options and SARs, such Awards shall be distributed in accordance with Section 8(f) or Section 9(b). With respect to a Performance Compensation Award described in Section 10 and converted to successor company units under Section 12(a)(i), the number of successor company units that vest shall be based on the number of units converted pursuant to Section 12(a)(i). Such vested Awards shall be distributed in accordance with Section 10(d)(v).

(b)	Accelerated Vesting. For Awards not assumed or substituted in accordance with Section 12(a), unless otherwise provided in the Award Agreement, upon the occurrence of a Change in Control all unvested Awards described in Sections 6 through 9 shall vest immediately prior to the effective time of such Change in Control. With respect to a Performance Compensation Award described in Section 10 that is not assumed or substituted, in the event the Change in Control takes place before the end of the Performance Period, the amount of the Award shall be fixed as the target amount of the Award. Any Awards, other than Options or SARs, that vest in accordance with this Section 12(b), shall be settled in cash or shares, as determined by the Committee in its sole discretion in accordance with Code Section 409A to the extent applicable, within 75 calendar days of the Change in Control. With respect to any outstanding Options or SARs, the Committee may notify the Participant in writing or electronically that such Options or SARs will be exercisable for a period of time (determined by the Committee in its sole discretion) prior to the Change in Control and such Options or SARs will terminate upon the expiration of such period. Notwithstanding anything to the contrary in the Plan or Award Agreement, to the extent there is a Change in Control which constitutes a change in control for purposes of Code Section 409A and the regulations thereunder (“409A Change in Control”), any Award granted on or after August 6, 2013 that is subject to Code Section 409A shall be settled in cash or shares, as determined by the Committee in its sole discretion, within 75 calendar days of the 409A Change in Control.

(c)	To the extent the effect of a Change in Control on any Award granted under the Plan is not otherwise addressed in this Section 12 or the applicable Award Agreement, in order to maintain the Participants’ rights in the event of any Change in Control, the Committee may, in its sole discretion, as to any such Award, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating

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to the vesting, exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee; (ii) provide for the purchase of any such Award; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the successor company (or a subsidiary or affiliate of such successor company, as applicable) after such Change in Control. Notwithstanding anything to the contrary in the Plan or Award Agreement, the Committee will not be required to treat all Awards similarly in the event of a Change in Control.

SECTION 13. AMENDMENT AND TERMINATION

(a)	Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no such amendment, alteration, suspension, discontinuation or termination shall be made without requisite stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply and (ii) any such amendment, alteration, suspension, discontinuance or termination that would adversely affect the material rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary. In addition, the Committee may amend the Plan or any portion thereof at any time to (1) cure any ambiguity or to correct or supplement any provision of the Plan which may be defective or inconsistent with any other provision of the Plan or (2) make any other provisions in regard to matters or questions arising under the Plan which the Committee may deem necessary or desirable and which, in the judgment of the Committee, is not material; provided that no such amendment shall be made without requisite stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board or the Committee deems it necessary or desirable to comply.

(b)

Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary; and provided further that the Committee shall not have the power to amend the terms of previously granted Awards to reduce, or cancel such Awards and grant substitute Awards which would have the effect of reducing the exercise price except pursuant to paragraph (c) or (d) below. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not, without stockholder approval, be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise

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price of the original Options or SARs, nor may the Committee take any action, without stockholder approval, which is considered a “repricing” for purposes of the stockholder approval rules of the Nasdaq Stock Market.

(c)	Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, unless otherwise determined by the Committee, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 162(m) to the extent Section 162(m) applies to an Award.

(d)	Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, unless otherwise provided in the Award Agreement, in the event of any action taken by the Committee to vest part or all of a Participant’s Restricted Stock Unit Award or Performance Compensation Award that would otherwise be forfeited, distribution thereof to the Participant shall be made no later than March 15 of the calendar year following the calendar year in which such vesting occurs.

Notwithstanding anything herein to be contrary, no waiver, amendment, alteration, suspension, discontinuation or termination of an Award by the Committee shall constitute (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right (unless such new stock right does not constitute a deferral of compensation within the meaning of Code Section 409A and the regulations thereunder), (ii) an extension of a stock right, including the addition of any feature for the deferral of compensation, within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(C), or an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Code Section 409A within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E).

Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of Participants) modify, amend or terminate any or all provisions of this Plan and Awards thereunder to the extent necessary to ensure that payments and/or Awards under the Plan are not “deferred compensation” subject to Section 409A of the Code (or, alternatively, conform to the requirements of Section 409A of the Code).

Notwithstanding anything herein to the contrary, in the event (i) the Committee determines that any payment hereunder to a Participant who is a “specified employee” within the meaning of Treas. Reg.§ 1.409A-(1)(i) constitutes “deferred compensation” within the meaning of Section 409A of the Code and the regulations thereunder and does not qualify for an exception from the requirements of Section 409A of the Code, and (ii) such payment is pursuant to the Participant’s Separation from Service, then no such payment shall be made to such Participant during the first six months following such Participant’s Separation from Service and any amount payment of which is delayed by

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reason of the foregoing shall be paid in a single lump sum on the first business day of the seventh month following the Participant’s Separation from Service.

To the extent applicable, it is intended that the Plan and Awards granted hereunder comply with or be exempt from the requirements of Section 409A of the Code and any related regulations or other guidance promulgated thereunder. Accordingly, to the maximum extent permitted, the Plan and the Awards granted hereunder shall be interpreted and administered to be in compliance therewith, to the extent applicable, and if any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Any reservation of rights or discretion by the Company or the Committee hereunder affecting the timing of payment of any Award subject to Section 409A of the Code will only be as broad as is permitted by Section 409A of the Code and any regulations thereunder. While the Company intends that the Plan and Awards granted hereunder comply with or be exempt from the requirements of Section 409A of the Code and any related regulations or other guidance promulgated thereunder, neither the Company or the Committee nor any of their respective affiliates shall be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A of the Code or any other tax consequences relating to Awards under the Plan.

SECTION 14. GENERAL PROVISIONS

(a)	Dividends / Dividend Equivalents. In the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property, provided however, that any such dividends or dividend equivalents shall be paid with respect to an Award only to the extent such Award has been earned and vested, regardless of whether or not such vesting is contingent upon continued employment, the achievement of Performance Goals, or both. For avoidance of doubt, the accrual of dividend equivalent amounts payable upon vesting is permitted.

(b)	Transferability. Except as provided below, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution. Notwithstanding the foregoing, a Participant may transfer any vested Award, other than an Incentive Stock Option, to any person who is a “family member” of the Participant as such term is used in the instructions to Form S-8 (collectively, the “Immediate Family Members”) or to one or more trusts for the exclusive benefit of such Immediate Family Members or partnerships in which such Immediate Family Members are the only partners if the Award Agreement so provides, the transfer is approved by the Committee and the Participant does not receive any consideration for the transfer. Any such transferred Award shall continue to be subject to the same terms and conditions that were applicable to such Award immediately prior to its transfer (except that such transferred Award shall not be further transferable by the transferee).

(c)	No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of employees, non-employee directors, consultants, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

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(d)	Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange or interdealer market system upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e)	Withholding. A Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide in an Award Agreement that a Participant can satisfy the foregoing requirement by electing to have the Company withhold Shares having a Fair Market Value sufficient to satisfy the tax required to be withheld, calculated using maximum applicable tax rates, as determined by the Committee. Such “net settlement” of Shares with respect to an Award is hereby specifically authorized as an alternative for the satisfaction of withholding obligations.

(f)	Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Award Agreement shall prevail.

(g)	No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(h)	No Right to Employment or Continued Service. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate, or if a non-employee director or consultant, to continue to provide services to the Company. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i)	No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award

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Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Stock.

(j)	Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof.

(k)	Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l)	Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal or non-U.S. securities laws and any other laws to which such offer, if made, would be subject.

(m)	No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(n)	No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that

Annexes	159

approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(o)	Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/ or any other information furnished in connection with the Plan by any person or persons other than himself or herself.

(p)	Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or of any Affiliate, except as otherwise specifically provided in such other plan.

(q)	Compliance with Applicable Law. Notwithstanding any provision in the Plan to the contrary, and without the need to obtain the consent of any Participant or of any holder or beneficiary of any Award, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(r)	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(s)	Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(t)	Information Provided to Participants. The Company shall provide financial statements to Participants at least annually and such other information as may be required by law.

(u)	Participants in Foreign Countries. The Committee shall have the authority to adopt such modifications, additional terms and conditions, procedures, and subplans, in each case which may differ from the terms specified in the Plan, as may be necessary or desirable for the Awards to comply with provisions of the laws or policies of foreign countries in which the Company or its Subsidiaries or Affiliates may operate to assure viability of the benefits from Awards granted to Participants performing services in such countries and to facilitate administration of the Plan.

(v)	Clawback Policy. Participants and Awards granted hereunder may be subject to the Company’s incentive recoupment policy.

160	Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

SECTION 15. COMPANY RIGHT TO CANCEL AWARDS

In the event of any of the following:

(a)	the Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by shareholders of the Company in a form other than stock or other equity interests of the surviving entity;

(b)	all or substantially all of the assets of the Company are acquired by another Person;

(c)	the reorganization or liquidation of the Company; or

(d)	the Company consummates a written agreement to undergo an event described in clauses (a), (b) or (c) above, then the Committee may, in its sole discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding Awards and cause the holders thereof to be paid, in cash or stock, or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other shareholders of the Company in the event. The terms of this Section 15 may be varied by the Committee in any particular Award Agreement. The terms of this Section 15 may be varied in appropriate cases to reflect the requirements of Code Section 409A, or to satisfy an exception to Code Section 409A.

SECTION 16. TERM OF THE PLAN

(a)	Expiration Date. No new Awards shall be granted under the Plan after the tenth anniversary of the Amendment Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

OUR VALUES We put Clients First We act with Integrity We are Passionate We lead Innovation We are Effective We are Resilient

NASDAQ, INC. ONE LIBERTY PLAZA 49TH FLOOR NEW YORK, NY 10006 ATTN: EDWARD DITMIRE

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NASDAQ, INC.

The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1.

1.	Election of 10 Directors		For	Against	Abstain
	1a.	Melissa M. Arnoldi	☐	☐	☐	The Board of Directors recommends you vote FOR Proposal 2.		For	Against	Abstain
	1b.	Charlene T. Begley	☐	☐	☐	2.	Advisory vote to approve the company’s executive compensation	☐	☐	☐
	1c.	Steven D. Black	☐	☐	☐	The Board of Directors recommends you vote FOR Proposal 3.		For	Against	Abstain
	1d.	Adena T. Friedman	☐	☐	☐	3.	Approval of the Nasdaq, Inc. Equity Incentive Plan, as amended and restated	☐	☐	☐
	1e.	Essa Kazim	☐	☐	☐	The Board of Directors recommends you vote FOR Proposal 4.		For	Against	Abstain
	1f.	Thomas A. Kloet	☐	☐	☐	4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018	☐	☐	☐
	1g.	John D. Rainey	☐	☐	☐
	1h.	Michael R. Splinter	☐	☐	☐	The Board of Directors recommends you vote AGAINST Proposal 5.		For	Against	Abstain
	1i.	Jacob Wallenberg	☐	☐	☐	5.	A Stockholder Proposal Entitled “Shareholder Right to Act by Written Consent”	☐	☐	☐
	1j.	Lars R. Wedenborn	☐	☐	☐	NOTE: To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

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Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

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E40725-P00754

NASDAQ, INC.

Annual Meeting of Stockholders

April 24, 2018 at 8:30 AM, EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Edward S. Knight and Joan C. Conley, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Nasdaq, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, EDT on April 24, 2018, at Nasdaq MarketSite, 4 Times Square, New York, NY 10036 and any adjournment or postponement thereof. Directions: Available at http://ir.nasdaq.com/annual-meeting-info.cfm.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE